As filed with the Securities and Exchange Commission on March 28, 2007

Registration No. 333-141378

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANNER CORPORATION (Exact name of registrant as specified in its charter)

Washington	6022	91-1691604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer
		Identification Number)
	10 South First Avenue
	Walla Walla, Washington 99362
	(509) 527-3636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert H. Marshall, Vice President Banner Corporation 10 South First Avenue Walla Walla, Washington 99362 (509) 527-3636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicholas G. Demmo, Esq.	Sandra L. Gallagher-Alford, Esq.
Wachtell, Lipton, Rosen & Katz	Davis Wright Tremaine LLP
51 West 52nd Street	777 108th Avenue NE, Suite 2300
New York, New York 10019	Bellevue, Washington 98004
Telephone: (212) 403-1000	Voice: (425) 646-6100
Facsimile: (212) 403-2000	Fax: (425) 646-6199

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the merger described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 28, 2007

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

     On December 18, 2006, we entered into a merger agreement with Banner Corporation providing for the merger of San Juan Financial Holding Company into Banner. Before we can complete the merger, we must obtain the approval of the shareholders of San Juan Financial. We are sending you this document to ask you to vote in favor of the approval and adoption of the merger agreement.

     If the merger is completed, San Juan Financial shareholders will be entitled to receive, in exchange for each share of San Juan Financial common stock they hold at the time of the merger, consideration equal to the pro rata share of (i) 819,277 shares of Banner common stock, plus (ii) $6,000,000 in cash. If, however, the price of Banner common stock at the time the merger is completed is between $36 and $38 or between $46 and $50, Banner will deliver aggregate merger consideration having a value as if the closing price of Banner common stock at the time the merger is completed were $38 or $46, respectively. If the price of Banner common stock at the time the merger is completed is less than $36, San Juan Financial may terminate the merger under certain circumstances, even if it has been previously approved by our shareholders. Similarly, if the price of Banner common stock at the time the merger is completed is more than $50, Banner may terminate the merger under certain circumstances, even if it has been previously approved by our shareholders. In addition, since the merger will be completed after March 31, 2007, San Juan Financial shareholders will become entitled to receive their pro rata share of the amount of any dividends or distributions on Banner common stock with a record date after March 31, 2007 that would have been payable on 819,277 shares of Banner common stock.

     Except as described above, the value of the merger consideration (other than the possible dividends and distributions) will fluctuate with the market price of Banner common stock, which trades on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “BANR.” As an example, based on the closing price of $41.63 of Banner common stock on the Nasdaq on March 26, 2007, and 364,078 San Juan Financial common shares outstanding as of such date, each share of San Juan Financial common stock would be converted into the right to receive approximately $16.48 in cash and approximately 2.2503 shares of Banner common stock, having a market value of approximately $110.16. As an additional example, based on the closing price of $42.43 of Banner common stock on the Nasdaq on December 18, 2006, and 364,078 San Juan Financial common shares outstanding as of such date, each share of San Juan Financial common stock would be converted into the right to receive approximately $16.48 in cash and approximately 2.2503 shares of Banner common stock, having a market value of approximately $111.96.

     Your vote is important. We cannot complete the merger of Banner and San Juan Financial unless San Juan Financial shareholders approve and adopt the merger agreement. San Juan Financial shareholders’ failure to vote will have the same effect as voting against the merger. The special meeting of the shareholders of San Juan Financial will be held at Islanders Bank, Administration Bldg., 545 Park Street, Friday Harbor, Washington 98250 on April 27, 2007 at 5:15 p.m.. The San Juan Financial board of directors unanimously recommends that San Juan Financial shareholders vote FOR approval and adoption of the merger agreement.

     This document gives you detailed information about the shareholder meeting and the proposed merger. We urge you to read this document carefully, including “Risk Factors” beginning on page 12 for a discussion of the risks relating to the merger. You also can obtain information about Banner from documents that it has filed with the Securities and Exchange Commission by following the instructions under “Where You Can Find More Information.” Whether or not you plan to attend the special meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by completing and submitting the enclosed proxy card.

Richard W. Kneipp
President and Chief Executive Officer
San Juan Financial Holding Company

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by Banner under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

     This document is dated March 28, 2007, and is being first mailed to San Juan Financial shareholders on or about March 30, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2007

To the Shareholders of San Juan Financial Holding Company:

     We will hold a special meeting of San Juan Financial shareholders on April 27, 2007, at 5:15 p.m., local time, at Islanders Bank, Administration Bldg., 545 Park Street, Friday Harbor, Washington 98250 for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2006, between Banner Corporation and San Juan Financial Holding Company, as it may be amended from time to time, pursuant to which San Juan Financial will merge with and into Banner;

2.	To vote upon an adjournment or postponement of the San Juan Financial special meeting, if necessary, to solicit additional proxies; and

3.	To transact any other business as may properly be brought before the San Juan Financial special meeting or any adjournment or postponement of the San Juan Financial special meeting.

     Only holders of record of San Juan Financial common stock at the close of business on March 26, 2007 are entitled to notice of, and to vote at, the San Juan Financial special meeting or any adjournments or postponements of the San Juan Financial special meeting. To ensure your representation at the San Juan Financial special meeting, please complete and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the San Juan Financial special meeting.

     The board of directors of San Juan Financial unanimously recommends that San Juan Financial shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

By Order of the Board of Directors,

Richard W. Kneipp
President and Chief Executive Officer

Friday Harbor, Washington
March 28, 2007

ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Banner Corporation from documents filed with the Securities and Exchange Commission, which in this document we refer to as the “SEC,” that are not included in or delivered with this document.

     Banner will provide you with copies of this information relating to Banner, without charge, upon written or oral request to:

Banner Corporation 10 South First Avenue Walla Walla, Washington 99362 Attention: Investor Relations Telephone: (509) 527-3636

     In order to receive timely delivery of the documents in advance of the special meeting, you must request the information no later than April 20, 2007.

     You may also obtain the documents filed by Banner with the SEC at the SEC’s website, “www.sec.gov,” and you may obtain certain of these documents at Banner’s website, “www.bannerbank.com,” by selecting “BANR SEC Filings.” Information contained on the Banner website is expressly not incorporated by reference into this document.

     You should rely only on the information contained in or incorporated by reference into this document to vote on the proposals to San Juan Financial’s shareholders in connection with the merger. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated March 28, 2007. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to San Juan Financial shareholders nor the issuance by Banner of common stock in connection with the merger will create any implication to the contrary.

     This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Banner has been provided by Banner and information contained in this document regarding San Juan Financial has been provided by San Juan Financial.

TABLE OF CONTENTS

Questions and Answers About the Merger	1
Summary	3
Risk Factors	12
Forward-Looking Statements	15
The Special Meeting of San Juan Financial Shareholders	17
General	17
Record Date and Voting	17
Vote Required	18
Revocability of Proxies	18
Solicitation of Proxies	19
The Merger	20
Background of the Merger	20
San Juan Financial’s Reasons for the Merger; Recommendation of San
Juan Financial’s Board of Directors	22
Banner’s Reasons for the Merger	24
Opinion of San Juan Financial’s Financial Advisor	24
Interests of San Juan Financial’s Executive Officers and Directors in the
Merger	28
Listing of Banner Common Stock on the Nasdaq	30
Dissenters’ Rights	31
Accounting Treatment	35
Regulatory Approvals	35
Federal Reserve Board	35
Material U.S. Federal Income Tax Consequences of the Merger	37
Tax Consequences of the Merger Generally	38
Tax Basis and Holding Period	39
Cash Received Instead of a Fractional Share of Banner Common Stock	39
Information Reporting and Backup Withholding	40
Reporting Requirements	40
The Merger Agreement	41
The Merger	41
Effective Time and Completion of the Merger	41
Consideration To Be Received in the Merger	41
Stock Options and Other Stock-Based Awards	42
Conversion of Shares; Exchange of Certificates	43
Representations and Warranties	44
Conduct of Business Pending the Merger	46
Reasonable Best Efforts	49
No Solicitation of Alternative Transactions	49
Employee Matters	51
Indemnification and Insurance	51
Conditions to Complete the Merger	52
Termination of the Merger Agreement	53
Amendment, Waiver and Extension of the Merger Agreement	55
Fees and Expenses	56

-i-

Restrictions on Resales by Affiliates	56
The Companies	57
Banner Corporation	57
San Juan Financial Holding Company	57
Securities Authorized for Issuance Under Equity Plans of San Juan
Financial	57
Security Ownership of Certain Beneficial Owners and Management of San
Juan Financial	58
Market Price and Dividend Data	60
Banner	60
San Juan Financial	60
Comparative Rights of Banner and San Juan Financial Shareholders	61
Legal Matters	66
Experts	66
Other Matters	66
Where You Can Find More Information	67

Agreement and Plan of Merger, dated as of December 18, 2006, between Banner
Corporation and San Juan Financial Holding Company	Annex A

Opinion of McAdams Wright Ragen, Inc., dated December 14, 2006	Annex B

Copy of Chapter 23B.13 of the Washington Business Corporation Act	Annex C

Form of Voting Agreement	Annex D

-ii-

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What matters will be considered at the San Juan Financial shareholder meeting?

A:	At the San Juan Financial special meeting, San Juan Financial shareholders will be asked to vote in favor of approving and adopting the merger agreement.

Q:	Why is my vote important?

A:	The merger agreement must be approved and adopted by the holders of two-thirds of the outstanding shares of San Juan Financial common stock. Accordingly, if a San Juan Financial shareholder fails to vote, or if a San Juan Financial shareholder abstains, that will have the same effect as a vote against approval and adoption of the merger agreement.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this document, please respond as soon as possible so that your shares will be represented and voted at the San Juan Financial special meeting by: completing, signing and dating your proxy card or voting instruction card and returning it in the postage-paid envelope.

Q:	When and where is the shareholder meeting?

A:	The San Juan Financial special meeting will take place at 5:15 p.m. on April 27, 2007. The location of the San Juan Financial special meeting is Islanders Bank, Administration Bldg., 545 Park Street, Friday Harbor, Washington 98250.

Q:	Should I send in my San Juan Financial stock certificates with my proxy card?

A:	No. Please DO NOT send your San Juan Financial stock certificates with your proxy card. Shortly after the merger is completed you will receive a letter of transmittal with instructions, which you should carefully review and follow, regarding how to surrender your San Juan Financial stock certificates.

Q:	How do I vote my shares if my shares are held in “street name”?

A:	You should contact your broker or bank. Your broker or bank can give you directions on how to instruct the broker or bank to vote your shares. Your broker or bank will not vote your shares unless the broker or bank receives appropriate instructions from you. Your failure to vote will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. You should therefore provide your broker or bank with instructions as to how to vote your shares.

Q:	What if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the shareholder meeting. If you are the record holder of your shares, you can do this in any of the three following ways:

by sending a written revocation to the secretary of San Juan Financial in time to be received before the special meeting of shareholders stating that you would like to revoke your proxy;

by properly completing another proxy card that is dated later than the original proxy and returning it in time to be received before the special meeting of shareholders; or

by voting in person at the special meeting of shareholders if your shares of San Juan Financial common stock are registered in your name rather than in the name of a broker or bank.

If you hold your shares in “street name,” you should contact your broker or bank to give it instructions to change your vote.

Q:	Are San Juan Financial shareholders entitled to dissenters’ rights?

A:	Holders of San Juan Financial common stock have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of San Juan Financial common stock. The fair value of the shares of San Juan Financial common stock of dissenting shareholders may be more than, less than or equal to the value of the merger consideration. If you are a San Juan Financial shareholder seeking to preserve your statutory dissenters’ rights, you must carefully follow the procedures described in the section entitled “The Merger—Dissenters’ Rights” on pages 31-34 and prescribed by Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is reprinted in its entirety and attached to this document as Annex C. Your failure to comply precisely with all procedures required by Washington law may result in the loss of your dissenters’ rights.

Q:	Whom can I call with questions about the shareholder meeting or the merger?

A:	If you have questions about the merger or the San Juan Financial special meeting of shareholders or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:

San Juan Financial Holding Company
 225 Blair Avenue
P.O. Box 909
Friday Harbor, Washington 98250
Attention:  Richard W. Kneipp, President & CEO
Telephone:  (360) 378-1243

SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger. See “Where You Can Find More Information” on pages 67-68. Most items in this summary include a page reference directing you to a more complete description of those items.

San Juan Financial Will Merge into Banner (see page 41)

     We propose a merger of San Juan Financial with and into Banner. As a result, Banner will continue as the surviving company.

San Juan Financial Shareholders Will Receive Cash and Shares of Banner Common Stock in the Merger (see pages 41-42)

     If the merger is completed, Banner will deliver 819,277 shares of Banner common stock and $6,000,000 in cash to San Juan Financial shareholders, who will become entitled to receive their pro rata share of this aggregate consideration. If the price of Banner common stock at the time the merger is completed is between $36 and $38, Banner will deliver additional cash or additional shares of Banner common stock such that the aggregate merger consideration to be received by San Juan Financial shareholders will have a value of $37,132,526, which is equal to $6,000,000 plus 819,277 shares of Banner common stock valued at $38 per share. If the price of Banner common stock at the time the merger is completed is between $46 and $50, Banner will deliver less cash or fewer shares of Banner common stock such that the aggregate merger consideration to be received by San Juan Financial shareholders will have a value of $43,686,742, which is equal to $6,000,000 plus 819,277 shares of Banner common stock valued at $46 per share.

     Except as described above, the value of the merger consideration will fluctuate with the market price of Banner common stock. As an example, based on the closing price of $41.63 of Banner common stock on the Nasdaq on March 26, 2007, and 364,078 San Juan Financial common shares outstanding as of such date, each share of San Juan Financial common stock would be converted into the right to receive approximately $16.48 in cash and approximately 2.2503 shares of Banner common stock, having a market value of approximately $110.16.

     In addition, since the merger will be completed after March 31, 2007, San Juan Financial shareholders will become entitled to receive their pro rata share of the amount of any dividends or distributions on Banner common stock with a record date after March 31, 2007 that would have been payable on 819,277 shares of Banner common stock. See “The Merger Agreement—Consideration To Be Received in the Merger.”

What Holders of San Juan Financial Stock Options and Other Equity-Based Awards Will Receive (see pages 42-43)

     When we complete the merger, stock options to acquire San Juan Financial common stock that are outstanding immediately before the completion of the merger will receive a cash payment equal to the excess of the value of the cash and Banner common stock delivered in exchange for each share of San Juan Financial common stock over the exercise price of such stock option. Cash payments for options will be in addition to the cash payments for shares of common stock as described above.

The Merger Has Been Structured to Be Generally Tax-Free to Holders of San Juan Financial Common Stock to the Extent They Receive Banner Common Stock (see page 37)

     The exchange by U.S. holders of San Juan Financial common stock for Banner common stock has been structured to be generally tax free for U.S. federal income tax purposes, except that:

  U.S. holders of San Juan Financial common stock generally will recognize gain, but not loss, to the extent of the cash received; and

  U.S. holders of San Juan Financial common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of Banner common stock that such holders would otherwise be entitled to receive.

     For further information, please refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Dividend Policy of Banner (see pages 43-44)

     The holders of Banner common stock receive dividends if and when declared by the Banner board of directors out of legally available funds. Banner declared quarterly cash dividends of $0.19 per share of common stock for the fourth quarter of 2006 and $0.18 for each of the first three quarters of 2006. Following the completion of the merger, Banner expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Banner board of directors of other relevant factors.

     Prior to completion of the merger, San Juan Financial shareholders will not receive any regular dividends declared and paid by Banner, except that San Juan Financial may dispose of certain assets and declare and pay a special distribution of the after-tax proceeds to San Juan Financial shareholders. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates—Dividends and Distributions.”

San Juan Financial’s Financial Advisor Has Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to San Juan Financial’s Shareholders (see pages 24-28)

     McAdams Wright Ragen, Inc. or “McAdams Wright” has provided an opinion to the San Juan Financial board of directors, dated as of December 14, 2006, that, as of that date, and subject to and based upon the qualifications and assumptions set forth in its opinion, the consideration to be received by the holders of San Juan Financial common stock in the merger was fair, from a financial point of view, to such shareholders. We have attached to this document the full text of McAdams Wright’s opinion as Annex B, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by McAdams Wright in connection with its opinion. We urge you to read the opinion in its entirety. The opinion of McAdams Wright is addressed to the board of directors of San Juan Financial and is among many factors considered by the board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement. It is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement. Pursuant to an engagement letter between San Juan Financial and McAdams Wright, San Juan Financial has agreed to pay McAdams Wright a fee, a substantial portion of which is payable only upon completion of the merger.

San Juan Financial’s Board of Directors Recommends that San Juan Financial Shareholders Vote “FOR” Approval and Adoption of the Merger Agreement (see page 22-24)

     San Juan Financial’s board of directors has unanimously determined that the merger and the merger agreement are advisable to, and in the best interests of, San Juan Financial shareholders and unanimously recommends that San Juan Financial shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

     In reaching its decision to approve the merger agreement, San Juan Financial’s board of directors consulted with certain of its senior management and with its legal and financial advisors and also considered the factors described under “The Merger—San Juan Financial’s Reasons for the Merger; Recommendation of San Juan Financial’s Board of Directors.”

Interests of San Juan Financial Executive Officers and Directors in the Merger (see pages 28-30)

     In considering the information contained in this document, you should be aware that San Juan Financial’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of San Juan Financial shareholders. These additional interests of San Juan Financial’s executive officers and directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder.

     San Juan Financial’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For information concerning these interests, please see the discussion under the caption “The Merger—Interests of San Juan Financial Executive Officers and Directors in the Merger.”

Non-Solicitation (see pages 49-50)

     San Juan Financial has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. However, San Juan Financial may respond to unsolicited proposals in certain circumstances if required by its board of directors’ fiduciary duties. Upon receiving any such proposal, San Juan Financial must promptly notify Banner.

Conditions to Completion of the Merger (see pages 52-53)

     Each of Banner’s and San Juan Financial’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions including:

  the approval and adoption of the merger agreement by San Juan Financial shareholders; and

  the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

     Each of Banner’s and San Juan Financial’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

  the receipt by the party of a legal opinion from its counsel to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes;

  the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger; and

  the other company’s representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement.

     Banner’s obligation to complete the merger is further subject to the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on San Juan Financial or Banner, with materiality being measured on a scale relative to San Juan Financial.

Termination of the Merger Agreement (see pages 53-55)

     Banner and San Juan Financial may mutually agree at any time to terminate the merger agreement without completing the merger, even if shareholders have approved the merger. Also, either of Banner or San Juan Financial can terminate the merger agreement in various circumstances, including the following:

  if a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non- appealable;

  if the merger is not completed by July 31, 2007 (other than because of a breach of the merger agreement caused by the party seeking termination);

  if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

  if the approval and adoption of the merger agreement by San Juan Financial shareholders is not obtained.

     Banner may also terminate the merger agreement:

  if San Juan Financial has materially breached its “non-solicitation” obligations described under “The Merger Agreement—No Solicitation of Alternative Transactions”;

  if San Juan Financial’s board has failed to recommend in this proxy statement/prospectus the approval of the merger agreement by its shareholders, recommended any alternative transaction proposals with third parties or failed to call a meeting of its shareholders; or

  if the ten-day average closing price of Banner common stock exceeds $50 (subject to San Juan Financial’s right to accept a reduction in the merger consideration and thereby prevent such termination as described under “The Merger Agreement— Termination of the Merger Agreement”).

     The merger agreement will terminate automatically, unless the San Juan Financial board of directors unanimously determines otherwise, if the ten-day average closing price of Banner common stock is less than $36 (subject to Banner’s right to increase the merger consideration and thereby prevent such termination as described under “The Merger Agreement—Termination of the Merger Agreement”).

Dissenters’ Rights (see pages 31-34)

     Under Washington law, if San Juan Financial shareholders want to assert their right to dissent from the merger and seek the fair value of their shares of San Juan Financial common stock, San Juan Financial shareholders must follow carefully the procedures described in Annex C, and summarized at pages 31-34 of this document.

San Juan Financial Will Hold its Special Meeting on April 27, 2007 (see pages 17-19)

     The San Juan Financial special meeting will be held at Islanders Bank, Administration Bldg., 545 Park Street, Friday Harbor, Washington 98250, on April 30 at 5:15 p.m., local time. At the special meeting, San Juan Financial shareholders will be asked:

  to approve and adopt the merger agreement;

  to vote upon an adjournment or postponement of the San Juan Financial special meeting, if necessary, to solicit additional proxies; and

  to transact any other business as may properly be brought before the San Juan Financial special meeting or any adjournment or postponement of the San Juan Financial special meeting.

     You can vote at the San Juan Financial special meeting if you owned San Juan Financial common stock at the close of business on March 26, 2007. On that date, there were 364,078 shares of San Juan Financial common stock outstanding and entitled to vote, approximately 28.14% of which were owned and entitled to be voted by San Juan Financial directors and executive officers and their affiliates. You can cast one vote for each share of San Juan Financial common stock you owned on that date. In order to approve and adopt the merger agreement, the holders of two-thirds of the outstanding shares of San Juan Financial common stock entitled to vote must vote in favor of doing so.

San Juan Financial’s Directors Have Agreed to Vote in Favor of the Merger (page 22-24)

     In consideration of Banner agreeing to enter into the merger agreement, each of the members of our board of directors entered into support agreements with Banner under which they agreed to vote, and gave Banner an irrevocable proxy to vote, their shares of San Juan Financial common stock in favor of the merger agreement and against any competing acquisition transaction. The shares subject to these support agreements represent approximately 27.94% of the outstanding shares of San Juan Financial common stock as of the record date. A form of the support agreement is attached to this proxy statement as Annex D.

Regulatory Approvals Required for the Merger (see pages 35-36)

     Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Federal Reserve Board. Banner and San Juan Financial have completed filing all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will get them.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Banner common stock trades on the Nasdaq under the symbol “BANR.” The following table presents the closing sale prices of Banner common stock on December 18, 2006, the last trading day before we announced the merger agreement and March 26, 2007, the last practicable trading day prior to mailing this document. The table also presents the equivalent value of the merger consideration per share of San Juan Financial common stock on those dates, assuming 364,078 San Juan Financial common shares outstanding as of such dates.

	Banner	Equivalent
Date	Closing Price	Per Share Value
December 18, 2006	$ 42.43	$ 111.96
March 26, 2007	$ 41.63	$ 110.16

     The market price of Banner common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Banner common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANNER

     Set forth below are highlights from Banner’s consolidated financial data as of and for the years ended December 31, 2002 through 2006. You should read this information in conjunction with Banner’s consolidated financial statements and related notes included in Banner’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 67.

Banner—Summary of Consolidated Financial Data

		At or For the Years Ended December 31

	2006	2005	2004	2003	2002

Period End Balances (in thousands)
Total assets	$ 3,495,566	$ 3,040,555	$ 2,897,067	$ 2,635,313	$ 2,263,172
Loans receivable, net	2,930,455	2,408,833	2,063,238	1,700,865	1,546,927
Cash and securities (1)	347,410	427,681	649,516	779,472	567,385
Deposits	2,794,592	2,323,313	1,925,909	1,670,940	1,497,778
Borrowings	404,330	459,821	723,842	738,699	546,945
Stockholders’ equity	250,227	221,665	215,220	202,800	190,377
Shares outstanding excluding
unearned, restricted shares held in
ESOP	12,074	11,782	11,482	11,039	10,791

Operating Data (in thousands)
Interest income	243,019	$ 190,160	$ 156,230	$ 140,441	$ 144,276
Interest expense	116,114	81,377	59,915	59,848	65,969
Net interest income	126,905	108,783	96,315	80,593	78,307
Provision for loan losses	5,500	4,903	5,644	7,300	21,000
Net interest income after provision
for loan losses	121,405	103,880	90,671	73,293	57,307

Mortgage banking operations	5,824	5,647	5,522	9,447	6,695
Gain (loss) on sale of securities	65	(7,302)	141	63	27
Other operating income	14,686	12,199	11,305	10,071	9,155
Insurance recovery, net proceeds	(5,350)	-	-	-	-
FHLB prepayment penalties	-	6,077	-	-	-
Other operating expenses	99,731	91,471	79,714	69,876	60,445

Income before provision for income
taxes	47,599	16,876	27,925	22,998	12,739
Provision for income taxes	15,436	4,432	8,585	6,891	3,479

Net income	$ 32,163	$ 12,444	$ 19,340	$ 16,107	$ 9,260

		At or for the Years Ended December 31

	2006	2005	2004	2003	2002

Per Share Data
Net income:
Basic	2.70	$ 1.08	$ 1.74	$ 1.49	$ 0.85
Diluted	2.63	1.04	1.65	1.44	0.82
Stockholders’ equity (2)	20.72	18.81	18.74	18.37	17.64
Cash dividends	0.73	0.69	0.65	0.61	0.6
Dividend payout ratio (basic)	27.04%	63.89%	37.36%	40.94%	70.59%
Dividend payout ratio (diluted)	27.76%	66.35%	39.39%	42.36%	73.17%

		At or for the Years Ended December 31

	2006	2005	2004	2003	2002

Key Financial Ratios
Performance Ratios:
Return on average assets (3)	0.97%	0.41%	0.70%	0.66%	0.43%
Return on average equity (4)	13.54	5.62	9.22	8.21	4.71
Average equity to average assets	7.20	7.26	7.62	8.03	9.13
Interest rate spread (5)	3.97	3.72	3.65	3.47	3.8
Net interest margin (6)	4.08	3.79	3.71	3.53	3.91
Non-interest income to average assets	0.62	0.35	0.62	0.8	0.74
Non-interest expense to average
assets	2.86	3.20	2.90	2.86	2.81
Efficiency ratio (7)	64.00	81.75	70.37	69.75	64.18
Average interest-earning assets to
interest-bearing liabilities	102.81	102.66	102.92	102.31	103.14

Asset Quality Ratios:
Allowance for loan losses as a percent
of total loans at end of period	1.20	1.27	1.41	1.51	1.69
Net charge-offs as a percent of
average outstanding loans during
the period	0.03	0.16	0.11	0.47	0.78
Non-performing assets as a percent of
total assets	0.43	0.36	1.20	1.20	1.86
Ratio of allowance for loan losses to
non-performing loans (8)	2.53	2.96	1.86	0.92	0.74

Consolidated Capital Ratios:
Total capital to risk-weighted assets	11.80	12.29	12.24	12.77	12.96
Tier 1 capital to risk-weighted assets	9.53	10.17	10.94	11.48	11.66
Tier 1 leverage capital to average assets	8.76	8.59	8.93	8.73	8.77

(1)	Includes securities available for sale and held to maturity.
(2)	Calculated using shares outstanding excluding unearned restricted shares held in ESOP.
(3)	Net income divided by average assets.
(4)	Net income divided by average equity.
(5)	Difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest income before provision for loan losses as a percent of average interest-earning assets.
(7)	Other operating expenses divided by the total of net interest income before loan losses and other operating income (non- interest income).
(8)	Non-performing loans consist of nonaccrual and 90 days past due loans.

RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this document, including Banner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the matters addressed under the heading “Forward-Looking Statements” beginning on page 15 of this document, you should carefully consider the following risk factors in deciding whether to vote to approve and adopt the merger agreement.

As a Result of the Merger, Shareholders of San Juan Financial Will Be Subject to the Risks Attendant to Banner’s Business.

     If the merger is completed, San Juan Financial shareholders will become shareholders of Banner and will be subject to the risks facing Banner and its business. These risks include the risk that changes in interest rates adversely affect Banner’s earnings or economic value, that general economic or political conditions, and particularly economic conditions in Washington, Oregon and Idaho, are less favorable than expected; that competitive pressure among financial services companies limits Banner’s ability to grow or profitability and other risks and uncertainties that Banner discusses or identifies in its public filings with the SEC.

Banner grows its business in part by acquiring from time to time other financial services companies, and these acquisitions present a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses.

     Acquisitions of other financial services companies present risks to Banner other than those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including integration costs) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions may involve entry into new businesses or new geographic or other markets where Banner does not have prior experience. As a regulated financial institution, Banner’s pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. The integration of the acquired business into Banner’s may result in additional future costs and expenses arising as a result of those issues.

     Banner’s pending acquisition of F&M Bank presents many of the risks and uncertainties related to acquisition transactions themselves and to the integration of the acquired businesses into Banner described above.

Because the Market Price of Banner Common Stock Will Fluctuate, San Juan Financial Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

     Upon completion of the merger, each share of San Juan Financial common stock will be converted into the right to receive merger consideration consisting of shares of Banner common stock and cash pursuant to the terms of the merger agreement. Any change in the market price of Banner common stock prior to completion of the merger will affect the value of the merger consideration that San Juan Financial shareholders will receive upon completion of the merger. Accordingly, at the time of the San Juan Financial special meeting, San Juan Financial shareholders will not necessarily know or be able to calculate the value of the consideration they would receive upon completion of the merger. San Juan Financial is not permitted to resolicit the vote of San Juan Financial shareholders solely because of changes in the market prices of Banner common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Banner’s businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Banner common stock.

San Juan Financial Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

     After the merger’s completion, San Juan Financial shareholders will own a significantly smaller percentage of Banner than they currently own of San Juan Financial. Following completion of the merger, San Juan Financial shareholders will own approximately 5.9% of the combined company on a fully diluted basis (or approximately 5.2% of the combined company on a fully diluted basis assuming the prior completion of Banner’s pending acquisition of F&M Bank). Consequently, San Juan Financial shareholders may be able to exercise less influence over the management and policies of Banner than they currently exercise over the management and policies of San Juan Financial.

The Merger Agreement Limits San Juan Financial’s Ability to Pursue Alternatives to the Merger.

     The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit San Juan Financial’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of San Juan Financial. Although San Juan Financial’s board of directors is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines that the failure to do so would violate its fiduciary duties, taking such actions or similar actions (including San Juan Financial withdrawing or modifying, in a way adverse to Banner, its recommendation to its shareholders that they vote in favor of the merger) would entitle Banner to terminate the merger agreement. See “The Merger Agreement—No Solicitation of Alternative Transactions.” The merger agreement also requires San Juan Financial to Banner a termination fee of $1 million if the merger agreement is terminated in specified circumstances. See “The Merger Agreement—Termination of the Merger Agreement—Payment of Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of San Juan Financial from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire San Juan Financial than it might otherwise have proposed to pay.

San Juan Financial Executive Officers and Directors Have Financial Interests in the Merger that Are Different from, or in Addition to, the Interests of San Juan Financial Shareholders.

     Executive officers of San Juan Financial negotiated the terms of the merger agreement, and San Juan Financial’s board of directors unanimously approved and recommended that San Juan Financial’s shareholders vote to approve and adopt the merger agreement. In considering these facts and the other information contained in this document, you should be aware that San Juan Financial’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of San Juan Financial’s shareholders. Please see

“Summary—Interests of San Juan Financial Executive Officers and Directors in the Merger” and “The Merger—Interests of San Juan Financial Executive Officers and Directors in the Merger” for further information about these interests.

The Voting Agreements Limit San Juan Financial’s Ability to Pursue Alternatives to the Merger.

     The merger agreement must be approved by the holders of two-thirds of the outstanding shares of San Juan Financial common stock entitled to vote at the special meeting. The members of the board of directors of San Juan Financial, who in the aggregate have the power to vote approximately 27.94% of the outstanding shares of San Juan Financial common stock, have each executed voting agreements with Banner pursuant to which they have agreed to vote their shares of San Juan Financial common stock in favor of the merger and against any competing business combination transaction.

The Merger is subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on Banner.

     Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and other authorities in the United States. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Banner is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on San Juan Financial or Banner, measured on a scale relative to San Juan Financial, but Banner could choose to waive this condition.

The Shares of Banner Common Stock to be Received by San Juan Financial Shareholders as a Result of the Merger Will Have Different Rights from the Shares of San Juan Financial Common Stock.

     Upon completion of the merger, San Juan Financial shareholders will become Banner shareholders and their rights as shareholders will be governed by the articles of incorporation and by-laws of Banner. The rights associated with San Juan Financial common stock are different from the rights associated with Banner common stock. See the section of this document titled “Comparative Rights of Banner and San Juan Financial Shareholders” beginning on page 61 for a discussion of the different rights associated with Banner common stock.

FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Banner, San Juan Financial and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

     The forward-looking statements involve certain risks and uncertainties. The ability of either Banner or San Juan Financial to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Banner that are incorporated herein by reference, as well as the following:

  those risks and uncertainties Banner discusses or identifies in its public filings with the SEC;

  the risk that the business San Juan Financial will not be integrated into the Banner corporate structure successfully or such integration may be more difficult, time- consuming or costly than expected;

  revenues following the merger may be lower than expected;

  competitive pressure among financial services companies increases significantly;

  general economic conditions are less favorable than expected;

  changes in the interest rate environment reduce interest margins and impact funding sources;

  changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

  changes in market rates and prices may adversely impact the value of financial products and assets;

  legislation or regulatory environments, requirements or changes adversely affect businesses in which either company is engaged;

  litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

  deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

  the ability to obtain governmental approvals of the merger on the proposed terms and schedule.

     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

     All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Banner or San Juan Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Banner and San Juan Financial undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF SAN JUAN FINANCIAL SHAREHOLDERS

General

     This document is being furnished to San Juan Financial shareholders in connection with the solicitation of proxies by the San Juan Financial board of directors to be used at the special meeting of San Juan Financial shareholders to be held on April 27, 2007 at 5:15 p.m., local time, at Islanders Bank, Administration Bldg., 545 Park Street, Friday Harbor, Washington 98250, and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to San Juan Financial shareholders on or about March 30, 2007.

Record Date and Voting

     The San Juan Financial board of directors has fixed the close of business on March 26, 2007 as the record date for determining the holders of shares of San Juan Financial common stock entitled to receive notice of and to vote at the San Juan Financial special meeting. Only holders of record of shares of San Juan Financial common stock at the close of business on that date will be entitled to vote at the San Juan Financial special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 364,078 shares of San Juan Financial common stock outstanding, held by approximately 248 holders of record.

     Each holder of shares of San Juan Financial common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the San Juan Financial special meeting and at any adjournment or postponement of that meeting. In order for San Juan Financial to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of San Juan Financial common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the meeting (and not revoked as described below).

     If your proxy card is properly executed and received by San Juan Financial in time to be voted at the San Juan Financial special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide San Juan Financial with any instructions, your shares will be voted “FOR” the approval and adoption of the merger agreement, “FOR” any adjournment or postponement of the San Juan Financial special meeting that may be necessary to solicit additional proxies and, with respect to any other proposal properly brought before the meeting, in accordance with the best judgment of the persons named in the enclosed form of proxy.

     If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the approval and adoption of the merger agreement.

Vote Required

     At the San Juan Financial special meeting, San Juan Financial shareholders will be asked to vote on the proposal to approve and adopt the merger agreement with Banner, which requires the affirmative vote of the holders of two-thirds of the outstanding shares of San Juan Financial common stock.

     As noted above, approval and adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of San Juan Financial common stock. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present but will have the same effect as a vote against approval of the proposal. The required vote of San Juan Financial shareholders on the merger agreement is based upon the number of outstanding shares of San Juan Financial common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the San Juan Financial special meeting or the abstention from voting by San Juan Financial shareholders, or the failure of any San Juan Financial shareholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as an “AGAINST” vote with respect to the approval and adoption of the merger agreement.

     Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares of San Juan Financial common stock represented at the San Juan Financial special meeting, whether or not a quorum is present.

As of the record date:

  San Juan Financial directors and executive officers and their affiliates owned and were entitled to vote approximately 102,469 shares of San Juan Financial common stock, representing approximately 28.14% of the outstanding shares of San Juan Financial common stock. The directors have agreed to vote their shares of San Juan Financial common stock in favor of the proposals to be presented at the special meeting, including the merger.

  Banner directors and executive officers and their affiliates owned and were entitled to vote no shares of San Juan Financial common stock. Banner owns no shares of San Juan Financial common stock.

Revocability of Proxies

     The presence of a shareholder at the San Juan Financial special meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

  submitting a written revocation to San Juan Financial’s corporate secretary that is received prior to the meeting;

  submitting another proxy by mail that is dated later than the original proxy and that is received prior to the meeting; or

  attending the San Juan Financial special meeting and voting in person if your shares of San Juan Financial common stock are registered in your name rather than in the name of a broker, bank or other nominee.

     If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of San Juan Financial may solicit proxies for the San Juan Financial special meeting from San Juan Financial shareholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. San Juan Financial also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

     Banner and San Juan Financial will share equally the expenses incurred in connection with the printing and mailing of this document.

THE MERGER

Background of the Merger

     Periodically, the board of directors and management of San Juan Financial have reviewed San Juan Financial’s future prospects from the perspective of the long-term interests of San Juan Financial and its shareholders. These reviews focused on San Juan Financial’s prospects for earnings and asset growth, ability to meet liquidity demands of shareholders and the viability of independent operations in accordance with San Juan Financial’s business plan. Over the years, interested parties have contacted San Juan Financial to explore the possibility of a business combination. Until the middle of 2006, San Juan Financial elected not to engage in discussions regarding these opportunities, believing that it was in the best interests of San Juan Financial and its shareholders for San Juan Financial to remain an independent entity.

     In June 2006, at the request of the board Mr. Kneipp contacted McAdams Wright for assistance in developing a plan for investigating strategic alternatives available to San Juan Financial to enhance and maximize shareholder value, including a possible business combination. The board of directors also considered other methods for enhancing shareholder value, including reorganizing and electing S corporation status for federal income tax purposes. At a meeting held on June 17, 2006, the board of directors discussed at length strategic alternatives, including the possible sale of the company. Following that discussion, the board concluded that it would be in the best interests of the company and its shareholders to investigate what business combination opportunities might be available to more rapidly grow and expand San Juan Financial’s business, improve the liquidity of stock in the hands of its shareholders and enhance shareholder value. As a result, the board engaged McAdams Wright as its financial advisor.

     McAdams Wright worked with management and prepared a proposal for soliciting indications of interest in acquiring San Juan Financial. During these preparations the board received an unsolicited inquiry from another financial institution to discuss a potential transaction with San Juan Financial. The board met on July 18, 2006, discussed the solicitation plan and the unsolicited inquiry, and based on a report from McAdams Wright, authorized McAdams Wright to contact a limited number of qualified prospects to determine their interest in pursuing a business combination with San Juan Financial.

     Between July 18, 2006 and August 30, 2006, McAdams Wright contacted six potential acquirers, including Banner and the party that had made the unsolicited inquiry, to determine their level of interest in a possible transaction with San Juan Financial. All of the parties contacted expressed interest, signed a confidentiality agreement, and were provided with confidential information about San Juan Financial. All of the parties also conducted additional preliminary due diligence and met with Mr. Kneipp and a representative of McAdams Wright. On September 21, 2006, two of the parties determined to continue exploring a potential transaction and submitted written preliminary indications of interest to San Juan Financial.

     The board met on October 5, 2006 and discussed each offer in detail. The discussions included review of the proposals (including pricing and other deal terms) and information regarding the offerors, their financial performance, the nature, value and prospects for future appreciation and liquidity of the shares of common stock that would be received by San Juan Financial shareholders in the proposed transactions, among other factors. The board was assisted in its review by Sandra Gallagher-Alford, Esq. of Davis, Wright, Tremaine LLP, San Juan Financial’s legal counsel, and Mr. Robert J. Rogowski of McAdams Wright. Following its consideration of the proposals, the board authorized McAdams Wright to contact the parties in order to clarify certain terms of the offers and request certain revisions.

     Both parties presented revised offers on October 9, 2006. The board met on October 10, 2006 to discuss the two revised offers in detail. The board again reviewed each revised proposal, including the factors discussed at the board meeting on October 5, 2006 and including input on various issues from San Juan Financial’s legal and financial advisors. Based on a review and consideration of the terms and conditions of the offers submitted, the San Juan Financial board determined that it was in the best interests of the company and its shareholders to pursue a transaction with Banner.

     Between October 11, 2006 and December 13, 2006, representatives of San Juan Financial and Banner (including their respective legal counsel) negotiated the definitive transaction documents and continued their mutual due diligence review. Senior management of San Juan Financial and Banner continued to discuss the strategic and financial merits of a possible transaction. Based on these negotiations and discussions, the respective management teams of Banner and San Juan Financial agreed to recommend to their respective boards of directors a merger of San Juan Financial into Banner on terms including aggregate consideration of $6 million in cash, 819,277 shares of Banner common stock, together with dividends that would be payable on the stock component of the merger consideration after March 31, 2007 if the merger had not been completed by that date and a special distribution equal to the after tax proceeds of the sale of San Juan Financial’s interest in San Juan Title LLC.

     At a special meeting of San Juan Financial’s board of directors on December 14, 2006, Mr. Rogowski of McAdams Wright discussed with the board the terms of the proposed transaction with Banner, including an analysis of comparable transactions and the financial position and valuation of Banner and expressed the view that the proposed transaction was fair, from a financial point of view, to San Juan Financial’s shareholders. Ms. Gallagher-Alford of Davis, Wright, Tremaine LLP advised the board of their fiduciary duties and then reviewed with the board the merger agreement and related agreements that had been negotiated with Banner. Throughout the presentations, Mr. Rogowski and Ms. Gallagher-Alford responded to numerous comments and questions of the San Juan Financial board.

     San Juan Financial’s board considered the financial performance, stock performance, market position, growth prospects, business strategy and other matters concerning Banner. The board evaluated the proposed transaction in relation to the current value of San Juan Financial’s common stock and management’s estimates of the future value of San Juan Financial as an independent entity. After a thorough discussion, San Juan Financial’s board determined that a business combination with Banner would provide greater enhancement to shareholder value than continuing as an independent institution, even with an S corporation reorganization and election. As a result, the board unanimously approved the merger agreement and instructed management to execute and deliver the merger agreement.

     The Banner board of directors held a special meeting on December 14, 2006 and again discussed the contemplated merger. During this meeting, the Banner board of directors discussed and heard presentations from Banner management and Banner’s outside advisors. Following these discussions, and review and discussion among the members of the Banner board of directors, the Banner board of directors determined that proposed transaction was in the best interests of Banner and its shareholders, and the directors voted unanimously to approve the merger with San Juan Financial.

     Following completion of these board meetings, the parties and their counsel finalized the merger agreement and related documentation. The merger agreement was subsequently executed and delivered on December 18, 2006 and the transaction was announced before the market opened on the morning of December 19, 2006 in a press release issued jointly by Banner and San Juan Financial.

San Juan Financial’s Reasons for the Merger; Recommendation of San Juan Financial’s Board of Directors

     In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the San Juan Financial board of directors consulted with San Juan Financial’s management, as well as its legal and financial advisors, and considered a number of factors, including:

  the value to be received by San Juan Financial shareholders, including differing values based on fluctuating prices of Banner common stock;

  the enhanced liquidity of Banner common stock as compared to San Juan Financial common stock;

  the opportunity for each San Juan Financial shareholder to participate in the growth of the combined business through the stock component of the merger consideration;

  the opinion of McAdams Wright, San Juan Financial’s financial advisor, that as of the date of the merger agreement the consideration to be received by San Juan Financial shareholders was fair from a financial point of view and McAdams Wright’s presentation regarding its analyses of the business, financial condition and prospects of Banner;

  the fact that the existing management team of San Juan Financial was expected to remain in place and continue to operate San Juan Financial’s business and service its customers;

  its familiarity with the current economic climate and the conditions affecting the financial services industry and regional banks in particular, including the interest rate environment;

  its knowledge of, and the presentation of San Juan Financial senior management regarding, the respective business, operations, financial condition, earnings and prospects of San Juan Financial and Banner;

  the complementary geographic footprints of San Juan Financial and Banner, the absence of branch overlap and the fact that San Juan Financial’s clients have strong ties to Seattle-Tacoma-Bellevue, Washington metropolitan areas, in which Banner has an existing presence;

  the broadened product portfolio that will become available to San Juan Financial customers;

  the expected treatment of the merger as a “reorganization” for United States federal income tax purposes, generally tax-free to the extent of Banner common stock received and taxable to the extent of cash received, by San Juan Financial shareholders;

  the terms of the merger agreement, including the non-solicitation and shareholder approval covenants;

  the approvals required from regulators and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

  the existence and nature of the voting agreements;

  the fact that some of San Juan Financial’s directors and executive officers have other interests in the merger that are in addition to their interests as San Juan Financial shareholders, including as a result of change in control agreements and compensation arrangements with San Juan Financial and the manner in which they would be affected by the merger. See “—Interests of San Juan Financial Executive Officers and Directors in the Merger.”

     The foregoing discussion of the factors considered by the San Juan Financial board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the San Juan Financial board of directors. In reaching its decision to approve the merger and the merger agreement, the San Juan Financial board of directors did not quantify or assign any relative weight to the factors considered, and individual directors may have given different weight to different factors. The San Juan Financial board of directors considered all these factors as a whole, including discussions with, and questioning of, San Juan Financial management and San Juan Financial’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The San Juan Financial board of directors also relied on the experience of McAdams Wright, its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness of the consideration in the merger to San Juan Financial’s shareholders.

     For the reasons set forth above, the San Juan Financial board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of San Juan Financial and its shareholders, and unanimously approved and adopted the merger agreement. The San Juan Financial board of directors unanimously recommends that the San Juan Financial shareholders vote “FOR” the approval and adoption of the merger agreement.

Banner’s Reasons for the Merger

     The Banner board of directors has unanimously approved the merger agreement and believes that the merger joins two well-managed companies, providing strategic and financial benefits to Banner shareholders. In reaching this conclusion, the Banner board considered a number of factors, including, among other factors: the current environment in the financial services industry; its knowledge of each company’s business, management team, financial condition and prospects; the potential financial impact of the merger on Banner; the impact of the transaction on Banner’s footprint in the Pacific Northwest; and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

Opinion of San Juan Financial’s Financial Advisor

     San Juan Financial retained McAdams Wright as its exclusive financial advisor pursuant to an engagement letter dated July 18, 2006, to assist it in soliciting and analyzing a possible business combination with another financial institution. McAdams Wright is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The San Juan Financial board selected McAdams Wright to act as San Juan Financial’s exclusive financial advisor based on McAdams Wright’s experience in mergers and acquisitions and in securities valuation generally.

     At the December 14, 2006 meeting of San Juan Financial’s Board, McAdams Wright delivered its oral and written opinion that, as of such date, the terms of the merger as set forth in the merger agreement were fair, from a financial point of view, to San Juan Financial’s shareholders. The full text of McAdams Wright’s opinion, which sets forth the assumptions made, matters considered, and limits on its review, is attached to this proxy statement/prospectus as Annex B. The summary of McAdams Wright’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. San Juan Financial shareholders are urged to read the entire McAdams Wright opinion letter.

     The McAdams Wright opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by San Juan Financial shareholders in the merger, and does not constitute a recommendation to any San Juan Financial shareholder as to how such shareholder should vote at the special meeting. The McAdams Wright opinion is directed only to the consideration offered in the merger, and does not address the relative merits of the merger, nor does it address the Board’s decision to proceed with the merger.

     In rendering its opinion to San Juan Financial, McAdams Wright reviewed, among other things, the merger agreement, historical financial data of San Juan Financial, certain internal financial data and assumptions of San Juan Financial prepared for financial planning and budgeting purposes furnished by the management of San Juan Financial and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks and change of control transactions on a national basis involving institutions deemed to be similar to San Juan Financial. McAdams Wright discussed with the management of San Juan Financial the financial condition, current operating results, and business outlook for San Juan Financial. McAdams Wright also reviewed certain publicly available information concerning Banner, including certain financial and securities data. McAdams Wright discussed with Banner’s management the financial condition, the current operating results, and business outlook for Banner, and Banner’s plans relating to San Juan Financial. In rendering its opinion, McAdams Wright relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Banner or San Juan Financial, nor was it furnished any such appraisals. San Juan Financial did not impose any limitations on the scope of the McAdams Wright investigation in arriving at its opinion.

     The merger agreement provides for the delivery by Banner of 819,277 shares of Banner common stock and $6,000,000 in cash to San Juan Financial shareholders. The McAdams Wright opinion is dated as of December 14, 2006, and is based on the assumption that the shares of Banner common stock to be received in the merger transaction by the San Juan Financial shareholders are valued based on the five-day average closing price of Banner common stock from November 29, 2006 through December 5, 2006, of $45.30, and that San Juan Financial shareholders will receive an aggregate consideration of $43,113,248, or approximately $118.32 per share, based on 364,078 shares of San Juan Financial common stock outstanding. McAdams Wright has expressed no opinion as to what effect fluctuations in the price of Banner common stock may have on the fairness of the merger transaction to San Juan Financial shareholders.

Methods of Analysis

     McAdams Wright analyzed the total merger consideration on a fair market value basis using standard evaluation techniques (as discussed below) including the market value approach (or comparable merger multiples), relative contribution approach, accretion/dilution approach and the income approach (or net present value analysis) based on certain assumptions of projected growth of earnings and dividends and a range of discount rates from 16% to 18%.

Market Value Approach

     The market value approach evaluates the price, established on an “arms-length” basis, at which knowledgeable, unrelated buyers and sellers would agree. The “hypothetical” market value for a bank with a thin market for its common stock is normally determined by comparable change-of-control transactions using financial ratios such as the average price to stockholders’ equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves similar weight as the income approach as discussed below.

     McAdams Wright maintains a comprehensive database of prices paid for banking institutions in the Northwest, particularly Washington, Idaho, Montana and Oregon banking institutions, during 2003 through 2006. This database provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the market value of San Juan Financial, McAdams Wright reviewed and evaluated price to book value multiples, price to earnings multiples, price to total assets ratios and price to deposits ratios for three samples: (1) thirty Washington, Idaho, Montana and Oregon bank transactions occurring in 2003-2006 (“Sample One”), (2) nineteen Western Washington and Western Oregon transactions from January 1, 2003 to September 30, 2006 (“Sample Two”), and (3) fifty transactions from across the United States involving sellers with total assets between $50 million and $200 million that closed during the period from January 1, 2006 through June 30, 2006 (“Sample 3”).

     McAdams Wright calculated the estimated purchase price per share for the San Juan Financial/Banner transaction at $118.32, based on cash consideration of $16.48 and stock consideration of 2.25 shares of Banner common stock for each share of San Juan Financial common stock, and using the average closing price of Banner common stock for the five trading days prior to December 14, 2006, to calculate the value of the stock consideration. McAdams Wright calculated the following ratios for the merger using the appropriate San Juan Financial financial data as of September 30, 2006:

Price to Book Value	2.42 times
Price to Trailing 12 Months Earnings	19.12 times
Price to Total Assets	28.42%
Price to Deposits	19.67%

     McAdams Wright calculated the same ratios using price per share data for each of the three samples. The results, and the comparison with the Banner/San Juan Financial ratios, are shown below:

		Price to
	Price to	Book	Price to	Price to
Transactions	Earnings	Value	Assets	Deposits

Northwest Transactions	20.80x	2.34x	21.29%	16.65%
Western WA/OR Transactions	21.38x	2.42x	25.12%	18.93%
U.S. Transactions	22.20x	1.85x	20.91%	16.25%
Banner/San Juan Financial Transaction	19.12x	2.42x	28.42%	19.67%

     The comparison showed that the proposed $118.32 purchase price per share compares favorably with the price to book value, price to total assets and price to deposits for all three samples. These results provide indications of fairness from a financial point of view.

Relative Contribution Approach

     The relative contribution approach involves certain historical and estimated financial information for San Juan Financial and Banner and the pro forma combined entity resulting from this transaction. The following table shows the percentage contributions of each company of the indicated values to the combined company.

Percentage of Combined	Banner	San Juan

Trailing 12 Months Net Income	92.7%	7.3%
Total Assets*	95.8%	4.2%
Total Deposits*	95.5%	4.5%
Stockholders’ Equity*	93.1%	6.9%
Market Value	92.8%	7.2%
———————
* As of September 30, 2006

     The proposed transaction has San Juan Financial shareholders receiving 7.2 percent of the combined purchase price and market capitalization and compares favorably with the total net income and equity percentages of 7.3 percent and 6.9 percent, respectively. Using the 6.9 percent result to calculate a price per share value for San Juan Financial, the value is $112.95 per share, a price that is lower than the $118.32 that Banner is offering San Juan Financial shareholders.

Accretion/Dilution Approach

     The accretion/dilution approach is the review of pro forma earnings per share calculations for the combined company for the first year after the closing of the merger. Using the 2007 earnings per share projections for San Juan Financial as provided by San Juan Financial management, the 2007 earnings per share projections for Banner as provided by Banner management and the revenue enhancements and cost reductions estimated by San Juan Financial and Banner management to result from the merger, a pro forma 2007 adjusted earnings per share for the combined company was calculated and compared to the estimated stand-alone earnings per share projections. The analyses indicated that for the year ending December 31, 2007, the merger would be accretive to Banner’s projected earnings per share. From the standpoint of a San Juan Financial shareholder, for the year ending December 31, 2007, the merger would be accretive to earnings per share. A calculation of 1% accretion to San Juan Financial projected 2007 earnings per share yields a total purchase price of $35,150,000 or $96.49 per share. The Banner proposal of $118.32 exceeds $96.49 and is another indicator of fairness. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Income Approach

     The income approach is sometimes referred to as the net present value or earnings analysis. One investment value method frequently used estimates the present value of an institution’s future earnings or cash flow.

     The investment or earnings value of any banking organization’s stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using San Juan Financial’s estimates of future growth and an appropriate capitalization or discount rate. McAdams Wright’s calculations were based on an analysis of the banking industry, San Juan Financial’s earnings estimates for 2006-2010, historical levels of growth and earnings, and the competitive situation in the market area of San Juan Financial. Using discount rates of 18% and 16%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the “Net Present Value of Future Earnings” provided a range of $97.51 to $103.92 per share, which compares favorably with $118.32.

     After subjectively weighing the market value, relative contribution, earnings per share accretion and income approaches, and with the benefit of its experience and judgment, McAdams Wright determined that in its opinion the proposed transaction was fair, from a financial point of view, to the San Juan Financial shareholders.

     San Juan Financial has agreed to pay McAdams Wright a fee of $25,000 for this fairness opinion and a completion fee of approximately $290,175 (based on the March 23, 2007 closing price of Banner’s common stock) that is contingent on the closing of the merger. The actual fee paid will be equal to 0.75% of the gross aggregate consideration received by San Juan Financial shareholders up to $40 million. In addition, an amount equal to 2.00% of the gross aggregate consideration beyond $40 million will be payable to McAdams Wright. The fee for the fairness opinion will be credited against any completion fee payable to McAdams Wright. In addition, San Juan Financial has agreed to reimburse McAdams Wright for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify McAdams Wright against certain liabilities. During the two years preceding July 18, 2006, McAdams Wright had no other contractual relationships with San Juan Financial.

Interests of San Juan Financial’s Executive Officers and Directors in the Merger

     Some of the executive officers and directors of San Juan Financial have interests in the merger, which are described below, that may be in addition to, or different from, the interests of San Juan Financial shareholders generally. San Juan Financial board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that San Juan Financial shareholders vote in favor of the merger agreement.

Change in Control Payments to Be Made in Connection with the Merger to Richard W. Kneipp

     Richard W. Kneipp, San Juan Financial and Islanders Bank are parties to an employment agreement dated March 1, 2005, pursuant to which Mr. Kneipp serves as the President and Chief Executive Officer of San Juan Financial and of Islanders Bank. Under the terms of this employment agreement, if either (1) during the two-year period following a change in control, such as the merger, Mr. Kneipp voluntarily terminates his employment or (2) at any time after 60 days prior to the announcement of the change in control transaction the employment of Mr. Kneipp is terminated by the company without cause, Mr. Kneipp will be entitled to receive compensation payments (based on the average total W-2 compensation for the previous two years), and continued coverage under the same or similar medical, dental and vision insurance plans, for the longer of two years following the date of termination or through March 31, 2010. The agreement provides that Mr. Kneipp will receive an additional payment equal to any tax imposed on him under Section 4999 of the Code (exclusive of any tax imposed on such reimbursement). The estimated benefit payable to Mr. Kneipp under his employment agreement if he resigned immediately after the completion of the merger would be approximately $712,571, excluding the additional payment for taxes under Section 4999 of the Code. However, as described below, Banner and Mr. Kneipp have reached an understanding that would eliminate this payment.

     Islanders Bank and Mr. Kneipp are also party to a salary continuation agreement dated February 19, 2001, which provides for a series of accruals through July of 2009 at an annual rate of $32,285. Under the terms of this agreement, upon a change in control, such as the merger, the accrued benefit payable to Mr. Kneipp under this agreement would be increased by three additional plan years, but not to exceed $507,829. Assuming the merger is completed on May 1, 2007, the increase in the accrued benefit attributable to the merger would be approximately $178,381. The salary continuation agreement also provides, however, that no benefit will be paid thereunder to the extent such benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Given this provision, the total benefit payable to Mr. Kneipp under the salary continuation agreement as a result of the merger (but not amounts already accrued and vested) could be reduced if Mr. Kneipp terminated his employment in connection with the merger. If Mr. Kneipp’s employment terminates within two years following the completion of the merger and he becomes entitled to all payments under these agreements, the estimated total benefit to Mr. Kneipp including $329,448 that is already accrued and vested would be approximately $1,414,038, excluding the additional payment for taxes under Section 4999 of the Code.

     In order to mitigate the effect of excise taxes, Mr. Kneipp and Banner have reached an understanding that Mr. Kneipp will receive a payment in the amount of $479,045 in addition to the amounts payable under the salary continuation plan described above at the time the merger is completed and will waive any future payments under his employment agreement that would constitute “excess parachute payments.” As a result of this understanding, Mr. Kneipp will receive a maximum benefit of $657,426 as a result of the merger with Banner in addition to the accrued and vested amount under the salary continuation agreement). Mr. Kneipp and Banner intend to document this waiver and enter into an employment agreement, the terms of which have not been finalized, prior to the completion of the merger.

Change in Control Payments to Be Made in Connection with the Merger to Robert J. Coleman

     Robert J. Coleman, San Juan Financial and Islanders Bank are parties to an employment agreement dated March 1, 2005, pursuant to which Mr. Coleman serves as the Executive Vice President, Chief Operating Officer and Secretary of San Juan Financial and of Islanders Bank. Under the terms of this employment agreement, if either (1) during the two-year period following a change in control, such as the merger, Mr. Coleman voluntarily terminates his employment or (2) at any time after 60 days prior to the announcement of the change in control transaction the employment of Mr. Coleman is terminated by the company without cause, Mr. Coleman will be entitled to receive approximately $378,495 paid in 45 equal monthly installments and continued coverage under the same or similar medical, dental and vision insurance plans, for the longer of two years following the date of termination or through March 31, 2010 and any unvested options held by Mr. Coleman will vest. Mr. Coleman currently holds an option to purchase 750 shares of San Juan Financial common stock, which is already vested with respect to 150 shares and the remainder will vest upon consummation of the merger. The net proceeds from the exercise of this option would be approximately $30,000. The agreement provides that Mr. Coleman will receive an additional payment equal to any tax imposed on him under Section 4999 of the Code (exclusive of any tax imposed on such reimbursement).

Equity Compensation Awards

     Under the terms of the merger agreement, each option to purchase shares granted under the employee and director stock plans of San Juan Financial, whether vested or unvested, that is outstanding immediately prior to the merger will, upon completion of the merger be cancelled and the holder of such option, will receive an amount in cash equal to the product of (x) the excess, if any, of the per share cash consideration plus the value of the per share stock consideration over the exercise price per share of such option multiplied by (y) the total number of shares subject to such option. As of March 26, 2007, Mr. Coleman was the only holder of options. As of such date, Mr. Coleman held options to purchase 750 shares in the aggregate, 150 of which were vested and exercisable as of that date, with an exercise prices of $70 per share. Of the unvested options, all would vest automatically upon a change of control.

Indemnification and Insurance

     Banner has agreed to indemnify and hold harmless each present and former director and officer of San Juan Financial to the fullest extent permitted by applicable law. Banner has also agreed, subject to certain limitations, to maintain San Juan Financial’s current policy of directors’ and officers’ liability insurance coverage for the benefit of San Juan Financial’s directors and officers for six years following the completion of the merger.

Listing of Banner Common Stock on the Nasdaq

     It is a condition to the merger that the shares of Banner common stock issuable in connection with the merger be authorized for quotation on The Nasdaq Global Select Market subject to official notice of issuance.

Dissenters’ Rights

     The following is a brief summary of the rights under Washington law of holders of San Juan Financial common stock to dissent from the merger and receive cash payment of the “fair value” of their shares. This summary is not a complete discussion of the law pertaining to dissenters’ rights and you should carefully read all of Chapter 23B.13 of the Washington Business Corporation Act, or WBCA, which sets forth dissenters’ rights under Washington law and is attached to this document as Annex C.

     If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights.

     The following summary of dissenters’ rights is qualified in its entirety by the full text of Annex C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that San Juan Financial shareholders exercise their dissenters’ rights under WBCA Chapter 23B.13.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

  deliver to San Juan Financial before the vote is taken at the special meeting written notice of your intent to demand payment for your San Juan Financial common stock if the merger is completed;

  not vote your shares of San Juan Financial common stock in person or by proxy in favor of the proposal to approve and adopt the merger agreement; and

  comply with the dissenters’ rights procedures described below under “— Procedures to Exercise Dissenters’ Rights.”

     If you do not satisfy each of these requirements, and the merger agreement is approved and adopted at the special meeting, you will be entitled only to receive the merger consideration provided in the merger agreement.

     If you are the record holder of your shares, submitting a proxy card that does not direct how the San Juan Financial common stock represented by that proxy is to be voted will result in such shares being voted in favor of the approval and adoption of the merger agreement and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve and adopt the merger agreement will not satisfy the notice requirement referred to above with respect to dissenters’ rights. You must deliver the written notice of the intent to exercise dissenters’ rights to San Juan Financial at: San Juan Financial Holding Company, 225 Blair Avenue, P.O. Box 909, Friday Harbor, Washington 98250, Attention: Richard W. Kneipp, President and CEO.

Procedures to Exercise Dissenters’ Rights

     Within ten days after the merger is completed, San Juan Financial will deliver written notice to all shareholders who have delivered written notice under the dissenters’ rights provisions and have not voted in favor of the approval and adoption of the merger agreement as described above. The notice will contain:

  the address where the demand for payment and certificates representing shares of San Juan Financial common stock must be sent and the date by which the certificates must be deposited;

  any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the terms of the merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired beneficial ownership of the San Juan Financial common stock;

  the date by which San Juan Financial must receive the payment demand; and

  a copy of Chapter 23B.13 of the WBCA, which is also attached to this document as Annex C.

     If you wish to assert dissenters’ rights, you must demand payment by returning the form that San Juan Financial will supply to you, certify that you acquired beneficial ownership of the shares before the first announcement of the terms of the merger to the news media or shareholders, and deposit your San Juan Financial common stock certificates by the date set forth in the notice. San Juan Financial may restrict the transfer of uncertificated shares as of the date demand for payment is received. If you fail to make a demand for payment and deposit your San Juan Financial common stock certificates by the required date, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

     If San Juan Financial does not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, San Juan Financial will return all deposited certificates and release any transfer restrictions on uncertificated shares. If San Juan Financial does not return the deposited common stock certificates and release any transfer restrictions on uncertificated shares within 60 days after the date set, you may notify San Juan Financial in writing of your estimate of the fair value of your San Juan Financial common stock plus the amount of interest due and demand payment of your estimated amount.

     Except as provided below, within 30 days of the later of the effective time of the merger or San Juan Financial’s receipt of a valid demand for payment, San Juan Financial will remit to each dissenting shareholder who complied with the requirements of the WBCA the amount San Juan Financial estimates to be the fair value of the shareholder’s San Juan Financial common stock, plus accrued interest. San Juan Financial will include the following information with the payment:

  annual and interim period financial statements relating to San Juan Financial;

  San Juan Financial’s estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

  an explanation of how the interest was calculated;

  a copy of Chapter 23B.13 of the WBCA; and

  a brief description of the procedures to be followed by a dissenting shareholder if that shareholder is dissatisfied with San Juan Financial’s estimate of the fair value of the dissenting shares.

     For dissenting shareholders who were not the beneficial owners of the shares of San Juan Financial common stock before December 19, 2006, the date of the first announcement to news media or San Juan Financial shareholders of the terms of the merger, San Juan Financial may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment. The offer will be accompanied by an explanation of how San Juan Financial estimated fair value and calculated interest and a statement of the shareholder’s rights if dissatisfied with the payment offer.

     If San Juan Financial fails to make payment or consummate the merger and return deposited certificates and release transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment or if you are dissatisfied with your payment or offer for payment, you may, within 30 days of the payment or offer, notify San Juan Financial in writing of your estimate of fair value of your shares and the amount of interest due and demand payment of your estimate. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by San Juan Financial of his or her payment demand, Section 23B.13.300 of the WBCA requires that San Juan Financial commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares may be less than, equal to, or greater than the market value of the cash and Banner common stock to be delivered upon completion of the merger. If the court determines that the fair value of the shares is in excess of any amount remitted by San Juan Financial, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

     The court will determine the costs and expenses of the court proceeding and assess them against San Juan Financial, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that San Juan Financial did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against San Juan Financial any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against San Juan Financial.

     A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies San Juan Financial in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of the partial dissenting shareholder are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders. Beneficial owners of San Juan Financial common stock who desire to exercise dissenters’ rights themselves must dissent with respect to all the shares they beneficially own or have the power to direct the vote and must obtain and submit the record shareholder’s written consent to the dissent at or before the time they file the notice of intent to demand fair value.

     For purposes of the WBCA, “fair value” means the value of San Juan Financial common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of the WBCA, a San Juan Financial shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger agreement and or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, San Juan Financial’s articles of incorporation or San Juan Financial’s bylaws, or was fraudulent with respect to that shareholder or San Juan Financial.

ACCOUNTING TREATMENT

     The merger will be accounted for using the purchase method of accounting with Banner treated as the acquiror. Under this method of accounting, San Juan Financials’ assets and liabilities will be recorded by Banner at their respective fair values as of the closing date of the merger. Financial statements of Banner issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of San Juan Financial.

REGULATORY APPROVALS

     Banner and San Juan Financial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board. Banner and San Juan Financial have completed the filing of all applications and notices required in order to complete the merger.

Federal Reserve Board

     The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHCA.” The BHCA prohibits the Federal Reserve Board from approving a merger under Section 3 of the BHCA if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     Section 3 of the BHCA requires the Federal Reserve Board, when considering transactions such as the merger, to consider the financial and managerial resources of Banner and San Juan Financial and their depository institution subsidiaries, the effect of the merger on the convenience and needs of the communities to be served, and the institutions’ effectiveness in combating money laundering activities. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider the regulatory status of Banner Bank and Islanders Bank, including legal and regulatory compliance and the adequacy of the capital levels of the parties and the resulting institution.

     Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account the records of performance of the insured depository institution subsidiaries of Banner and San Juan Financial in meeting the credit needs of the communities served by such institutions, including low and moderate income neighborhoods. Each of the depository institution subsidiaries of Banner and San Juan Financial has received either an outstanding or a satisfactory rating in its most recent Community Reinvestment Act performance evaluation from its federal regulator.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Washington Department of Financial Institutions, Division of Banks, which we refer to as the “WDFI,” and the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” The WDFI and the FDIC have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the WDFI or FDIC within this 30-day period. A copy of the application is also provided to the United States Department of Justice, or “DOJ,” which will review the merger for adverse effects on competition. Furthermore, applicable federal law provides for the publication of notice and opportunity for public comment on the application. The Federal Reserve Board frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings or a meeting on the application. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

     The merger may not be completed until the 30th day after the Federal Reserve Board has approved the transaction, which may be reduced to 15 days by the Federal Reserve Board with the concurrence of the Attorney General of the United States. The commencement of an antitrust action by the DOJ would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically orders otherwise.

     We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of such approvals or our ability to obtain the approvals on satisfactory terms. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. See “The Merger Agreement—Conditions to Complete the Merger.”

     We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of San Juan Financial common stock. This discussion addresses only those holders that hold their San Juan Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, as amended in 1986 (the “Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as financial institutions, mutual funds, insurance companies, partnerships or other pass-through entities (and persons holding San Juan Financial common stock through a partnership or other pass-through entity), tax-exempt organizations, brokers or dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark to market method of accounting, expatriates or former long-term residents of the United States, persons that hold San Juan Financial common stock as part of a straddle, hedge, constructive sale, or conversion or other risk-reduction transaction and U.S. holders who acquired their shares of San Juan Financial common stock through the exercise of an employee stock option or otherwise as compensation.

     The following is based upon the Code, its legislative history, Treasury regulations promulgated under the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this discussion.

     Holders of San Juan Financial common stock are strongly urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

     For purposes of this discussion, the term “U.S. holder” means a beneficial owner of San Juan Financial common stock that is for U.S. federal income tax purposes:

  a U.S. citizen or resident;

  a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  an estate the income of which is subject to United States federal income tax regardless of its source; or

  a trust if either (a) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Tax Consequences of the Merger Generally

     Banner and San Juan Financial have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Banner’s obligation to complete the merger that Banner receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to San Juan Financial’s obligation to complete the merger that San Juan Financial receive an opinion of its counsel, Davis Wright Tremaine LLP, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on facts, representations and assumptions set forth or referred to in the opinion and representations contained in certificates to be received from Banner and San Juan Financial. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service, and neither Banner nor San Juan Financial intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. It is assumed for purposes of the remainder of the discussion that the merger will qualify as a reorganization within the meaning of the Code. Based on this assumption, the following material U.S. federal tax consequences will result from the merger:

for a U.S. holder receiving a combination of Banner common stock and cash (other than cash received instead of a fractional share), gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of:

the excess, if any, of:

the sum of the cash and the fair market value of the Banner common stock the U.S. holder received in the merger, over the tax basis in the shares of San Juan Financial common stock surrendered by the U.S. holder in the merger, or the amount of cash received;

any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of San Juan Financial common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder actually or constructively owns Banner common stock immediately before the merger, such gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder; and

•	no gain or loss will be recognized by Banner or San Juan Financial in the merger.

Tax Basis and Holding Period

     A U.S. holder’s aggregate tax basis in the Banner common stock received in the merger, including any fractional share interests deemed received and redeemed by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the San Juan Financial common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest as described below), and decreased by the amount of cash, if any, received in the merger (excluding any cash received instead of a fractional share interest). The holding period for the shares of Banner common stock received in the merger generally will include the holding period for the shares of San Juan Financial common stock exchanged therefor. For a U.S. holder who acquired different blocks of San Juan Financial common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a U.S. holder has differing bases or holding periods in respect of shares of San Juan Financial common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Banner common stock received in the merger.

Cash Received Instead of a Fractional Share of Banner Common Stock

     A U.S. holder who receives cash instead of a fractional share of Banner common stock will be treated as having received the fractional share of Banner common stock pursuant to the merger and then as having exchanged the fractional share of Banner common stock for cash in a redemption by Banner. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of Banner. While this determination is based on each U.S. holder’s particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a shareholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the shareholder. As a result, the redemption of a fractional share of Banner common stock generally is treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of Banner common stock as set forth above. This capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

     Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

     A U.S. holder who receives Banner common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax returns for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing this merger.

The Merger

     Each of the Banner board of directors and the San Juan Financial board of directors has unanimously approved the merger agreement, which provides for the merger of San Juan Financial with and into Banner. Banner will be the surviving corporation in the merger. Each share of Banner common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Banner, and each share of San Juan Financial common stock issued and outstanding at the effective time of the merger will be converted into a combination of cash and Banner common stock, as described below. See “Consideration To Be Received in the Merger.”

     The Banner articles of incorporation will be the articles of incorporation, and the Banner bylaws will be the bylaws, of the combined company after the completion of the merger.

Effective Time and Completion of the Merger

     The completion of the merger is expected to take place within five business days after the satisfaction or waiver of all the conditions to closing.

     We currently expect that the merger will be completed in the second quarter of 2007, subject to San Juan Financial shareholders’ approval and adoption of the merger agreement, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods prior to such date. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Banner and San Juan Financial will obtain the required approvals or complete the merger.

Consideration To Be Received in the Merger

     As a result of the merger, each San Juan Financial shareholder will receive with respect to each share of San Juan Financial common stock held, subject to the adjustments described below, merger consideration consisting of:

  cash in an amount equal to $6,000,000 divided by the number of San Juan Financial shares outstanding at the time the merger is completed (this amount is sometimes referred to as the “cash consideration per share”);

  that number of shares of Banner common stock equal to 819,277 divided by the number of San Juan Financial shares outstanding at the time the merger is completed (except that cash shall be issued in lieu of any fractional shares of

  Banner common stock) (this amount is sometimes referred to as the “stock consideration per share”); and
  if the merger is completed after March 31, 2007, an additional amount in cash equal to the value of any dividends and distributions declared by the Banner board of directors on Banner common stock with a record date after March 31, 2007 and prior to the date the merger is completed that would have been payable with respect to 819,277 shares of Banner common stock, divided by the number of San Juan Financial shares of common stock outstanding at the time the merger is completed.

     The aggregate value of the merger consideration will fluctuate with the market price of Banner common stock. In addition:

  if the price of Banner common stock at the time the merger is completed is between $36 and $38, Banner will deliver additional cash or additional shares Banner common stock such that the aggregate merger consideration to be received by San Juan Financial shareholders will have a value of $37,132,526, which is equal to $6,000,000 plus 819,277 shares of Banner common stock valued at $38 per share;

  if the price of Banner common stock at the time the merger is completed is between $46 and $50, Banner will deliver less cash or fewer shares of Banner common stock such that the aggregate merger consideration to be received by San Juan Financial shareholders will have a value of $43,686,742, which is equal to $6,000,000 plus 819,277 shares of Banner common stock valued at $46 per share; and

  if the price of Banner common stock at the time the merger is completed is less than $36 or more than $50, then the merger agreement may terminate or be terminated under certain circumstances, even if the merger agreement and merger have been previously approved by the San Juan Financial shareholders. See “The Merger Agreement—Termination of the Merger Agreement.”

Stock Options and Other Stock-Based Awards

     Each outstanding option to acquire San Juan Financial common stock granted under San Juan Financial’s stock option and incentive plans will be converted automatically at the effective time of the merger into the right to receive a lump-sum cash payment, which will be in addition to the cash payments to San Juan Financial shareholders for their shares of San Juan Financial common stock. The amount of this cash payment will be equal to the excess of the sum of the cash consideration per share plus the value of the stock consideration per share over the exercise price of such option, less any applicable withholding, for each underlying share of San Juan Financial common stock.

     Each outstanding restricted share of San Juan Financial common stock will be converted automatically at the effective time of the merger into the right to receive, on the same terms and conditions as applied to such restricted shares immediately prior to the effective time of the merger (including transfer restrictions), the merger consideration described above, subject to Banner’s right to deduct and withhold any amounts required under the Code or applicable state or local tax law when the restrictions on such restricted shares lapse.

Conversion of Shares; Exchange of Certificates

     The conversion of San Juan Financial common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of San Juan Financial common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. Computershare will be the exchange agent in the merger, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Letter of Transmittal

     Soon after the completion of the merger, the exchange agent will send a letter of transmittal to San Juan Financial shareholders at the effective time of the merger. This mailing will contain instructions on how to surrender shares of San Juan Financial common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

     If a certificate for San Juan Financial common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding

     The exchange agent will be entitled to deduct and withhold from the cash consideration or cash instead of fractional shares, cash dividends or distributions payable to any San Juan Financial shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

     Until San Juan Financial common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Banner common stock into which shares of San Juan Financial common stock may have been converted will accrue but will not be paid. Banner will pay to former San Juan Financial shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their San Juan Financial stock certificates.

     Prior to the effective time of the merger, San Juan Financial and its subsidiaries may not declare or pay any dividend or distribution on their capital stock or repurchase any shares of their capital stock, other than:

  dividends paid by any of the subsidiaries of San Juan Financial to San Juan Financial or to any of its wholly owned subsidiaries;

  the acceptance of shares of San Juan Financial common stock in payment of the exercise of a stock option of San Juan Financial common stock granted under a San Juan Financial stock plan, in accordance with past practice; and

  a special distribution in an amount equal to the net after-tax proceeds realized as a result of the disposition of San Juan Financial’s interest in San Juan Title LLC (which disposition San Juan Financial will use reasonable best efforts tocomplete).

Representations and Warranties

     The merger agreement contains generally customary representations and warranties of Banner and San Juan Financial relating to their respective businesses. Certain representations and warranties are qualified by the likelihood of a material adverse effect. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability or their interpretations by courts or governmental entities, (3) changes in global or national political conditions or in general economic or market conditions affecting banks or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party, (4) public disclosure of the merger, (5) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent such changes affect such party disproportionately or (6) actions or omissions of a party taken with the prior written consent of the other party in contemplation of the merger.

     The representations and warranties of each of Banner and San Juan Financial have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

  have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

  will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the merger agreement;

  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

  are subject to materiality standards that may differ from what may be viewed as material by you; and

  were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

     Each of Banner and San Juan Financial has made representations and warranties to the other regarding, among other things:

  corporate matters, including due organization and qualification;

  capitalization;

  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  governmental filings and consents necessary to complete the merger;

  the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

  financial statements and the absence of undisclosed liabilities;

  brokers’ fees payable in connection with the merger;

  the absence of material adverse effects;

  legal proceedings;

  tax matters;

  compliance with applicable laws;

  risk management instruments;

  investment securities;

  loan and mortgage portfolios;

  real property;

  intellectual property;

  environmental liabilities;

  tax treatment of the merger; and

  the accuracy of information supplied for inclusion in this document and other similar documents.

     In addition, San Juan Financial has made representations and warranties to Banner as to employee matters and benefit plans, matters relating to certain contracts, the inapplicability of state takeover laws and the receipt of an opinion from its financial advisor.

     The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that Banner files with the SEC. See “Where You Can Find More Information” on page 67.

Conduct of Business Pending the Merger

     Each of Banner and San Juan Financial has undertaken customary covenants that place restrictions on us and our respective subsidiaries until the effective time of the merger. In general, each of us has agreed to (1) conduct our business in the ordinary course in all material respects, (2) use commercially reasonable efforts to maintain and preserve intact our business organization and advantageous business relationships, including retaining the services of key officers and key employees and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay our respective ability to obtain any necessary regulatory approvals, perform our covenants or complete the transaction. San Juan Financial further has agreed that, with certain exceptions, San Juan Financial will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of Banner (which shall not be unreasonably withheld):

  incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

  adjust, split, combine or reclassify any of its capital stock;

  make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Conversion of Shares; Exchange of Certificates—Dividends and Distributions;”

  issue shares except pursuant to the exercise of San Juan Financial stock options in existence as of December 18, 2006 or as issued thereafter as permitted by the merger agreement, or grant any stock options, restricted shares or other equity- based awards, other than grants of stock options to newly hired employees in the ordinary course of business consistent with past practice;

  with certain exceptions, (1) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director or employee, (2) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any director or employee or otherwise pay any amount to which such person is not entitled, (3) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any existing plan, (4) modify any stock option or other equity-based award, (5) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any benefit plan or employment agreement, (6) establish, adopt or enter into any collective bargaining agreement or (7) hire, terminate the employment or otherwise change the status of employment of any director or employee who is party to change of control or severance agreements;

  other than in the ordinary course of business and with respect to San Juan Title LLC, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

  enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies other than as required by applicable law, regulation or policies imposed by a governmental entity;

  make any material investment either by purchase of securities, capital contributions, property transfer or purchase of property or assets other than in the ordinary course of business consistent with past practice;

  take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

  amend its articles of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Banner) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of anyconfidentiality or standstill agreements in place with any third parties;
  take certain actions that would affect the interest rate risk characteristics of San Juan Financial’s assets and liabilities;
  commence or settle any material claim, except in the ordinary course of business and without imposing operating restrictions on the conduct of San Juan Financial’s business;
  take any action or fail to take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied;
  implement or adopt any change in its tax or financial accounting methods, other than as required by law, generally accepted accounting principles or regulatory guidelines;
  file any application to establish, or to relocate or terminate the operations of, any banking office of San Juan Financial or any San Juan Financial subsidiary;
  file or amend any tax return other than in the ordinary course of business, make, change or revoke any material tax election, agree to an extension of the statute of limitations with respect to the assessment or collection of material taxes, make or surrender any claim for a material refund of taxes or settle or compromise any material tax liability;
  create, renew, amend, terminate or cancel any San Juan Financial contract other than in the ordinary course of business consistent with past practice or enter into any contract providing either for benefits payable to San Juan Financial officers or employees as a result of the approval or consummation of the merger or that includes any non-competition, non-solicitation, exclusive dealing or similar agreement or obligation; and
  agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

     Banner has agreed that, with certain exceptions, except with San Juan Financial’s prior written consent, Banner will not, and will not permit its subsidiaries to, (1) amend, repeal or otherwise modify Banner’s articles of incorporation or bylaws in a manner that would adversely affect San Juan Financial or the transactions contemplated by the merger agreement, (2) take any action, or knowingly fail to take any action, that would be reasonably likely to prevent the merger from qualifying as a reorganization for tax purposes, (3) take any action, or fail to take any action, that is intended or may reasonably be expected to result in any of the closing conditions not being satisfied or (4) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the foregoing actions.

     The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Reasonable Best Efforts

     Banner and San Juan Financial have agreed to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by the merger agreement, the merger.

     San Juan Financial has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining shareholder approval of the merger agreement. San Juan Financial will use its reasonable best efforts to obtain such approval. San Juan Financial has agreed that it has an unqualified obligation to submit the merger agreement to a vote of its shareholders.

No Solicitation of Alternative Transactions

     San Juan Financial has agreed that it, its subsidiaries and their respective officers and directors, will not, and will not knowingly permit their employees, agents or representatives, directly or indirectly to:

  solicit, initiate, encourage or facilitate (including by furnishing information), or take any other action designed to facilitate, any “alternative proposal” (as defined below); or

  participate in any discussions or negotiations, or enter into any agreement, regarding any “alternative transaction” (as defined below).

     However, prior to the shareholders’ meeting, San Juan Financial may respond to, furnish information with respect to, consider and participate in discussions or negotiations with respect to a written alternative proposal if:

  it has first entered into a confidentiality agreement with the party proposing the alternative proposal on terms substantially similar to, and no less favorable to San Juan Financial, as applicable, than, the confidentiality agreement by San Juan Financial in favor of Banner; and

  the San Juan Financial board of directors reasonably determines in good faith after consultation with outside legal counsel, that failure to do so could reasonably cause it to violate its fiduciary duties.

     Upon having received an alternative proposal, the board of directors of San Juan Financial may withdraw or modify its recommendation of the merger agreement if and only to the extent that the board of directors reasonably determines in good faith after consultation with outside legal counsel that the failure to do so would cause it to violate its fiduciary duties. San Juan Financial is nonetheless obligated to submit the merger agreement to its shareholders.

In addition, San Juan Financial has agreed:

  to notify Banner promptly (but in no event later than 48 hours) after it receives any alternative proposal, or any material change to any alternative proposal, or any request for nonpublic information relating to it or any of its subsidiaries, and to provide Banner with relevant information regarding the alternative proposal or request;

  to keep Banner fully informed of any material changes in the status and terms of any such alternative proposal; and

  to cease any existing discussions or negotiations with any persons with respect to any alternative proposal, and to use reasonable best efforts to cause all persons (other than Banner) who had been furnished with confidential information in connection with an alternative proposal within 12 months prior to the date of the merger agreement to return or destroy such information.

     As used in the merger agreement, “alternative proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving San Juan Financial or any of its subsidiaries that, if completed, would constitute an alternative transaction.

       As used in the merger agreement, “alternative transaction” means any of the following:

  a transaction pursuant to which any person or group (other than Banner or its affiliates) directly or indirectly, acquires or would acquire more than 30% of the outstanding shares of San Juan Financial or its subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of San Juan Financial or any of its subsidiaries, whether from San Juan Financial or any of its subsidiaries or pursuant to a tender offer or exchange offer or otherwise;

  a merger, share exchange, consolidation or other business combination involving San Juan Financial or any of its subsidiaries (other than the merger of Banner and San Juan Financial); or

  any transaction pursuant to which any person or group (other than Banner or its affiliates) acquires or would acquire assets (including for this purpose the outstanding equity securities of subsidiaries of San Juan Financial and securities of the entity surviving any merger or business combination including any of San Juan Financial’s subsidiaries) of San Juan Financial, or any of its subsidiaries representing more than 25% of the fair market value of all the assets of San Juan Financial and its subsidiaries, taken as a whole, immediately prior to such transaction.

Employee Matters

     Banner has agreed that for the one-year period following the closing of the merger, with respect to the employees of San Juan Financial and its subsidiaries at the effective time, it will provide such employees in the aggregate with employee benefits that are substantially comparable in the aggregate to the aggregate employee benefits provided to such employees pursuant to San Juan Financial’s benefit plans as in effect immediately prior to the merger. Such employees will also be permitted to participate in Banner’s employee stock ownership plan. In addition, prior to the effective time of the merger, Banner will develop a retention bonus plan reasonably satisfactory to San Juan Financial to be adopted by Banner as of completion of the merger.

     In addition, Banner has agreed, to the extent any San Juan Financial employee becomes eligible to participate in Banner benefit plans following the merger:

  generally to recognize each employee’s service with San Juan Financial prior to the completion of the merger for purposes of eligibility to participate, vesting credit, entitlement to benefits and levels of benefits (except, in certain circumstances, under defined benefit pension plans or frozen post-retirement welfare plans), in each case under the Banner plans to the same extent such service was recognized under comparable San Juan Financial plans prior to the completion of the merger;

  to waive any waiting period, limitation, evidence of insurability requirement or exclusion for pre-existing conditions under any Banner medical, health, dental or disability benefit plans, to the extent such limitation, exclusion or requirement would have been waived or satisfied under a corresponding San Juan Financial plan in which such employee participated immediately prior to the effective time, and to take all necessary steps to ensure that San Juan Financial employees do not suffer a lapse in such benefits; and

  recognize any medical, health or dental expenses incurred in the year in which the merger closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any medical, health or dental plan of Banner.

     Banner has no obligation to continue the employment of any San Juan Financial employee for any period following the merger.

Indemnification and Insurance

     The merger agreement requires Banner to maintain in effect after completion of the merger the current rights of current and former directors and officers of San Juan Financial or its subsidiaries (or of another person if such service is requested by San Juan Financial or its subsidiaries) to indemnification under San Juan Financial’s or its subsidiaries’ charter documents or existing indemnification agreements. The merger agreement also provides that, upon completion of the merger, Banner will indemnify and hold harmless, and provide advancement of expenses to, the same individuals against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

     The merger agreement provides that Banner will maintain for a period of six years after completion of the merger San Juan Financial’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, subject to specified cost limitations.

Conditions to Complete the Merger

     Our respective obligations to complete the merger are subject to the fulfillment or waiver of mutual conditions, including:

  the approval and adoption of the merger agreement by the San Juan Financial shareholders;

  the approval of the quotation of Banner common stock to be issued in the merger on the Nasdaq, subject to official notice of issuance;

  the effectiveness of the registration statement with respect to the Banner common stock to be issued in the merger under the Securities Act of 1933, as amended and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

  the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

     Each of Banner’s and San Juan Financial’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

  the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

  the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger; and

  the other company’s representations and warranties in the merger agreement being true and correct, subject to the applicable materiality standards contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement.

     Banner’s obligation to complete the merger is further subject to the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Banner or San Juan Financial, measured relative to San Juan Financial.

     We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

     The merger agreement may be terminated at any time prior to the completion of the merger by our mutual written consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either Banner or San Juan Financial if:

  a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;
  the merger is not completed by July 31, 2007 (other than because of a breach of the merger agreement caused by the party seeking termination);

  the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible due to the nature or timing for the breach for the breaching party to cure the breach); or

  if any approval of the shareholders of San Juan Financial is not obtained at the San Juan Financial shareholders’ meeting or at any adjournment or postponement of such meeting.

     The merger agreement may also be terminated by Banner if San Juan Financial has materially breached its “non-solicitation” obligations, or San Juan Financial’s board has failed to recommend in the proxy statement the approval of the merger agreement, publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Banner, its recommendation that its shareholders approve or adopt the merger agreement, or recommended an alternative proposal or failed to recommend against any publicly disclosed alternative proposal within ten business days or failed to call a meeting of San Juan Financial’s shareholders.

     The merger agreement will terminate automatically five business days after the “determination date,” which will be the tenth business day prior to the anticipated closing date (or a later date if agreed by Banner and San Juan Financial) if the ten-day average closing price of Banner common stock is less than $36 unless:

  the San Juan Financial board unanimously determines otherwise within four business days of the determination date; or

  Banner elects, within five business days of the date on which the automatic termination would occur, to deliver additional merger consideration, in cash or in stock, such that the aggregate merger consideration has the value it would have had, had the price of Banner common stock been $36 at the time the merger is completed.

     The merger agreement may also be terminated by Banner within two business days of the determination date if its board of directors determines (and gives written notice to San Juan Financial of such determination) by majority vote of all its members if:

  the ten-day average closing price of Banner common stock is more than $50; and

  prior to the determination date, no proposal has been publicly announced for (1) a business combination involving Banner or acquisition of securities of Banner after which existing Banner shareholders would not own or have the right to vote at least a majority of the shares of Banner or the resulting entity or (2) a sale of more than 50% of the consolidated assets of Banner.

     If Banner gives written notice of termination to San Juan Financial, the merger agreement will terminate unless San Juan Financial elects, within five business days of the date of such notice, to accept a reduction in the merger consideration, in cash or in stock, such that the aggregate merger consideration has the value it would have had, had the ten-day average price of Banner common stock been $50 at the time the merger is completed.

Effect of Termination

     In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Banner nor San Juan Financial will have any liability under the merger agreement, except that:

  both Banner and San Juan Financial will remain liable for any willful breach of the merger agreement; and

  designated provisions of the merger agreement, including the payment of fees and expenses, non-survival of the representations and warranties, confidential treatment of information, and publicity restrictions will survive the termination.

Payment of Termination Fee

     Under the terms of the merger agreement, San Juan Financial will pay to Banner in cash a termination fee of $1 million under the following circumstances:

  if Banner terminates the merger agreement because San Juan Financial materially breached its “non-solicitation” obligations, or San Juan Financial’s board failed to recommend in the proxy statement the approval of the merger agreement, publicly withdrew or modified, or publicly announced its intention to withdraw or modify,in any manner adverse to Banner, its recommendation that its shareholdersapprove or adopt the merger agreement, or recommended an alternative proposalor failed to recommend against any publicly disclosed alternative proposal withinten business days or failed to call a meeting of San Juan Financial’s shareholders,then San Juan Financial will pay Banner the termination fee within ten businessdays following termination;
  if (1) either party terminates the merger agreement due to the failure of San Juan Financial shareholders to approve and adopt the merger agreement, (2) an alternative proposal has been publicly announced or otherwise communicated to the shareholders of San Juan Financial or made known to its senior management or board of directors prior to the San Juan Financial special meeting of shareholders, and (3) San Juan Financial or Islanders Bank enters into a definitive agreement with respect to, or consummates, an alternative transaction within twelve months of the date of such termination, then San Juan Financial will pay Banner the termination fee on the date of such execution or consummation, whichever is earlier; and
  if (1) Banner terminates the merger agreement either as a result of a failure to consummate the merger prior to July 31, 2007 caused by a material and willful breach of the merger agreement by San Juan Financial, or as a result of a material and willful breach of the merger agreement by San Juan Financial, and (2) San Juan Financial or Islanders Bank enters into a definitive agreement with respect to, or consummates, an alternative transaction within twelve months of the date of such termination, then San Juan Financial will pay Banner the termination fee on the date of such execution or consummation, whichever is earlier.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

     We may amend the merger agreement by action taken or authorized by our boards of directors. However, after any approval of the merger agreement by the San Juan Financial shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that requires such further approval under applicable law.

Extension; Waiver

     At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

  extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

  waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

  waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

     In general and except as described above in “—Payment of Termination Fee,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this document will be shared equally by Banner and San Juan Financial.

Restrictions on Resales by Affiliates

     Shares of Banner common stock to be issued to San Juan Financial shareholders in the merger have been registered under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of San Juan Financial. Any subsequent transfer of shares by any person who is an affiliate of San Juan Financial at the time the merger is submitted for a vote of the San Juan Financial shareholders, however, will require either:

  the further registration under the Securities Act of the Banner common stock to be transferred;

  compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

  the availability of another exemption from registration.

     An “affiliate” of San Juan Financial is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, San Juan Financial. These restrictions are expected to apply to the directors and executive officers of San Juan Financial and the holders of 10% or more of the outstanding San Juan Financial common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

     Banner will give stop transfer instructions to the exchange agent with respect to the shares of Banner common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

     San Juan Financial has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of San Juan Financial for purposes of Rule 145 under the Securities Act to deliver to Banner a written agreement intended to ensure compliance with the Securities Act.

THE COMPANIES

Banner Corporation

     Banner a bank holding company primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary, Banner Bank. Banner Bank is a Washington-chartered commercial bank that operates a total of 62 branch offices and 12 loan offices in 27 counties in Washington, Oregon and Idaho. Banner Bank offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Its focus is on traditional banking, accepting deposits and originating loans in locations surrounding its offices. Banner Bank also participates actively in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agricultural business loans, construction and land development loans, one- to four-family residential loans and consumer loans.

     Additional information about Banner and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

     The principal executive office of Banner is located at 10 South First Avenue, Walla Walla, Washington 99362, and its telephone number is (509) 527-3636.

San Juan Financial Holding Company

General

     San Juan Financial Holding Company is a financial holding company primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary, Islanders Bank. Islanders Bank was incorporated as a Washington state-chartered commercial bank in December 1980 and opened for business in July 1981. Islanders Bank operates branch offices in the Washington San Juan Islands of Friday Harbor, Orcas Island and Lopez Island located west of Bellingham, Washington and east of Victoria, B.C. Islanders Bank offers commercial banking services to individuals and small and medium-sized businesses located in the San Juan Islands. Its focus is on traditional banking, accepting deposits and originating loans in locations surrounding its offices. Lending activities include predominantly commercial and residential real estate loans, as well as commercial business loans, construction and land development loans and consumer loans. As of June 30, 2006 (the most recent date for which the information is available), the Bank had the dominant deposit market share position at 39.75% of San Juan County total deposits. Islanders Bank had approximately $153 million in total assets, $113 million in net loans, and $122 million in deposits at December 31, 2006.

     The principal executive office of San Juan Financial is located at 225 Blair Avenue, Friday Harbor, WA 98250, and its telephone number is (360) 378-2265.

Securities Authorized for Issuance Under Equity Plans of San Juan Financial

     San Juan Financial has established a stock option plan under which options to acquire shares of San Juan Financial Holding Company common stock may be granted to officers and directors. There are no shares remaining available for further grants under the plan. As of March 26, 2007, a total of 750 options are outstanding and will be cashed out in the merger.

Security Ownership of Certain Beneficial Owners and Management of San Juan Financial

     As of March 26, 2007, there were 364,078 shares of common stock issued and outstanding. The following table shows, as of March 26, 2007, the number of shares of San Juan Financial Holding Company common stock beneficially owned by: (i) each of our directors; (ii) our chief executive officer and certain of our executive officers; (iii) all of our directors and executive officers as a group and (iv) each person known by us to beneficially own more than 5% of any class of our outstanding voting securities.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership	Class

Directors and Named Executive Officers
David Moorhouse, Director	40,952 (2)	11.2%
Kyle Lukins, Director	27,822 (3)	7.6%
Richard Kneipp, President/CEO and Director	17,966 (4)	4.9%
Wallace F. Gudgell, Director	11,476	3.1%
Brian H. Brown, Director	2,821 (5)	*
Steven Kennedy, Director	312	*
Virginia Hawker, Director	228	*
Thomas Starr, Director	142 (6)	*
Robert Coleman, Executive Vice President/COO	750 (7)	*
All directors and executive officers as a group (9 persons)	102,469 (8)	28.14%
Other 5% Holders
Kelly D. Lukins and Kenneth Propp	27,822 (9)	7.6%
2411 Lancaster Court
Falls Church, VA 22043
WABANC &Co	32,468 (10)	8.9%
c/o Trust Department
P.O. Box 2127
Spokane, WA 99210
———————
* less than 1%

(1)	Unless otherwise provided, the address of each beneficial holder listed above is c/o San Juan Financial Holding Company, 225 Blair Avenue, Friday Harbor, WA 98250.

(2)	Includes 213 shares of common stock held by Mr. Moorhouse’s wife, over which Mr. Moorhouse does not exercise voting and investment power.
(3)	Excludes 12,000 shares held by the minor children of Mr. Lukins. Includes 250 shares of common stock owned by Mr. Lukins’ wife, over which Mr. Lukins does not exercise voting or investment power. See also note 10.
(4)	Includes 1,000 shares of common stock held by Kneipp Family Investments. Mr. Kneipp exercises sole voting and investment control over such shares.
(5)	Includes 100 shares of common stock owned by Mr. Brown’s wife through her IRA, over which Mr. Brown does not exercise voting and investment power.
(6)	Includes 112 shares common stock owned by Mr. Starr’s wife through her IRA, over which Mr. Starr does not exercise voting and investment power.
(7)	Includes options to acquire 750 shares of common stock exercisable within 60 days of March 26, 2007, assuming for this purpose acceleration of vesting due to a change of control of San Juan Financial.
(8)	Includes options to acquire 750 shares of common stock exercisable within 60 days of March 26, 2007, assuming for this purpose acceleration of vesting due to a change of control of San Juan Financial.
(9)	Excludes 12,000 shares owned by the minor children of Kelly Lukins. See note 10.
(10)	Includes 8,400 shares owned by Scott Lukins, the father of Kyle Lukins, 12,000 shares of common stock owned by the minor children of Kyle Lukins and 12,000 shares of common stock owned by the minor children of Kelly Lukins. Kyle Lukins does not exercise voting and investment power over the 12,000 shares owned by his minor children and Kelly Lukins, the sister of Kyle Lukins, does not exercise voting and investment power over the shares held by her minor children.

MARKET PRICE AND DIVIDEND DATA

Banner

     Banner common stock trades on The Nasdaq Global Select Market under the symbol “BANR.”

     The following table sets forth the high and low sales prices of Banner common stock for the calendar quarters indicated, as reported on the Nasdaq, and the quarterly cash dividends declared per share in the periods indicated:

			Dividend
	High	Low	Declared

2005
First Quarter	$ 31.58	$ 26.31	$ 0.17
Second Quarter	28.89	24.67	0.17
Third Quarter	31.24	25.89	0.17
Fourth Quarter	32.76	25.96	0.18
2006
First Quarter	35.25	30.58	0.18
Second Quarter	40.02	33.25	0.18
Third Quarter	42.16	37.50	0.18
Fourth Quarter	46.71	39.53	0.19
2007
First Quarter (through March 26)	45.41	38.61	0.19

     On December 18, 2006, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Banner common stock as reported on the Nasdaq were $43.49 and $42.31, respectively. On March 26, 2007, the last full trading day before the date of this document, the high and low sale prices of Banner common stock as reported on the Nasdaq were $41.63 and $41.05, respectively.

     As of March 26, 2007, the last date prior to printing this document for which it was practicable for Banner to obtain this information, there were approximately 944 registered holders of Banner common stock.

San Juan Financial

     There is no established public trading market for San Juan Financial common stock. During the 2005 calendar year, San Juan Financial paid dividends of $0.30 per share in March of 2005 and September of 2005. In the 2006 calendar year, San Juan Financial paid dividends of $0.40 per share in March of 2006 and $1.00 per share in August of 2006. San Juan Financial paid no dividends in 2007 to date and will not pay any regular cash dividends pending the completion of the merger. As of March 26, 2007, the last date prior to printing this document for which it was practicable for San Juan Financial to obtain this information, there were approximately 248 registered holders of San Juan Financial common stock.

COMPARATIVE RIGHTS OF BANNER AND SAN JUAN FINANCIAL SHAREHOLDERS

     Banner and San Juan Financial are both incorporated under Washington law. Any differences, therefore, in the rights of holders of Banner common stock and San Juan Financial common stock arise primarily from differences in their respective articles of incorporation and bylaws. Upon completion of the merger, the articles of incorporation and bylaws (as amended in accordance with the merger agreement) of Banner in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, the rights of former San Juan Financial shareholders will be determined by reference to the Banner articles of incorporation and bylaws. The material differences between the rights of holders of San Juan Financial common stock and the rights of holders of Banner common stock, resulting from the differences in their governing corporate instruments, are summarized below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Washington Business Corporation Act and the governing instruments of Banner and San Juan Financial, to which you are referred. The governing instruments are subject to amendment in accordance with their terms. Copies of the governing corporate instruments of Banner are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

BANNER	SAN JUAN FINANCIAL

Authorized Capital
Authorized Shares. Banner is authorized under its	Authorized Shares. San Juan Financial is authorized
articles of incorporation to issue 25,000,000 shares of	under its articles of incorporation to issue 1,600,000
common stock, par value $0.01, and 500,000 shares of	shares of common stock, par value $1.00 per share.
preferred stock, par value $0.01.

Preferred Stock. Banner’s articles of incorporation
provide that the relative rights, preferences and
limitations of preferred stock may be determined by the
board of directors. The rights of preferred shareholders
may supersede the rights of common shareholders.
Currently, no Banner preferred stock is issued or
outstanding.

Preemptive Rights. San Juan Financial shareholders
have the right to acquire proportional amounts of San
Juan Financial common stock subject to Washington
law.

Special Meetings of Shareholders
Banner’s articles of incorporation provide that special	San Juan Financial’s bylaws provide that the board of
meetings of its shareholders may only be called by the	directors or shareholders owning at least one-third of the
board or its committees.	voting stock may call special meetings of shareholders.

Number of Directors; Classified Board; Removal; Vacancies
Number of Directors. Banner’s articles of incorporation	Number of Directors. San Juan Financial articles of
provide that the board of directors must consist of	incorporation provide that the board of directors must
between five and twenty-five directors, with the exact	consist of between five and twenty-five directors, with
number to be fixed from time to time by the board of	the exact number to be determined from time to time by

BANNER	SAN JUAN FINANCIAL

directors. Currently, there are twelve directors on the	resolution of the board of directors. Currently, there are
board of directors.	eight directors on the board of directors.

Classified Board. Banner’s articles of incorporation
provide that the board of directors is divided into three
classes of directors, with the classes to be as nearly equal as possible. Each class is elected for a three-year term.

Removal. Banner’s articles of incorporation provide that	Removal. Under Washington law, directors may be
any director or the entire board may only be removed for	removed without cause by a majority of the shares
cause by the affirmative vote of 80% of the shares	entitled to vote unless the articles of incorporation
entitled to vote thereon.	provide otherwise. San Juan Financial’s articles of
incorporation do not provide otherwise. Under
Washington law, if a corporation permits cumulative
voting and less than the full board is to be removed, a
director may be removed only if the votes cast against
removal would not be sufficient to elect such director.
San Juan Financial’s articles of incorporation do not
permit cumulative voting.

Vacancies. Banner’s articles of incorporation provide	Vacancies. Under Washington law, any vacancy on the
that vacancies will be filled by a vote of two-thirds of	board of directors or any newly created directorship
the directors then in office.	resulting from any increase in the number of members of
the board of directors may be filled by the shareholders,
the board of directors, or if the directors in office
constitute fewer than a quorum, a majority of the
directors in office.

Amendments to Articles of Incorporation
Under Washington law and subject to selected	San Juan Financial’s articles of incorporation may be
exceptions provided by Washington law, an amendment	amended as provided by Washington law.
to the articles of incorporation proposed by the
corporation requires the approval of the holders of a
two-thirds, or a majority in the case of a public
company, of the outstanding stock, or any class of stock,
entitled to vote upon the proposed amendment.

Banner’s articles of incorporation additionally require a
vote of 80% of the outstanding shares entitled to vote
where the amendment concerns the:

  removal of directors;
  notice provisions for shareholder nominations and
  proposals;
  approval and evaluation of business combinations and
  the limitations on voting certain capital stock;
  indemnification and limitation of person liability;
  the calling of special meetings of the shareholders; and

BANNER	SAN JUAN FINANCIAL

right of the board of directors or shareholders to amend the articles of incorporation and bylaws.
Amendments to the Bylaws
Banner’s articles of incorporation and bylaws permit	San Juan Financial’s articles of incorporation permit
amendment of the bylaws by the board of directors or by	amendment of the bylaws by the shareholders or by the
the affirmative vote of 80% of the shareholders.	board of directors (except with respect to their
qualifications, term of office or compensation) if the
shareholders vest such authority in the board of
directors.

Notice of Shareholder Nominations and Proposals
Banner’s articles of incorporation permit shareholders to	San Juan Financial’s bylaws do not restrict shareholders
nominate candidates for election to the board of	ability to nominate candidates for election to the board
directors and to introduce other business that is a proper	of directors or to introduce other business that is a
matter for shareholder action in connection with any	proper matter for shareholder action in connection with
shareholder meeting. In order for a nomination or	any shareholder meeting.
proposal to be properly brought before a shareholder
meeting by a shareholder:

  the shareholder must give timely written notice of the
      item as provided under the articles of incorporation;
      for notice to be timely, it must be delivered to the
      corporate secretary at the principal office of Banner
      not less than 30 nor more than 60 days prior to the
      meeting, provided that if less than 31 days’ notice of
      the meeting is given to shareholders, then on the tenth
      day following the day on which such notice was mailed
       to shareholders

  the proposal must provide certain information concerning
       the shareholder and each person whom the   shareholder
       proposes to nominate for election   (including his or her
       consent to such nomination and   to serve as a director, if
       applicable), and a brief   description of the proposal, the
       reasons for the   proposal, and any interest the shareholder
       has in the   proposal (if relating to items other than the
       election of   one or more directors).

Shareholder Action by Written Consent Without a Meeting
Banner’s bylaws permit shareholder action by	Under Washington law, shareholder action by written
unanimous written consent of the shares of capital stock	consent is permitted if signed by all shareholders entitled
entitled to vote on the action.	to vote on the action.

Required Vote for Mergers and Dispositions of Assets; Control Share Acquisitions
Required Vote for Mergers and Dispositions of Assets.	Required Vote for Mergers and Dispositions of Assets.
In addition to the provisions of Chapter 23B.19 of the	Chapter 23B.19 of the Washington Business Corporation
Washington Business Corporation Act (described	Act prohibits a corporation from engaging in any
opposite), Banner’s articles of incorporation provide that	“significant business transaction” with an interested
any merger, share exchange, sale of all or substantially	shareholder (generally defined as a 10% shareholder) for
all of Banner’s assets must be approved by a majority of	five years after the interested shareholder becomes such,
the outstanding shares entitled to vote thereon.	unless the significant business transaction was approved
by a majority of the target’s board prior to the interested

BANNER	SAN JUAN FINANCIAL

Banner’s articles of incorporation prohibit Banner from	shareholder becoming such.
engaging in a “business combination” with an interested
shareholder who, together with its associates and
affiliates, beneficially owns 10% or more of the
outstanding voting stock of the corporation unless at
least 80% of the outstanding capital stock entitled to
vote and a majority of the outstanding shares of capital
stock entitled to vote excluding all shares beneficially
owned by the interested shareholder approve the
transaction.

This supermajority voting requirement does not apply to	In addition, Washington law provides certain exceptions
any business combination that is approved by two-thirds	to this supermajority requirement if (i) five years has
of the “continuing directors” acting a meeting where	passed since the interested shareholder became such and
two-thirds of the continuing directors are present. A	(ii) either of the following conditions is met:
“continuing director” is any director are unaffiliated with
the interested shareholder and who was a director prior	• a majority of the shareholders, excluding the
to the time the interested shareholder became such, or	interested shareholder, approve the significant
any director recommended by such directors.	business transaction; or

• certain substantive conditions are met generally
assuring that the price paid in the business
combination equals or exceeds the highest price paid
by the interested shareholder to acquire capital stock
of the corporation.

The following transactions are “business combinations”	Under Washington law, a “significant business
subject to the restrictions described above:	transaction” is defined as any of the following:

• a merger or consolidation of Banner or any of its	• a merger, share exchange or consolidation of a target
subsidiaries with the interested shareholder;	or any of its subsidiaries with the interested
shareholder or its affiliates;

• a sale or other disposition to or with the interested	• a sale or other disposition to or with the interested
shareholder of assets exceeding 25% of the total	shareholder of assets representing 5% or more of the
assets of Banner at the end of the preceding fiscal	market value of the assets or shares or earning power
year;	of the target or subsidiary;

• the issuance of securities of Banner or its subsidiaries	• the issuance, transfer or redemption by a target or its
to the interested shareholder;	subsidiaries of shares, options, warrants or rights to
acquire shares to or owned by an interested
shareholder, unless pro rata to all shareholders;

• the acquisition by Banner or its subsidiaries of	• the liquidation of a target proposed by the interested
securities of the interested shareholder;	shareholder;

• any reclassification of or involving Banner’s common	• any reclassification of or involving the target’s
stock; and	common stock proposed by the interested
shareholder;

• any agreement, contract or arrangement providing for	• certain other transactions such as loans or transfers of
the transactions listed above.	tax characteristics to the interested shareholder; and

• the termination of five percent or more of the

BANNER	SAN JUAN FINANCIAL

employees of the target or its subsidiaries employed
in Washington State during the five years after the
interested shareholder becomes such;

Banner’s articles of incorporation include a constituency
provision that permits Banner’s board of directors to
consider interests of Banner’s employees, depositors,
loan and other customers, creditors and other elements
of the communities in which Banner does business in
evaluating a business combination, as defined above.

Absence of Required Vote for Some Mergers.	Absence of Required Vote for Some Mergers.
Washington law does not require a vote of the	Washington law applies. San Juan Financial’s articles of
shareholders if:	incorporation contain no further requirements.

• the agreement of merger does not amend the articles
of the corporation except in ways that would not have
required shareholder consent under state law;

• each shareholder will, after the merger, hold the same
number of shares, with identical designations,
preferences, limitations, and relative rights; and

• the number of voting and participating shares issuable
in connection with the merger will not cause the
corporation to exceed the number of voting and
participating shares, respectively authorized by its
articles of incorporation.

Banner’s articles of incorporation provide that if any
person or group (other than certain underwriters,
employee benefit plans, and proxyholders) acquires
more than 10% of the voting power of the corporation
without the prior approval of two-thirds of the
“continuing directors,” such person shall only be entitled
to 1/100th of a vote per share for each share in excess of
10% of the voting power of the corporation.

Shareholder Rights Plans
Banner does not currently have a shareholder rights plan.	San Juan Financial does not currently have a shareholder
rights plan.

Indemnification of Directors and Officers
Banner’s articles of incorporation provide that Banner	San Juan Financial’s articles of incorporation provide
will indemnify and advance expenses to its directors,	that San Juan Financial will indemnify, to the fullest
officers, employees and agents, and persons serving as a	extent permissible under Washington law, any director
director, officer, partner, trustee, employee or agent of	or officer who was or is a party to any threatened,
another entity at the request of the corporation, against	pending or completed action, suit or proceeding by
expenses, judgments, fines and settlements actually and	reason of the fact that such person is or was a director or
reasonably incurred by the person in connection with an	officer of San Juan Financial, or is or was serving at the
action, suit or proceeding, unless resulting from:	request of San Juan Financial as a director, officer,
employee or agent of another entity. Under Washington
law, such indemnification does not cover:

BANNER	SAN JUAN FINANCIAL

• acts or omissions finally adjudged to violate the law	• acts or omissions finally adjudged to violate the law
(including Washington state law regarding unlawful	(including Washington state law regarding unlawful
distributions); or	distributions); or

• transactions with respect to which it is finally	• transactions with respect to which it is finally
adjudged that such person received a benefit to which	adjudged that such person received a benefit to which
s/he was not legally entitled.	s/he was not legally entitled.

Limitation of Personal Liability of Directors and Officers
Banner’s articles of incorporation provide that no	San Juan Financial’s articles of incorporation provide
director will be personally liable to the corporation or its	that the personal liability of directors will be limited to
shareholders for monetary damages for breach of the	the maximum extent permissible under Washington law,
director’s fiduciary duty except for liability for:	which prohibits limitations on liability for:

• intentional misconduct;	• intentional misconduct;

• a knowing violation of law;	• a knowing violation of law;

• a violation of Washington law relating to unlawful	• a violation of Washington law relating to unlawful
distributions; or	distributions; or

• any transaction from which the director will	• any transaction from which the director will
personally receive a benefit in money, property or	personally receive a benefit in money, property or
services to which the director is not legally entitled.	services to which the director is not legally entitled.

  LEGAL MATTERS

       The validity of the shares of Banner common stock to be issued in the merger will be passed upon for Banner by Wachtell, Lipton, Rosen & Katz.

  EXPERTS

       The consolidated financial statements of Banner Corporation at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in Banner Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006, which is referred to and made a part of this Prospectus and Registration Statement, and Banner Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in the Form 10-K and incorporated by reference in this Prospectus and Registration Statement, have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

  OTHER MATTERS

       San Juan Financial will hold a 2007 annual meeting of shareholders only if the merger is not completed before the time San Juan Financial is required to hold its 2007 annual meeting under its articles of incorporation and bylaws. For a shareholder proposal, including a nomination for election as a director, to be brought before an annual meeting of shareholders, the shareholder may give advance notice to San Juan Financial by directing correspondence to its corporate secretary or may present such proposal in person at the annual meeting.

  WHERE YOU CAN FIND MORE INFORMATION

       Banner files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Banner filings are also available at the Internet website maintained by the SEC at www.sec.gov.

       Banner has filed a registration statement on Form S-4 to register with the SEC the Banner common stock that San Juan Financial shareholders will receive in connection with the merger. This document is a part of the registration statement of Banner on Form S-4 and is a prospectus of Banner and a proxy statement of San Juan Financial for San Juan Financial special meeting.

       The SEC permits Banner to “incorporate by reference” information into this document. This means that Banner can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the SEC after the date of this document that is incorporated by reference in this document.

       This document incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Banner and its financial condition.

Banner SEC Filings (File No. 000-26584)	Period or Filing Date

Annual Report on Form 10-K	Year Ended December 31, 2006
Current Reports on Form 8-K	March 2, 2007
Description of Banner common stock set forth	August 8, 1995
in the registration statement on Form 8-A
filed pursuant to Section 12 of the Exchange
Act, including any amendment or report filed
with the SEC for the purpose of updating this
description

       Banner also incorporates by reference into this document additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the San Juan Financial special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

       You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Banner as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. Shareholders may obtain documents incorporated by reference into this document by requesting them in writing, by telephone or via the Internet from the appropriate company at the following address:

Banner Corporation 10 South First Avenue Walla Walla, Washington 99362 Attention: Investor Relations Telephone: (509) 527-3636 Internet website: www.bannerbank.com

       If you would like to request documents from Banner, please do so by April 20, 2007, to receive them before the San Juan Financial special meeting, as applicable.

       This document contains a description of the representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties have been made solely for the benefit of the other party to such contracts and documents, may be subject to important qualifications and limitations agreed to by the contracting parties, and may not be complete, and such representations and warranties should not be relied on by any other person. In addition, the representations and warranties contained in the merger agreement:

    have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

    will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the merger agreement;

    may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

    are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

    were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Annex A

       AGREEMENT AND PLAN OF MERGER

  by and between

  SAN JUAN FINANCIAL HOLDING COMPANY

  and

  BANNER CORPORATION

  _____________________

  DATED AS OF DECEMBER 18, 2006

  A-i

3.18	Intellectual Property	A-27
3.19	Environmental Liability	A-28
3.20	State Takeover Laws	A-28
3.21	Reorganization; Approvals	A-28
3.22	Opinions	A-28
3.23	San Juan Financial Information	A-29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANNER

4.1	Corporate Organization	A-29
4.2	Capitalization	A-30
4.3	Authority; No Violation	A-31
4.4	Consents and Approvals	A-31
4.5	Reports; Regulatory Matters	A-32
4.6	Financial Statements	A-33
4.7	Broker’s Fees	A-34
4.8	Absence of Certain Changes or Events	A-34
4.9	Legal Proceedings	A-35
4.10	Taxes and Tax Returns	A-35
4.11	Compliance with Applicable Law	A-35
4.12	Intellectual Property	A-36
4.13	Risk Management Instruments	A-36
4.14	Investment Securities	A-36
4.15	Property	A-37
4.16	Environmental Liability	A-37
4.17	Loan Portfolio	A-38
4.18	Reorganization; Approvals	A-39
4.19	Banner Information	A-39

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	A-39
5.2	San Juan Financial Forbearances	A-39
5.3	Banner Forbearances	A-42

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-43
6.2	Access to Information	A-44
6.3	Shareholder Approval	A-45

  A-ii

6.4	Affiliates	A-45
6.5	Nasdaq Listing	A-45
6.6	Employee Matters	A-45
6.7	Indemnification; Directors’ and Officers’ Insurance	A-46
6.8	Additional Agreements	A-47
6.9	Advice of Changes	A-48
6.10	Exemption from Liability Under Section 16(b)	A-48
6.11	No Solicitation	A-48
6.12	Special Distribution	A-50

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-50
7.2	Conditions to Obligations of Banner	A-51
7.3	Conditions to Obligations of San Juan Financial	A-52

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-53
8.2	Effect of Termination	A-55
8.3	Fees and Expenses; Termination Fees	A-55
8.4	Amendment	A-56
8.5	Extension; Waiver	A-56

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	A-56
9.2	Nonsurvival of Representations, Warranties and Agreements	A-56
9.3	Notices	A-57
9.4	Interpretation	A-58
9.5	Counterparts	A-58
9.6	Entire Agreement	A-58
9.7	Governing Law; Jurisdiction	A-58
9.8	Publicity	A-59
9.9	Assignment; Third Party Beneficiaries	A-59

  A-iii

INDEX OF DEFINED TERMS

Section

Additional Consideration	1.6
Agency (Agencies)	3.16(d)
Aggregate Consideration	1.4(d)
Agreement	Preamble
Alternative Proposal	6.11(a)
Alternative Transaction	6.11(a)
Anticipated Closing Date	1.4(d)
Articles of Merger	1.2
Average Closing Price	1.4(d)
Banner	Preamble
Banner Articles	4.1(b)
Banner Benefit Plan	6.6(b)
Banner By-laws	4.1(b)
Banner Capitalization Date	4.2(a)
Banner Common Stock	1.4(a)
Banner Disclosure Schedule	Art. IV
Banner Fill Option	8.1(h)
Banner Leased Properties	4.15
Banner Loans	4.17(a)
Banner Owned Properties	4.15
Banner Preferred Stock	4.2(a)
Banner Real Property	4.15
Banner Regulatory Agencies	4.5(a)
Banner Regulatory Agreement	4.5(b)
Banner Requisite Regulatory Approvals	7.2(d)
Banner Restricted Share Right	1.5(b)
Banner SEC Reports	4.5(c)
Banner Starting Price	8.1(g)
Banner Stock Plans	4.2(a)
Banner Subsidiary	4.1(a)
BHC Act	3.1(b)
Business Day	1.4(d)
Certificate	1.4(f)
Change in control Event	1.4(d)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreements	6.2(b)
Controlled Group Liability	3.11
Covered Employees	6.6(a)
Derivative Transactions	3.14(a)
Determination Date	1.4(d)

A-iv

Disposition	6.12
Disposition Proceeds	6.12
Dissenting Shares	1.4(h)
Effective Time	1.2
Employment Agreement	3.11
ERISA	3.11
Exchange Act	3.13(a)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Fairness Opinion	3.22
FDIC	3.1(e)
Federal Reserve Board	3.4
Form S-4	3.4
GAAP	3.1(c)
Governmental Entity	3.4
Indebtedness	3.13(a)
Indemnified Parties	6.7(a)
Injunction	7.1(d)
Insurance Amount	6.7(c)
Intellectual Property	3.18
IRS	3.10(a)
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Loans	3.16(a)
Lower Ceiling Price	1.4(d)
Lower Floor Price	1.4(d)
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(d)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
Nasdaq	1.4(d)
Other Regulatory Approvals	3.4
Per Share Additional Consideration	1.6
Per Share Cash Consideration	1.4(d)
Per Share Stock Consideration	1.4(d)
Permitted Encumbrances	3.17
Plan	3.11
Policies, Practices and Procedures	3.15(b)
Proxy Statement	3.4
Qualified Plans	3.11
RCW	1.3
San Juan Financial	Preamble
San Juan Financial Articles	3.1(b)

  A-v

San Juan Financial Balance Sheet	3.6(a)
San Juan Financial Bank	3.1(c)
San Juan Financial Benefit Plan	3.11
San Juan Financial By-laws	3.1(b)
San Juan Financial Capitalization Date	3.2(a)
San Juan Financial Common Stock	1.4(b)
San Juan Financial Confidentiality Agreement	6.2(b)
San Juan Financial Contract	3.13(a)
San Juan Financial Criticized Assets	3.14(c)
San Juan Financial Disclosure Schedule	Art. III
San Juan Financial ERISA Affiliate	3.11
San Juan Financial Fill Option	8.1(h)
San Juan Financial Financial Statements	3.6(a)
San Juan Financial Leased Properties	3.17
San Juan Financial Options	1.5(a)
San Juan Financial Owned Properties	3.17
San Juan Financial Pool	3.16(g)
San Juan Financial Real Property	3.17
San Juan Financial Recommendation	6.3
San Juan Financial Regulatory Agencies	3.5(a)
San Juan Financial Regulatory Agreement	3.5(b)
San Juan Financial Requisite Regulatory Approvals	7.3(d)
San Juan Financial Restricted Shares	1.5(b)
San Juan Financial Shareholders’ Meeting	6.3
San Juan Financial Stock Plans	1.5(a)
San Juan Financial Subsidiary	3.1(c)
Sarbanes-Oxley Act	4.5(c)
SEC	3.4
Securities Act	3.2(a)
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Statutes	3.20
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Fee	8.3(b)(i)
Total Cash Amount	1.4(d)
Total Stock Amount	1.4(d)
Unaudited San Juan Financial Balance Sheet	3.6(a)
Upper Ceiling Price	1.4(d)
Upper Floor Price	1.4(d)
Voting Debt	3.2(a)
WBCA	1.1(a)
WDFI	3.5(a)
Withdrawal Liability	3.11

  A-vi

AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2006 (this “Agreement”), by and between SAN JUAN FINANCIAL HOLDING COMPANY, a Washington corporation (“San Juan Financial”) and BANNER CORPORATION, a Washington corporation (“Banner”).

W I T N E S S E T H:

       WHEREAS, the Boards of Directors of San Juan Financial and Banner have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which San Juan Financial will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Banner (the “Merger”), so that Banner is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

       WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

       WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

       NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I THE MERGER

       1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”), at the Effective Time, San Juan Financial shall merge with and into Banner. Banner shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of San Juan Financial shall cease.

       (b) Banner may, with San Juan Financial’s consent (which shall not be unreasonably withheld), at any time change the method or structure of effecting the combination (including by providing for the merger of San Juan Financial and a wholly owned subsidiary of Banner); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to San Juan Financial’s shareholders or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. This Agreement and

A-1

  any related documents will be appropriately amended in order to reflect any such changed method or structure.

       1.2 Effective Time. The Merger shall become effective at the time set forth in the articles of merger that shall be filed with the Secretary of State of the State of Washington (the “Articles of Merger”) on the Closing Date, in the form attached hereto as Exhibit A. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

       1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Revised Code of Washington (“RCW”) 23B.11.060 and other applicable law.

       1.4 Conversion of San Juan Financial Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Banner, San Juan Financial or the holder of any of the following securities:

       (a) Each share of common stock, par value $0.01 per share, of Banner (the “Banner Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

       (b) All shares of common stock, par value $1.00 per share, of San Juan Financial (the “San Juan Financial Common Stock”) issued and outstanding immediately prior to the Effective Time that are beneficially owned by Banner or any Subsidiary of San Juan Financial (other than shares of San Juan Financial Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of San Juan Financial Common Stock held, directly or indirectly, by Banner or a Subsidiary of San Juan Financial in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of Banner or other consideration shall be delivered in exchange therefor.

       (c) Except as provided in clause (b) above, and subject to adjustments as set forth in clauses (e) and (g) below, each share of San Juan Financial Common Stock issued and outstanding immediately before the Merger (other than Dissenting Shares) shall be converted into the right to receive (i) the Per Share Cash Consideration, (ii) the Per Share Stock Consideration, and (iii) the Per Share Additional Consideration, if any.

       (d) As used in this Agreement, the following terms shall have the meanings set forth below:

       “Aggregate Consideration” means the aggregate value of the Merger Consideration.

       “Anticipated Closing Date” means the date first mutually agreed by the parties to be the date on which the parties expect that the conditions set forth in Article VI would have been satisfied and the Closing would occur.

A-2

       “Average Closing Price” of the Banner Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of Banner Common Stock reported on the The Nasdaq Stock Market (the “Nasdaq”) (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the ten (10) consecutive Nasdaq trading days ending at the close of trading on the Determination Date.

       “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Washington are authorized or obligated to close.

       A “Change in Control Event” shall be deemed to have occurred if, between the date of this Agreement and the Determination Date, a proposal shall have been publicly announced for (A) a merger, consolidation or other business combination involving Banner in connection with which Banner would not be the surviving corporation (unless shareholders of Banner immediately prior to such transaction own at least a majority of the surviving corporation or its ultimate parent company), or which, if consummated, would result in any person (or “group” of persons, as “group” is defined in Rule 13d under the Exchange Act) acquiring securities of Banner or a Subsidiary representing 50 percent or more, in the aggregate, of the voting power of Banner; (B) a transaction pursuant to which any person (or group of persons) directly or indirectly, acquires or would acquire more than 50 percent of the outstanding equity securities of Banner, whether pursuant to a tender offer, share exchange, exchange offer or otherwise, (C) a transaction pursuant to which any person (or group of persons) acquires or would acquire (by purchase, lease, exchange or otherwise) assets of Banner or any of its banking Subsidiaries representing more than 50 percent of the consolidated assets of Banner and its Subsidiaries.

       “Determination Date” means a date that is ten (10) Business Days prior to the Anticipated Closing Date.

       “Lower Ceiling Price” means $46.

       “Lower Floor Price” means $36.

       “Merger Consideration” means the aggregate Per Share Stock Consideration and Per Share Cash Consideration payable or issuable in connection with the Merger.

       “Per Share Cash Consideration” means cash in an amount equal to the quotient, rounded to the nearest cent, obtained by dividing the Total Cash Amount by the total number of shares of San Juan Financial Common Stock issued and outstanding immediately prior to the Effective Time.

       “Per Share Stock Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Total Stock Amount by the total number of shares of San Juan Financial Common Stock issued and outstanding immediately prior to the Effective Time.

A-3

       “Total Cash Amount” means an amount equal to $6,000,000, as such amount may be adjusted pursuant to the provisions of this Agreement.

       “Total Stock Amount” means 819,277 shares of Banner Common Stock, as such amount may be adjusted pursuant to the provisions of this Agreement.

       “Upper Ceiling Price” means $50.

       “Upper Floor Price” means $38.

       (e) In the event that (i) the Average Closing Price is less than the Upper Floor Price but greater than or equal to the Lower Floor Price, then the Merger Consideration shall be increased by an amount that represents the difference between the Upper Floor Price and the Average Closing Price, multiplied by the Total Stock Amount; or (ii) the Average Closing Price is greater than the Lower Ceiling Price but less than or equal to the Upper Ceiling Price, and no Change of Control Event has occurred, then the Aggregate Consideration shall be reduced by an amount that represents the difference between the Lower Ceiling Price and the Average Closing Price, multiplied by the Total Stock Amount. Any increase or decrease in the Aggregate Consideration contemplated by this clause may be effected by an increase in the Per Share Cash Consideration, the Per Share Stock Consideration or a combination thereof, at Banner’s discretion, provided that in no event shall the proportions of cash and Banner Common Stock issued in the Merger be adjusted so as to prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code. If the amount of Aggregate Consideration is adjusted pursuant to this clause, the definitions of Per Share Cash Consideration and Per Share Stock Consideration herein shall be deemed to have been adjusted accordingly.

       If, between the date of this Agreement and the Effective Time, the outstanding shares of Banner Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, appropriate adjustments shall be made to the Lower Floor Price, the Lower Ceiling Price, the Upper Floor Price and the Upper Ceiling Price.

       (f) All of the shares of San Juan Financial Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of San Juan Financial Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration, Additional Consideration (if any) and/or cash in lieu of fractional shares, into which the shares of San Juan Financial Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of San Juan Financial Common Stock become entitled in accordance with Section 2.3(c) .

A-4

       (g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Banner Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Total Stock Amount.

       (h) Notwithstanding any other provision contained in this Agreement, no shares of San Juan Financial Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised such shareholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under RCW 23B.13.210 and RCW 23B.13.230 shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by RCW Chapter 23B.13 (unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost, such shareholder’s right to dissent from the Merger under the WBCA) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the WBCA. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of San Juan Financial Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration and the Additional Consideration (if any) in accordance with the applicable provisions of this Agreement. San Juan Financial shall give Banner (i) prompt notice of any notice or demand for appraisal or payment for shares of San Juan Financial Common Stock received by San Juan Financial and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. San Juan Financial shall not, without the prior written consent of Banner, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands.

       1.5 Stock Options and Other Stock-Based Awards. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of San Juan Financial Common Stock granted to employees or directors of San Juan Financial or any of its Subsidiaries under the San Juan Financial 2001 Stock Option Plan, as amended and the award agreements thereunder (collectively, the “San Juan Financial Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “San Juan Financial Options”) regardless of whether or not vested, shall be cancelled and shall only entitle the holder thereof the right to receive, as soon as reasonably practicable following the Effective Time, a lump sum cash payment, without interest, equal to the product of (x) the number of shares subject to such San Juan Financial Option and (y) the excess, if any, of (i) the Per Share Cash Consideration plus the value of the Per Share Stock Consideration over (ii) the exercise price per share of such San Juan Financial Option; provided, however, that Banner shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

       (b) As of the Effective Time, each restricted share of San Juan Financial Common Stock granted to any employee or director of San Juan Financial under a San Juan

A-5

  Financial Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “San Juan Financial Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (the “Banner Restricted Share Right”), on the same terms and conditions as applied to each such San Juan Financial Restricted Share immediately prior to the Effective Time (including the same transfer restrictions), the Merger Consideration determined in accordance with Section 1.4 of this Agreement, and treating such San Juan Financial Restricted Shares in the same manner as all other shares of San Juan Financial Common Stock for such purposes; provided, however, that Banner shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

       1.6 Additional Consideration. If, as of March 31, 2007, the Closing has not occurred (and the failure of the Closing to occur by such date is not due to San Juan Financial’s failure to perform or observe the covenants and agreements of San Juan Financial set forth in this Agreement) and this Agreement has not been terminated pursuant to Section 8.1, the holders of San Juan Financial Common Stock issued and outstanding immediately before the Effective Time shall be entitled to receive additional consideration as set forth in this Section and in Section 1.4(c)(iii) . The “Additional Consideration” shall equal any dividends or distributions declared by the Board of Directors of Banner on the Banner Common Stock with a record date on or after March 31, 2007, but before the Closing Date, that would have been payable with respect to the Banner Common Stock included in the Merger Consideration, after giving effect to any adjustments provided for herein, if such Banner Common Stock had been issued and outstanding as of such record date. The “Per Share Additional Consideration” shall be equal to the quotient obtained by dividing the Additional Consideration by the total number of shares of San Juan Financial Common Stock issued and outstanding immediately prior to the Effective Time.

       1.7 Articles of Incorporation of Banner. At the Effective Time, the articles of incorporation of Banner, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

       1.8 By-laws of Banner. At the Effective Time, the by-laws of Banner, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

       1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

       2.1 Exchange Agent. Prior to the Effective Time, Banner shall appoint a bank or trust company selected by Banner and reasonably acceptable to San Juan Financial (the

A-6

  “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”), to act as exchange agent hereunder.

       2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Banner shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the number of shares of Banner Common Stock sufficient to deliver, and Banner shall instruct the Exchange Agent to timely deliver, the Total Stock Amount, and (ii) immediately available funds equal to the Total Cash Amount (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and the Additional Consideration (if any) and Banner shall instruct the Exchange Agent to timely pay or deliver the Merger Consideration, the Additional Consideration (if any) and such cash in lieu of fractional shares, in accordance with this Agreement.

       2.3 Delivery of Merger Consideration. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of San Juan Financial Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, the Additional Consideration (if any) and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c) .

       (b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of San Juan Financial Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest cent), the Additional Consideration to which such holder is entitled (if any) and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor in respect of the shares of San Juan Financial Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, the Additional Consideration (if any) and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

       (c) No dividends or other distributions with respect to Banner Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Banner Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned

A-7

  property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Banner Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Banner Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Banner Common Stock issuable with respect to such Certificate.

       (d) In the event of a transfer of ownership of a Certificate representing San Juan Financial Common Stock that is not registered in the stock transfer records of San Juan Financial, the proper amount of cash and/or shares of Banner Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such San Juan Financial Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Banner that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Banner) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of Banner Common Stock, any Additional Consideration to which the holder is entitled, and cash dividends or distributions payable pursuant to Section 2.4(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of San Juan Financial Common Stock such amounts as the Exchange Agent or Banner, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Banner, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of San Juan Financial Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Banner, as the case may be.

       (e) After the Effective Time, there shall be no transfers on the stock transfer books of San Juan Financial of any shares of San Juan Financial Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of San Juan Financial Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, the Additional Consideration (if any) and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

       (f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Banner Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Banner Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Banner. In lieu of the issuance of any such fractional share, Banner shall pay to each former

A-8

  shareholder of San Juan Financial who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of San Juan Financial Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Banner Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

       (g) Any portion of the Exchange Fund and any Additional Consideration that remains unclaimed by the shareholders of San Juan Financial as of the first anniversary of the Effective Time shall be paid to Banner. Any former shareholders of San Juan Financial who have not theretofore complied with this Article II shall thereafter look only to Banner with respect to the Merger Consideration and the Additional Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Banner Common Stock deliverable in respect of each share of San Juan Financial Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Banner, San Juan Financial, the Exchange Agent or any other person shall be liable to any former holder of shares of San Juan Financial Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

       (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Banner or the Exchange Agent, the posting by such person of a bond in such amount as Banner may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and Additional Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

  REPRESENTATIONS AND WARRANTIES OF SAN JUAN FINANCIAL

       Except as disclosed in the disclosure schedule (the “San Juan Financial Disclosure Schedule”) delivered by San Juan Financial to Banner prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of San Juan Financial’s covenants, provided, however, that disclosure in any section of such San Juan Financial Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement), San Juan Financial hereby represents and warrants to Banner as follows:

       3.1 Corporate Organization. (a) San Juan Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. San Juan Financial has the corporate power and authority to own or lease all of its properties and

A-9

  assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Banner, San Juan Financial or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions or in general economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes have a disproportionate adverse effect on such party, (D) any change, effect, event or occurrence arising out of the public announcement of this Agreement and the transactions contemplated hereby, including any expenses reasonably incurred in connection herewith, (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent such changes affect San Juan Financial disproporationately as compared to banks or savings associations and their holding companies generally, and (F) actions or omissions of San Juan Financial or Banner taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

       (b) San Juan Financial is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Articles of Incorporation of San Juan Financial, as amended (the “San Juan Financial Articles”), and the By-laws of San Juan Financial (the “San Juan Financial By-laws”), as in effect as of the date of this Agreement, have previously been made available to Banner.

       (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, each of Islanders Bank (the “San Juan Financial Bank”) and San Juan Title, LLC (i) is duly organized and validly existing (and in the case of San Juan Financial Bank, as a state-chartered bank) under the laws of the State of Washington, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation and by-laws of each San

A-10

  Juan Financial Subsidiary, copies of which have previously been made available to Banner, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is now or was for any fiscal year ending after December 31, 2004, consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”). The term “San Juan Financial Subsidiary” shall mean any direct or indirect Subsidiary of San Juan Financial. San Juan Financial has no Subsidiaries other than San Juan Financial Bank.

       (d) As of September 30, 2006, San Juan Financial Bank is “well capitalized” and “well managed” as a matter of U.S. federal banking law. San Juan Financial Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

       (e) The deposit accounts of San Juan Financial Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

       (f) The minute books of San Juan Financial and San Juan Financial Bank previously made available to Banner contain true, complete and correct minutes of all meetings and memoranda of all other corporate actions held or taken since December 31, 2002, of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

       3.2 Capitalization. (a) The authorized capital stock of San Juan Financial consists of 1,000,000 shares of San Juan Financial Common Stock, of which, as of December 1, 2006 (the “San Juan Financial Capitalization Date”), 364,078 shares were issued and outstanding. As of the date hereof, no shares of San Juan Financial Common Stock were reserved for issuance except for 750 shares of San Juan Financial Common Stock reserved for issuance upon the exercise of San Juan Financial Options pursuant to San Juan Financial Stock Plans. All of the issued and outstanding shares of San Juan Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of San Juan Financial are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement and San Juan Financial Stock Plans, San Juan Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of San Juan Financial Common Stock, Voting Debt or any other equity securities of San Juan Financial or any securities representing the right to purchase or otherwise receive any shares of San Juan Financial Common Stock, Voting Debt or any other equity securities of San Juan Financial or any San Juan Financial Subsidiary. As of the date of this Agreement, there are no contractual obligations of San Juan Financial or any San Juan Financial Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of capital stock of San Juan Financial or any equity security of San Juan Financial or any San Juan Financial Subsidiary or any securities

A-11

  representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of San Juan Financial or any San Juan Financial Subsidiary or (y) pursuant to which San Juan Financial or any San Juan Financial Subsidiary is or could be required to register shares of San Juan Financial capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Section 3.2 of the San Juan Financial Disclosure Schedule sets forth a true, complete and correct list of the number of shares of San Juan Financial Common Stock issuable upon the exercise of each San Juan Financial Option outstanding under San Juan Financial Stock Plans as of the San Juan Financial Capitalization Date, the names of the holders thereof, the status as vested or unvested and the exercise price for each such San Juan Financial Option. Since the San Juan Financial Capitalization Date through the date hereof, San Juan Financial has not (A) issued or repurchased any shares of San Juan Financial Common Stock, Voting Debt or other equity securities of San Juan Financial other than the issuance of shares of San Juan Financial Common Stock in connection with the exercise of San Juan Financial Options to purchase San Juan Financial Common Stock granted under San Juan Financial Stock Plans that were outstanding on the San Juan Financial Capitalization Date or (B) issued or awarded any options, warrants, restricted shares or any other equity-based awards under any of San Juan Financial Stock Plans.

       (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each San Juan Financial Subsidiary are owned directly by San Juan Financial, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to RCW §30.12.180) and free of preemptive rights. No such San Juan Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

       3.3 Authority; No Violation. (a) San Juan Financial has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of San Juan Financial. The Board of Directors of San Juan Financial has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of San Juan Financial and its shareholders, has directed that this Agreement be submitted to San Juan Financial’s shareholders for approval and adoption at a duly held meeting of such shareholders, has determined to recommend such approval and has adopted a resolution to the foregoing effect. The affirmative vote required for the approval and adoption of the Agreement by the shareholders of San Juan Financial is two-thirds of the votes entitled to be cast thereon. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of San Juan Financial Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of San Juan Financial are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by San Juan Financial and (assuming due authorization, execution and delivery by Banner) constitutes the valid and binding obligation of San Juan Financial, enforceable against San Juan Financial in accordance with its

A-12

  terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

       (b) Neither the execution and delivery of this Agreement by San Juan Financial nor the consummation by San Juan Financial of the transactions contemplated hereby, nor compliance by San Juan Financial with any of the terms or provisions of this Agreement, will (i) violate any provision of San Juan Financial Articles or San Juan Financial By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to San Juan Financial, any of its Subsidiaries or any of their respective properties or assets or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of San Juan Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which San Juan Financial or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

       3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any state banking or insurance authorities and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meetings of San Juan Financial’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger, (v) any consents, authorizations, approvals, filings or exemptions required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Banner Common Stock pursuant to this Agreement and approval of listing of such Banner Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by San Juan Financial of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by San Juan Financial of this Agreement.

       3.5 Reports; Regulatory Matters. (a) San Juan Financial and each San Juan Financial Subsidiary has timely filed all reports, registrations and statements, together with any

A-13

  amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the FDIC, and (iii) the State of Washington Department of Financial Institutions (“WDFI,” and collectively, “San Juan Financial Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any San Juan Financial Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a San Juan Financial Regulatory Agency or other Governmental Entity in the ordinary course of the business of San Juan Financial and its Subsidiaries, no San Juan Financial Regulatory Agency or other Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of San Juan Financial, investigation into the business, disclosures or operations of San Juan Financial or any San Juan Financial Subsidiary. Since January 1, 2003, no San Juan Financial Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of San Juan Financial, investigation into the business, disclosures or operations of San Juan Financial or any San Juan Financial Subsidiary. There is no unresolved violation or exception by any San Juan Financial Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of San Juan Financial or any San Juan Financial Subsidiary. Except for normal examinations conducted by a San Juan Financial Regulatory Agency or other Governmental Entity in the ordinary course of the business of San Juan Financial and San Juan Financial Bank, since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any San Juan Financial Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of San Juan Financial or any San Juan Financial Subsidiary.

       (b) Neither San Juan Financial nor any San Juan Financial Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any San Juan Financial Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “San Juan Financial Regulatory Agreement”), nor has San Juan Financial or any of its Subsidiaries been advised since January 1, 2003 by any San Juan Financial Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such San Juan Financial Regulatory Agreement.

       (c) San Juan Financial has previously made available to Banner an accurate and complete copy of (i) all documents provided or made available by or on behalf of San Juan Financial to its shareholders or prospective investors and (ii) each communication mailed by San Juan Financial to its shareholders, in each case since January 1, 2003 and prior to the date of this Agreement. No such San Juan Financial communication, at the time filed, furnished or

A-14

  communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

       3.6 Financial Statements. (a) Section 3.6(a) of the San Juan Financial Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of San Juan Financial as of December 31, 2005 (the “San Juan Financial Balance Sheet”), December 31, 2004 and December 31, 2003, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 and (ii) the unaudited consolidated balance sheets of San Juan Financial as of September 30, 2006 (the “Unaudited San Juan Financial Balance Sheet”) and September 30, 2005, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the three months and nine months ended September 30, 2006 and September 30, 2005 (including the related notes, where applicable) (all such balance sheets and financial statements and related notes, the “San Juan Financial Financial Statements”).

       (b) The San Juan Financial Financial Reports (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of San Juan Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (ii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of San Juan Financial and its Subsidiaries have been, and are being, maintained in all material respects in accordance with any applicable legal and accounting requirements and reflect only actual transactions, and the books and records of San Juan Financial and San Juan Financial Bank since January 1, 2005 have been, and are being, maintained in all material respects in accordance with GAAP. David Christensen CPA & Consultant, PLCC, did not resign and was not dismissed as independent public accountants of San Juan Financial as a result of or in connection with any disagreements with San Juan Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Moss Adams LLP has not resigned or been dismissed as independent public accountants of San Juan Financial as a result of or in connection with any disagreements with San Juan Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

       (c) Neither San Juan Financial nor any San Juan Financial Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the Unaudited San Juan Financial Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

       (d) The records, systems, controls, data and information of San Juan Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any

A-15

  electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of San Juan Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on San Juan Financial. San Juan Financial maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and San Juan Financial has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

       (e) Since December 31, 2005, (i) through the date hereof, neither San Juan Financial nor any of its Subsidiaries nor, to the knowledge of the officers of San Juan Financial, any director, officer, employee, auditor, accountant or representative of San Juan Financial or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of San Juan Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that San Juan Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing San Juan Financial or any of its Subsidiaries, whether or not employed by San Juan Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by San Juan Financial or any of its officers, directors, employees or agents to the Board of Directors of San Juan Financial or any committee thereof or to any director or officer of San Juan Financial.

       3.7 Broker’s Fees. Neither San Juan Financial nor any San Juan Financial Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than McAdams Wright Ragen, Inc. pursuant to a letter agreement between San Juan Financial and McAdams Wright Ragen, Inc., a true, complete and correct copy of which has been previously delivered to Banner.

       3.8 Absence of Certain Changes or Events. (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on San Juan Financial.

       (b) Since December 31, 2005, through and including the date of this Agreement, San Juan Financial and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

       (c) Since December 31, 2005, neither San Juan Financial nor any San Juan Financial Subsidiary has (i) except for (A) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005 (which amounts have been previously made available to Banner),

A-16

  granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 3.11 of the San Juan Financial Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of San Juan Financial Common Stock, any restricted shares of San Juan Financial Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under San Juan Financial Stock Plans, (iii) made, changed or revoked any material Tax election or changed any Tax or financial accounting methods, principles or practices of San Juan Financial or its Subsidiaries affecting, its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

       3.9 Legal Proceedings. (a) Neither San Juan Financial nor any San Juan Financial Subsidiary is a party to any, and there are no pending or, to the best of San Juan Financial’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against San Juan Financial or any of its Subsidiaries.

       (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to bank holding companies or their Subsidiaries) imposed upon San Juan Financial, any of its Subsidiaries or the assets of San Juan Financial or any of its Subsidiaries.

       3.10 Taxes and Tax Returns. (a) Each of San Juan Financial and its Subsidiaries has duly and timely filed, or will duly and timely file, (including all applicable extensions) all material Tax Returns required to be filed by or with respect to San Juan Financial or its Subsidiaries on or prior to the Effective Time (all such returns being accurate and complete in all material respects), has paid, or will pay, all Taxes with respect to the periods covered by such Tax Returns and has duly paid or made provision for, or will duly pay or make provision for, the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and, in each case, have been adequately reserved against. With respect to any income Tax returns of San Juan Financial or its Subsidiaries that have been audited by the Internal Revenue Service (the “IRS”) or any other applicable Tax authorities for any year from and including 2002, any liability with respect to deficiencies asserted as a result of such audit has been satisfied or is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon or with respect to San Juan Financial or any of its Subsidiaries. Neither San Juan Financial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among San Juan Financial and its Subsidiaries) or is liable for any Tax imposed on any person other than San Juan Financial and its Subsidiaries as a result of the application of Treasury Regulation Section 1.1502 -6 (and any comparable provision of state, local or foreign law). All Taxes that San Juan Financial or any of its Subsidiaries is required to withhold from amounts owing to any employee, creditor or third

A-17

  party have been properly withheld and, to the extent payable, timely paid over to the proper Governmental Entity. No extensions or waivers of statutes of limitation have been given by, or requested with respect to any Taxes of, San Juan Financial or any of its Subsidiaries, and neither San Juan Financial nor any of its Subsidiaries has requested an extension of time to file any Tax Return. Neither San Juan Financial nor any of its Subsidiaries has executed a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local law. Neither San Juan Financial nor any of its Subsidiaries has taken or agreed to take any action that would, or would be reasonably expected to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither San Juan Financial nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement, or otherwise as part of a plan (or series of related transactions) of which the Merger is a part, in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. Neither San Juan Financial nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither San Juan Financial nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state or local law, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by San Juan Financial or any of its Subsidiaries. The aggregate balance of the reserve for bad debts described in Section 593(g)(4)(A)(ii) of the Code and any similar provision under state or local laws and regulations of San Juan Financial and its Subsidiaries as of December 31, 2005 is zero. Neither San Juan Financial nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

       (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) any and all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for any items described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as successor or transferee, by contract or otherwise.

       (c) As used in this Agreement, the term “Tax Return” means any report, return or other information (including any amendments, schedules or attachments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined, unitary or consolidated returns for any group of entities that includes San Juan Financial or any of its Subsidiaries.

       3.11 Employee Matters. For purposes hereof, the following terms shall have the following meaning:

       “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq.

A-18

  of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

       A “San Juan Financial Benefit Plan” means any compensation or employee benefit plan, program, policy, practice, agreement or other arrangement providing compensation or benefits to any current or former employee, officer or director of San Juan Financial or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by San Juan Financial or any of its Subsidiaries or to which San Juan Financial or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

       “San Juan Financial ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

       “Employment Agreement” means a contract, offer letter or agreement of San Juan Financial or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which San Juan Financial or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

       “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

       “Plan” means any San Juan Financial Benefit Plan other than a Multiemployer Plan.

       “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

       (a) Section 3.11(a) of the San Juan Financial Disclosure Schedule includes a complete list and description of all material San Juan Financial Benefit Plans and all Employment Agreements.

       (b) With respect to each Plan, San Juan Financial has delivered to Banner a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, material employee communications, benefit schedules,

A-19

  trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. San Juan Financial has delivered or made available to Banner a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to Banner, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has San Juan Financial or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Employment Agreement.

       (c) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements. Each San Juan Financial Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

       (d) With respect to each San Juan Financial Benefit Plan, San Juan Financial and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such San Juan Financial Benefit Plans. Each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of San Juan Financial or any of its Subsidiaries under ERISA or the Code. Section 3.11(d) of the San Juan Financial Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9). None of San Juan Financial and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the San Juan Financial Benefit Plans or their related trusts, San Juan Financial, any of its Subsidiaries or any person that San Juan Financial or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

       (e) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the

A-20

  30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by San Juan Financial or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to San Juan Financial’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

       (f) Except as set forth in Section 3.11(g) of the San Juan Financial Disclosure Schedule: (i) no San Juan Financial Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of San Juan Financial, and its Subsidiaries nor any of their respective San Juan Financial ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of San Juan Financial, and its Subsidiaries nor any San Juan Financial ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of San Juan Financial or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither San Juan Financial nor any of its Subsidiaries, nor any of their respective San Juan Financial ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

       (g) Except for any such benefits described in Section 3.11(g) of the San Juan Financial Disclosure Schedule with respect to the individuals listed thereon, San Juan Financial and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to San Juan Financial and its Subsidiaries. San Juan Financial and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

       (h) Section 3.11(h) of the San Juan Financial Disclosure Schedule sets forth an accurate and complete description of each provision of any Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either along or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of San Juan Financial or any of its Subsidiaries, or could limit the right of San Juan Financial or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any San Juan Financial Benefit Plan or related trust or any Employment Agreement or related trust. San Juan Financial has delivered to Banner true, correct and complete copies of all Plans and Employment Agreements described in Section 3.11(h) of the San Juan Financial Disclosure Schedule.

A-21

       (i) No labor organization or group of employees of San Juan Financial or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of San Juan Financial and its Subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

       (j) Each individual who renders services to San Juan Financial or any of its Subsidiaries who is classified by San Juan Financial or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under San Juan Financial Benefit Plans) is properly so characterized. San Juan Financial, its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

       (k) No San Juan Financial Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

       3.12 Compliance with Applicable Law. (a) San Juan Financial and each San Juan Financial Subsidiary holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to San Juan Financial or any of its Subsidiaries, except where the failure to hold such licenses, franchises, permits and authorizations, or such non-compliance or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial or any of its Subsidiaries.

       (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial: San Juan Financial and each San Juan Financial Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law; and none of San Juan Financial, any San Juan Financial Subsidiary, or any director, officer or employee of San Juan Financial or of any San Juan Financial Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

       (c) Section 3.12(c) of San Juan Financial Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of San Juan Financial who have outstanding loans from San Juan Financial or San Juan Financial Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

A-22

       3.13 Certain Contracts. (a) Neither San Juan Financial nor any San Juan Financial Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Banner, San Juan Financial, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of San Juan Financial or any Subsidiary thereof, (iii) that is or includes any non-competition, non-solicitation or exclusive dealing agreement or obligation, or any other agreement or obligation that purports to limit or restrict in any respect (A) the ability of San Juan Financial or any of its Subsidiaries to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business and operations of San Juan Financial or its Subsidiaries or, following consummation of the Merger, the business and operations of Banner and its Subsidiaries, is or could be conducted, (iv) that relates to the incurrence of Indebtedness (other than deposit liabilities, advances and loans from a Federal Home Loan Bank, and sales of securities subject to repurchase, in each case in the ordinary course of business) in the principal amount of $50,000 or more, (v) that grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of San Juan Financial or its Subsidiaries, (vi) that is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts for the provision of collection and other services in connection with the business and operations of San Juan Financial and its Subsidiaries) involving the payment of annual fees of $50,000 or more, or (vii) that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and assuming San Juan Financial has securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to be performed after the date of this Agreement that has not been disclosed under the preceding clauses (i) through (vi). As used herein, “Indebtedness” of a person shall mean (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such person capitalized in accordance with GAAP, and (iv) all obligations of such person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13, whether or not set forth in San Juan Financial Disclosure Schedule, is referred to as a “San Juan Financial Contract,” and neither San Juan Financial nor any of its Subsidiaries knows of, or has received notice of, any violation of any San Juan Financial Contract by any of the other parties thereto. Section 3.13(a) of the San Juan Financial Disclosure Schedule accurately categorizes each of the San Juan Financial Contracts specified in clauses (ii), (iii) and (v) above according to the applicable clause(s) of the definition of Company Material Contracts. San Juan Financial has made available true and complete copies of each (i) San Juan Financial Contract and (ii) each contract or agreement that involved payments by San Juan Financial or its Subsidiaries in fiscal year 2005 of more than $50,000 or which could reasonably be expected to involve payments during fiscal year 2006 or 2007 of more than $50,000 other than where such contract or agreement was or is terminable at will on 60 days or less notice without payment of a penalty in excess of $25,000.

A-23

       (b) Each San Juan Financial Contract is valid and binding on San Juan Financial or its applicable Subsidiary and is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, (i) San Juan Financial and each San Juan Financial Subsidiary has in all material respects performed all obligations required to be performed by it to date under each San Juan Financial Contract, and (ii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of San Juan Financial or any of its Subsidiaries under any such San Juan Financial Contract.

       3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any San Juan Financial Option.

       (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, (i) all Derivative Transactions, whether entered into for the account of San Juan Financial or any San Juan Financial Subsidiary or for the account of a customer of San Juan Financial or any San Juan Financial Subsidiary, were duly authorized by San Juan Financial or the applicable San Juan Financial Subsidiary and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by San Juan Financial and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; (ii) all of such Derivative Transactions are legal, valid and binding obligations of San Juan Financial or a San Juan Financial Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect; and (iii) San Juan Financial and each applicable San Juan Financial Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the knowledge of San Juan Financial, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

       (c) Except as set forth in Section 3.14(c) of the San Juan Financial Disclosure Schedule, as of October 31, 2006, no Derivative Transaction, were it to be a Loan held by San Juan Financial or any San Juan Financial Subsidiary, would be classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“San Juan Financial Criticized Assets”). The financial position of San Juan Financial and its Subsidiaries on a consolidated basis under or with respect to such Derivative

A-24

  Transaction has been reflected in the books and records of San Juan Financial and such San Juan Financial Subsidiary in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of San Juan Financial and of any San Juan Financial Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $100,000.

       3.15 Investment Securities. (a) Each of San Juan Financial and each San Juan Financial Subsidiary has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of San Juan Financial or its Subsidiaries. Such securities are valued on the books of San Juan Financial in accordance with GAAP in all material respects.

       (b) San Juan Financial and its Subsidiaries have made copies of their respective written investment, securities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) available to Banner.

       3.16 Loan Portfolio. (a) Section 3.16(a) of the San Juan Financial Disclosure Schedule sets forth the aggregate outstanding principal amount, as of December 31, 2005, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to San Juan Financial or its Subsidiaries (collectively, “Loans”). As of December 31, 2005, neither San Juan Financial nor its Subsidiaries had any “non-accrual” Loans. As of December 31, 2005, San Juan Financial and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned.” Section 3.16(a) of the San Juan Financial Disclosure Schedule sets forth (A) a summary of San Juan Financial Criticized Assets as of December 31, 2005, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of San Juan Financial or any of its Subsidiaries that, as of December 31, 2005, is classified as “Other Real Estate Owned” and the book value thereof.

       (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, all Loans originated by San Juan Financial or its Subsidiaries, and all such Loans purchased, administered or serviced by San Juan Financial or its Subsidiaries (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of San Juan Financial or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and

A-25

  rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and San Juan Financial or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

       (c) None of the agreements pursuant to which San Juan Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

       (d) Each of San Juan Financial and each San Juan Financial Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

       (e) None of San Juan Financial or any of its Subsidiaries is now nor has it ever been since December 31, 2003 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any material reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither San Juan Financial nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of San Juan Financial or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

       (f) Each of San Juan Financial and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

       (g) To the knowledge of San Juan Financial, each Loan included in a pool of Loans originated, acquired or serviced by San Juan Financial or any of its Subsidiaries (a “San Juan Financial Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such San Juan Financial Pool. All such San Juan Financial Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of San Juan Financial, no San Juan Financial Pools have been improperly certified, and no Loan has been bought out of a San Juan Financial Pool without all required approvals of the applicable investors.

  A-26

       3.17 Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, San Juan Financial or a San Juan Financial Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in San Juan Financial Financial Statements as being owned by San Juan Financial or a San Juan Financial Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “San Juan Financial Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited San Juan Financial Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “San Juan Financial Leased Properties” and, collectively with the San Juan Financial Owned Properties, the “San Juan Financial Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to San Juan Financial’s knowledge, the lessor. The San Juan Financial Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the San Juan Financial Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of San Juan Financial, threatened condemnation proceedings against the San Juan Financial Real Property. San Juan Financial and its Subsidiaries are in compliance with all applicable health and safety related requirements for the San Juan Financial Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

       3.18 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, (a) San Juan Financial and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by San Juan Financial and its Subsidiaries does not, to the knowledge of San Juan Financial, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which San Juan Financial or any San Juan Financial Subsidiary acquired the right to use any Intellectual Property; (c) neither San Juan Financial nor any of its Subsidiaries has received notice that any person is challenging, infringing on or otherwise violating any right of San Juan Financial or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to San Juan Financial or its Subsidiaries; (d) neither San Juan Financial nor any San Juan Financial Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by San Juan Financial or any San Juan Financial Subsidiary andand, to San Juan Financial’s knowledge, no Intellectual Property owned and/or licensed by San Juan Financial or any San Juan Financial Subsidiary is being used or enforced in a manner that would be expected

A-27

  to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

       3.19 Environmental Liability. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on San Juan Financial, (a) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of San Juan Financial or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to San Juan Financial’s knowledge, threatened against San Juan Financial or any of its Subsidiaries; (b) to the knowledge of San Juan Financial, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of San Juan Financial or any of its Subsidiaries; and (c) neither San Juan Financial nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

       3.20 State Takeover Laws. The Board of Directors of San Juan Financial has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby, the restrictions on “business combinations” set forth in Chapter 23B.19 of the RCW and all other “moratorium,” “control share”, “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

       3.21 Reorganization; Approvals. As of the date of this Agreement, San Juan Financial (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

A-28

       3.22 Opinions. Prior to the execution of this Agreement, San Juan Financial has received an opinion from McAdams Wright Ragen, Inc. to the effect that as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of San Juan Financial from a financial point of view (the “Fairness Opinion”). The Fairness Opinion has not been amended or rescinded as of the date of this Agreement. San Juan Financial has provided Banner with a true, correct and complete copy of the Fairness Opinion for informational purposes.

       3.23 San Juan Financial Information. The information relating to San Juan Financial and its Subsidiaries that is provided by San Juan Financial or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF BANNER

       Except as disclosed in the disclosure schedule (the “Banner Disclosure Schedule”) delivered by Banner to San Juan Financial prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Banner’s covenants, provided, however, that disclosure in any section of such Banner Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement), Banner hereby represents and warrants to San Juan Financial as follows:

       4.1 Corporate Organization. (a) Banner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. Banner has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner. The term “Banner Subsidiary” shall mean any direct or indirect Subsidiary of Banner.

       (b) Banner is duly registered as a bank holding company under the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Restated Articles of Incorporation, as amended (the “Banner Articles”), and Amended Restated By-laws of Banner, as amended (the “Banner By-laws”), as in effect as of the date of this Agreement, have previously been made available to San Juan Financial.

A-29

       (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, each Banner Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

       (d) As of September 30, 2006, each of Banner’s banking subsidiaries is “well capitalized” and “well managed” as a matter of U.S. federal banking law.

       (e) The deposit accounts of each of Banner’s banking subsidiaries are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

       (f) The minute books of Banner and each of its Subsidiaries previously made available to San Juan Financial contain minutes or memoranda of all meetings and other corporate actions held or taken since December 31, 2004, of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

       4.2 Capitalization. (a) The authorized capital stock of Banner consists of 25,000,000 shares of Banner Common Stock, of which, as of November 30, 2006 (the “Banner Capitalization Date”), 12,311,230 shares were issued and outstanding (including 301,786 shares held by the employee stock ownership plan that have not been released, committed to be released, or allocated to participant accounts), and 500,000 shares of preferred stock, par value $0.01 per share (the “Banner Preferred Stock”), of which, as of the Banner Capitalization Date, no shares were issued and outstanding. As of the Banner Capitalization Date, no shares of Banner Common Stock were held in Banner’s treasury. As of the Banner Capitalization Date, no shares of Banner Common Stock or Banner Preferred Stock were reserved for issuance, except for (i) 770,467 shares of Banner Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Banner in effect as of the date of this Agreement (the “Banner Stock Plans”) and (ii) 1,000,000 shares of Banner Common Stock reserved for issuance pursuant to the Banner Corporation Dividend Reinvestment and Direct Stock Purchase And Sale Plan. All of the issued and outstanding shares of Banner Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Banner is issued or outstanding. As of the Banner Capitalization Date, except pursuant to this Agreement, the Banner Stock Plans, and stock repurchase plans entered into by Banner from time to time, Banner does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Banner Common Stock, Voting Debt or any other equity securities of Banner or any securities representing the right to purchase or otherwise receive any shares of Banner Common Stock, Voting Debt or other equity securities of Banner. The shares of Banner Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective

A-30

  Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

       (b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Banner Subsidiary are owned by Banner, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to RCW 30.12.180) and free of preemptive rights. No such Banner Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

       4.3 Authority; No Violation. (a) Banner has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Banner. The Board of Directors of Banner has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Banner and its shareholders. No other corporate proceedings on the part of Banner are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Banner and (assuming due authorization, execution and delivery by San Juan Financial) constitutes the valid and binding obligation of Banner, enforceable against Banner in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

       (b) Neither the execution and delivery of this Agreement by Banner, nor the consummation by Banner of the transactions contemplated hereby, nor compliance by Banner with any of the terms or provisions of this Agreement, will (i) violate any provision of the Banner Articles or the Banner By-laws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Banner, any Banner Subsidiary or any of their respective properties or assets or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Banner or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Banner or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

       4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the

A-31

  Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger, (v) any consents, authorizations, approvals, filings or exemptions required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Banner Common Stock pursuant to this Agreement and approval of listing of such Banner Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Banner of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Banner of this Agreement.

       4.5 Reports; Regulatory Matters. (a) Banner and each Banner Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the WDFI, (iv) the NASD and any other self-regulatory organization, (v) the SEC, (vi) any foreign regulatory authority (the “Banner Regulatory Agencies”) or any other Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Banner Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Banner Regulatory Agency or other Governmental Entity in the ordinary course of the business of Banner and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of Banner, investigation into the business, disclosures or operations of Banner or any of its Subsidiaries. Since January 1, 2003, no Banner Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Banner, investigation into the business, disclosures or operations of Banner or any of its Subsidiaries. There is no unresolved violation or exception by any Banner Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Banner or any of its Subsidiaries. Except for normal examinations conducted by a Banner Regulatory Agency or other Governmental Entity in the ordinary course of the business of Banner and its Subsidiaries, since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Banner Regulatory Agency with respect to the business, operations, policies or procedures of Banner or any of its Subsidiaries.

       (b) Neither Banner nor any Banner Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Banner Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly

A-32

  situated bank holding companies or their Subsidiaries (each, a “Banner Regulatory Agreement”), nor has Banner or any of its Subsidiaries been advised since January 1, 2003, by any Banner Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Banner Regulatory Agreement.

       (c) Banner has previously made available to San Juan Financial an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Banner since January 1, 2003 pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Banner SEC Reports”) and (ii) communication mailed by Banner to its shareholders, in each case since January 1, 2003 and prior to the date of this Agreement. No such Banner SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Banner SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Banner has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

       4.6 Financial Statements. (a) The financial statements of Banner and its Subsidiaries included (or incorporated by reference) in the Banner SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Banner and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Banner and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Moss Adams LLP has not resigned or been dismissed as independent public accountants of Banner as a result of or in connection with any disagreements with Banner on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

       (b) Neither Banner nor any Banner Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Banner included in its Quarterly Report on Form 10-Q for the period ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

A-33

       (c) The records, systems, controls, data and information of Banner and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Banner or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c) . Banner (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Banner, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Banner by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Banner’s outside auditors and the audit committee of Banner’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Banner’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Banner’s internal controls over financial reporting. These disclosures were made in writing by management to Banner’s auditors and audit committee and a copy has previously been made available to San Juan Financial. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

       (d) Since December 31, 2005, (i) through the date hereof, neither Banner nor any of its Subsidiaries nor, to the knowledge of the officers of Banner, any director, officer, employee, auditor, accountant or representative of Banner or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Banner or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Banner or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Banner or any of its Subsidiaries, whether or not employed by Banner or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Banner or any of its officers, directors, employees or agents to the Board of Directors of Banner or any committee thereof or to any director or officer of Banner.

       4.7 Broker’s Fees. Neither Banner nor any Banner Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P.

       4.8 Absence of Certain Changes or Events. (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Banner.

A-34

       (b) Since December 31, 2005, through and including the date of this Agreement, except as publicly disclosed by Banner in the Banner SEC Reports filed or furnished prior to the date hereof, Banner and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

       4.9 Legal Proceedings. (a) Neither Banner nor any Banner Subsidiary is a party to any, and there are no pending or, to the best of Banner’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Banner or any of its Subsidiaries.

       (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to bank holding companies or their Subsidiaries) imposed upon Banner, any of its Subsidiaries or the assets of Banner or any of its Subsidiaries.

       4.10 Taxes and Tax Returns. Each of Banner and its Subsidiaries has duly and timely filed, or will duly and timely file, (including all applicable extensions) all material Tax Returns required to be filed by or with respect to Banner and its Subsidiaries on or prior to the Effective Time (all such returns being accurate and complete in all material respects), has paid, or will pay, all Taxes with respect to the periods covered by such Tax Returns and has duly paid or made provision for, or will duly pay or make provision for, the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and, in each case, have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Banner or any of its Subsidiaries for which Banner does not have reserves that are adequate under GAAP. Neither Banner nor any of its Subsidiaries has taken or agreed to take any action that would, or would be reasonably expected to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

       4.11 Compliance with Applicable Law. (a) Banner and each Banner Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Banner or any of its Subsidiaries, except where the failure to hold such licenses, franchises, permits and authorizations, or such non-compliance or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner.

       (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner: Banner and each Banner Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Banner, any Banner Subsidiary, or any director, officer or employee of Banner or of any Banner Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and

A-35

  the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

       (c) Since the enactment of the Sarbanes-Oxley Act, Banner has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq. Section 4.11(c) of the Banner Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Banner who have outstanding loans from Banner, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

       4.12 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, (a) Banner and each of Banner Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Banner and each Banner Subsidiary does not, to the knowledge of Banner, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Banner or any Banner Subsidiary acquired the right to use any Intellectual Property; (c) no person is challenging, infringing on or otherwise violating any right of Banner or any Banner Subsidiary with respect to any Intellectual Property owned by and/or licensed to Banner or its Subsidiaries; and (d) neither Banner nor any Banner Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Banner or any Banner Subsidiary and no Intellectual Property owned and/or licensed by Banner or any Banner Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

       4.13 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, (a) all Derivative Transactions (which for the avoidance of doubt shall not include any Banner stock option), whether entered into for the account of Banner or any Banner Subsidiary or for the account of a customer of Banner or any Banner Subsidiary, were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Banner and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; (b) all of such Derivative Transactions are legal, valid and binding obligations of Banner or a Banner Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect; and (c) Banner and each applicable Banner Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Banner’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

A-36

       4.14 Investment Securities. (a) Each of Banner and each Banner Subsidiary has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Banner or its Subsidiaries. Such securities are valued on the books of Banner in accordance with GAAP in all material respects.

       (b) Banner and its Subsidiaries and their respective businesses employ Policies, Practices and Procedures which Banner believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, Banner has made available to San Juan Financial in writing the material Policies, Practices and Procedures.

       4.15 Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, Banner or a Banner Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Banner SEC Reports as being owned by Banner or a Banner Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Banner Owned Properties”), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Banner SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Banner Leased Properties” and, collectively with the Banner Owned Properties, the “Banner Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Banner knowledge, the lessor. The Banner Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Banner Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of San Juan Financial, threatened condemnation proceedings against the Banner Real Property. Banner and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Banner Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

       4.16 Environmental Liability. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, (a) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Banner or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Banner or any of its Subsidiaries; (b) to the knowledge of Banner, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would

A-37

  give rise to any liability or obligation on the part of Banner or any of its Subsidiaries; and (c) neither Banner nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

       4.17 Loan Portfolio. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, each loan, borrowing arrangement, lease, credit enhancement, commitment, guarantee and other interest bearing asset payable to Banner or any of its Subsidiaries (“Banner Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, all Banner Loans originated by Banner or its Subsidiaries, and all such Banner Loans purchased, administered or serviced by Banner or its Subsidiaries (including Banner Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of Banner or its Subsidiaries, as applicable (and in the case of Banner Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Banner Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Banner and its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Banner Loans.

       (b) None of the agreements pursuant to which Banner or any of its Subsidiaries has sold Banner Loans or pools of Banner Loans or participations in Banner Loans or pools of Banner Loans contains any obligation to repurchase such Banner Loans or interests therein solely on account of a payment default by the obligor on any such Banner Loan.

       (c) Banner and each of its Subsidiaries is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans.

       (d) None of Banner or any of its Subsidiaries is now nor has it ever been since December 31, 2003 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any material reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Banner Loans. Neither Banner nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or

A-38

  terminate the underwriting authority of Banner or its Subsidiaries or to increase the guarantee fees payable to any such Agency.

       (e) Each of Banner and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Banner Loans.

       4.18 Reorganization; Approvals. As of the date of this Agreement, Banner (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

       4.19 Banner Information. The information relating to Banner and its Subsidiaries that is provided by Banner or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Banner and other portions within the reasonable control of Banner will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

  COVENANTS RELATING TO CONDUCT OF BUSINESS

       5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of San Juan Financial and Banner shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either San Juan Financial or Banner to obtain any necessary approvals of any San Juan Financial Regulatory Agency, Banner Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

A-39

       5.2 San Juan Financial Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the San Juan Financial Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, San Juan Financial shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Banner (which consent shall not be unreasonably withheld or delayed):

       (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, securitizations, sales of certificates of deposit and entering into repurchase agreements);

       (b)      (i) adjust, split, combine or reclassify any of its capital stock;

       (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of San Juan Financial to San Juan Financial or to any of its wholly owned Subsidiaries, (B) distributions, if any, pursuant to Section 6.12 and (C) the acceptance of shares of San Juan Financial Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of San Juan Financial Options or the vesting of San Juan Financial Restricted Shares granted under a San Juan Financial Stock Plan, in each case in accordance with past practice and the terms of the applicable San Juan Financial Stock Plan and related award agreements);

       (iii) grant any stock options, restricted shares or other equity-based award with respect to shares of San Juan Financial Common Stock under any of San Juan Financial Stock Plans or otherwise (whether such awards are settled in cash, San Juan Financial Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants of stock options to newly hired employees of San Juan Financial in the ordinary course of business consistent with past practice under the San Juan Financial Stock Plans; or

       (iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of San Juan Financial Options granted under a San Juan Financial Stock Plan that are outstanding as of the San Juan Financial Capitalization Date or granted thereafter in compliance with this Agreement;

A-40

       (c) except as required by applicable law, (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director or employee of San Juan Financial or any San Juan Financial Subsidiaries other than normal increases in annual base salary in the ordinary course of business consistent with past practice for employees who are not (x) executive officers (y) directors, or (z) employees of San Juan Financial or San Juan Financial Subsidiaries who are party to change of control or severance agreements, increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any director or employee of San Juan Financial or any San Juan Financial Subsidiaries or otherwise pay any amount to which any director or employee of San Juan Financial or any San Juan Financial Subsidiary is not entitled, (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any San Juan Financial Benefit Plan other than amendments required to be made to comply with Section 409A of the Code, (iii) modify any San Juan Financial Option or other equity-based award, (iv) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any San Juan Financial Benefit Plan or Employment Agreement, (v) establish, adopt or enter into any collective bargaining agreement or (vi) hire, terminate the employment or otherwise change the status of employment of any executive officer or director or employee of San Juan Financial or any San Juan Financial Subsidiaries who are party to change of control or severance agreements;

       (d) except as permitted by Section 6.12, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

       (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

       (f) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

       (g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

       (h) amend its articles of incorporation or by-laws, or otherwise take any action to exempt any person or entity (other than Banner or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive

A-41

  provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

       (i) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

       (j) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice (provided that no such settlement shall include any restrictions on the operation or conduct of business by San Juan Financial or its Subsidiaries without the prior written consent of Banner);

       (k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

       (l) implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

       (m) file any application to establish, or to relocate or terminate the operations of, any banking office of San Juan Financial or any San Juan Financial Subsidiary;

       (n) file or amend any Tax Return other than in the ordinary course of business, make, change or revoke any material Tax election, agree to an extension of the statute of limitations with respect to the assessment or collection of material Taxes, make or surrender any claim for a material refund of Taxes, or settle or compromise any material Tax liability;

       (o) create, renew, amend, terminate or cancel any San Juan Financial Contract other than in the ordinary course of business consistent with past practice; provided, that neither San Juan Financial nor any of its Subsidiaries shall enter into any contract or agreement of the type addressed in clause (ii) or (iii) of the definition of San Juan Financial Contracts; or

       (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

       5.3 Banner Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of San Juan Financial, during the period from the date of this Agreement to the Effective Time, Banner shall not, and shall not permit any Banner Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Banner Articles or the Banner Bylaws in a manner that would adversely affect San Juan Financial or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (c) take any action, or fail to take any action,

A-42

  which action or failure to act is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (d) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

       6.1 Regulatory Matters. (a) Banner shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Banner shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and San Juan Financial shall thereafter mail or deliver the Proxy Statement to its shareholders. San Juan Financial acknowledges that Banner is required to file the opinion described in Section 7.3(c) with the Form S-4 or with a post-effective amendment thereto, and agrees to obtain such consents to such filing as may be necessary. Banner shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and San Juan Financial shall furnish all information concerning San Juan Financial and the holders of San Juan Financial Common Stock as may be reasonably requested in connection with any such action.

       (b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, San Juan Financial Regulatory Agencies, Banner Regulatory Agencies or other Governmental Entities. San Juan Financial and Banner shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to San Juan Financial or Banner, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Banner to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to San Juan Financial) on either Banner or San Juan Financial (a “Materially Burdensome Regulatory Condition”).

A-43

       (c) Each of Banner and San Juan Financial shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Banner, San Juan Financial or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

       (d) Each of Banner and San Juan Financial shall promptly advise the other upon receiving any communication from any San Juan Financial Regulatory Agency, Banner Regulatory Agency or other Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Banner Requisite Regulatory Approval or San Juan Financial Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

       (e) San Juan Financial shall cooperate with such reasonable requests as may be made by Banner with respect to any post-Closing reorganization of Banner’s and San Juan Financial’s Subsidiaries, including filing prior to the Closing such applications with Regulatory Agencies or Governmental Entities as may be necessary or desirable in connection with any such reorganization.

       6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of San Juan Financial and Banner shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by San Juan Financial, information concerning Banner that is reasonably related to the prospective value of Banner Common Stock or to Banner’s ability to consummate the transactions contemplated hereby). Neither San Juan Financial nor Banner, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

       (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into by San Juan Financial in favor of Banner as of November 7, 2006 (the “San Juan Financial Confidentiality Agreement”), and the Confidentiality Agreement entered into by Banner in favor of San Juan

A-44

  Financial as of July 19, 2006 (collectively with the San Juan Financial Confidentiality Agreement, the “Confidentiality Agreements”).

       (c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

       6.3 Shareholder Approval. San Juan Financial shall call a meeting of its shareholders (the “San Juan Financial Shareholders’ Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger. The Board of Directors of San Juan Financial shall recommend to San Juan Financial’s shareholders the approval and adoption of this Agreement and the Merger (the “San Juan Financial Recommendation”); provided, however, that San Juan Financial’s Board of Directors shall not be required to make such San Juan Financial Recommendation to the extent provided in Section 6.11. Notwithstanding any change in the San Juan Financial Recommendation, unless otherwise directed in writing by Banner, this Agreement and the Merger shall be submitted to the shareholders of San Juan Financial at the San Juan Financial Shareholders’ Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve San Juan Financial of such obligation; provided, however, that if the Board of Directors of San Juan Financial shall have effected a change in San Juan Financial Recommendation in accordance with this Agreement, then in submitting this Agreement to San Juan Financial’s shareholders, the Board of Directors of San Juan Financial may submit this Agreement to San Juan Financial’s shareholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of San Juan Financial may communicate the basis for its lack of a recommendation to San Juan Financial’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

       6.4 Affiliates. San Juan Financial shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of San Juan Financial to deliver to Banner, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of San Juan Financial shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit B.

       6.5 Nasdaq Listing. Banner shall cause the shares of Banner Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

       6.6 Employee Matters. (a) For the one year period following the Effective Time, the employees of San Juan Financial who are employed by the Surviving Corporation or any of its Subsidiaries as of the Effective Time (the “Covered Employees”) and who remain employed with the Surviving Corporation or any of its Subsidiaries during such period will continue to be offered participation and coverage under employee benefit plans that are no less favorable in the aggregate than the San Juan Financial Benefit Plans as in effect immediately prior to the Effective Time; provided, that Covered Employees shall be eligible to participate in Banner’s employee stock ownership plan.

A-45

       (b) To the extent permitted by applicable law or the terms of any applicable insurance policies, Banner shall cause each employee benefit plan of Banner (each a “Banner Benefit Plan”) in which Covered Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Banner Benefit Plans the service of such employees with San Juan Financial and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited for such purpose by San Juan Financial and its Subsidiaries; provided, however, that such service shall not be recognized for purposes of benefit accruals under any defined benefit pension plan, to the extent that such recognition would result in a duplication of benefits with respect to the same period of service, or with respect to newly implemented plans for which prior service is not taken into account. Nothing herein shall limit the ability of Banner or the Surviving Corporation to amend or terminate any of the San Juan Financial Benefit Plans or Banner Benefits Plans in accordance with their terms at any time.

       (c) If Covered Employees become eligible to participate in a medical, dental, health or disability insurance plan of Banner or its Subsidiaries, Banner shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability insurance plans of Banner, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical, dental, health or disability insurance plan of San Juan Financial prior to the Effective Time for the year in which the Effective Time or participation in such medical, dental or health plan of Banner, as applicable, occurs.

       (d) From and after the Effective Time, Banner and its Subsidiaries will honor in accordance with their terms as in effect immediately prior to the Effective Time all Employment Agreements entered into prior to the date hereof; provided that such Employment Agreements shall be subject to any amendment or termination thereof that may be permitted by their terms. At the Effective Time, Banner shall take the actions set forth in Section 6.6(d) of the Banner Disclosure Schedule.

       (e) Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person including without limitation any Covered Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Section 6.6 shall constitute an amendment of any compensation or benefit plan, program, policy, agreement or other arrangement.

       6.7 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of San Juan Financial or any San Juan Financial Subsidiary or who is or was serving at the request of San Juan Financial or any San Juan Financial Subsidiary as a

A-46

  director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of San Juan Financial or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of San Juan Financial Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or by-laws of the Surviving Corporation.

       (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of San Juan Financial or any Subsidiary of San Juan Financial, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Banner pursuant to Section 6.8 hereof.

       (c) Banner shall cause the individuals serving as officers and directors of San Juan Financial or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by San Juan Financial (provided that Banner may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Banner be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by San Juan Financial (which current amount is set forth in Section 6.7 of the San Juan Financial Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Banner is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Banner shall obtain as much comparable insurance as is available for the Insurance Amount.

       (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

       6.8 Additional Agreements. (a) Subject to the terms and conditions of this Agreement, each of San Juan Financial and Banner agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be

A-47

  done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.

       (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Banner, on the one hand, and a Subsidiary of San Juan Financial, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Banner’s sole expense, take all such necessary action as may be reasonably requested by Banner.

       6.9 Advice of Changes. Each of Banner and San Juan Financial shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

       6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Banner shall take all such steps as may be necessary or appropriate to cause any disposition of shares of San Juan Financial Common Stock or conversion of any derivative securities in respect of such shares of San Juan Financial Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

       6.11 No Solicitation. (a) San Juan Financial, each San Juan Financial Subsidiary and each of their respective officers or directors shall not, and shall not knowingly permit any employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of San Juan Financial or any of its Subsidiaries shall to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving San Juan Financial or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including any indication of an intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of San Juan Financial shall be permitted, prior to the meeting of San Juan Financial shareholders to be held pursuant to Section 6.3, and

A-48

  subject to compliance with the other terms of this Section 6.11 and to first entering into an agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to San Juan Financial than, those contained in the San Juan Financial Confidentiality Agreement, to (A) consider and participate in discussions with respect to a bona fide Alternative Proposal received in writing by San Juan Financial, and (B) withdraw, modify or qualify the San Juan Financial Recommendation, in each case if and only to the extent that the Board of Directors of San Juan Financial reasonably determines in good faith after consultation with outside legal counsel that failure to do so could reasonably cause it to violate its fiduciary duties.

       As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Banner or its affiliates) directly or indirectly, acquires or would acquire more than 30% of the outstanding shares of San Juan Financial or its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of San Juan Financial or any of its Subsidiaries whether from San Juan Financial or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving San Juan Financial or any of its Subsidiaries (other than the Merger and other than a merger, share exchange, consolidation or other business combination solely involving San Juan Financial and one or more of its Subsidiaries), or (iii) any transaction pursuant to which any person (or group of persons) (other than Banner or its affiliates) acquires or would acquire assets (including for this purpose the outstanding equity securities of Subsidiaries of San Juan Financial and securities of the entity surviving any merger or business combination including any of San Juan Financial’s Subsidiaries) of San Juan Financial, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets of San Juan Financial and its Subsidiaries, taken as a whole, immediately prior to such transaction.

       (b) San Juan Financial shall notify Banner promptly (but in no event later than 48 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to San Juan Financial or any of its Subsidiaries or for access to the properties, books or records of San Juan Financial or any Subsidiary by any person or entity that informs the Board of Directors of San Juan Financial or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Banner shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of San Juan Financial or any Subsidiary (other than San Juan Title, LLC), and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. San Juan Financial shall keep Banner fully informed of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. San Juan Financial shall also promptly, and in any event within 48 hours, notify Banner, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a).

       (c) San Juan Financial and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore

A-49

  with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Banner who have been furnished confidential information regarding San Juan Financial or its Subsidiaries in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. San Juan Financial agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which San Juan Financial or any of its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

       (d) San Juan Financial shall ensure that the officers, directors, investment bankers, financial advisors, attorneys and accountants of San Juan Financial or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof.

       (e) For the avoidance of doubt, it is understood by the parties that, for purposes of this Section 6.11, San Juan Title, LLC is not a Subsidiary of San Juan Financial.

       6.12 Special Distribution. San Juan Financial shall use reasonable best efforts to dispose of its interest in San Juan Title LLC (the “Disposition”) prior to the Effective Time. If the Disposition is consummated prior to or contemporaneously with the Effective Time, San Juan Financial shall inform Banner of the amount, net of any Taxes paid or payable by San Juan Financial with respect to the Disposition, realized as a result of the Disposition (the “Disposition Proceeds”) and, subject to Banner’s reasonable verification of the amount of Disposition Proceeds, shall be permitted to pay to the shareholders of San Juan Financial a special distribution equal the Disposition Proceeds prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

       7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of San Juan Financial Common Stock entitled to vote thereon.

       (b) Nasdaq Listing. The shares of Banner Common Stock to be issued to the holders of San Juan Financial Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

       (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

A-50

       (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

       7.2 Conditions to Obligations of Banner. The obligation of Banner to effect the Merger is also subject to the satisfaction, or waiver by Banner, at or prior to the Effective Time, of the following conditions:

       (a) Representations and Warranties. The representations and warranties of San Juan Financial set forth in Section 3.2 of this Agreement shall be true and correct (other than for such failures to be true and correct as are de minimis in effect), and the remaining representations and warranties of San Juan Financial set forth in this Agreement shall be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties (other than the representations and warranties contained in Section 3.2, which shall be true and correct other than for such failures to be true and correct as are de minimis in effect) shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), then the condition stated in this clause (a) shall be deemed satisfied unless the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect) shall be or have a Material Adverse Effect on San Juan Financial; and Banner shall have received a certificate signed on behalf of San Juan Financial by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

       (b) Performance of Obligations of San Juan Financial. San Juan Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Banner shall have received a certificate signed on behalf of San Juan Financial by the Chief Executive Officer or the Chief Financial Officer of San Juan Financial to such effect.

       (c) Federal Tax Opinion. Banner shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of San Juan Financial and Banner.

       (d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement,

A-51

  including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Banner Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

       7.3 Conditions to Obligations of San Juan Financial. The obligation of San Juan Financial to effect the Merger is also subject to the satisfaction or waiver by San Juan Financial at or prior to the Effective Time of the following conditions:

       (a) Representations and Warranties. The representations and warranties of Banner set forth in the last sentence of Section 4.2 of this Agreement shall be true and correct (other than for such failures to be true and correct as are de minimis in effect), and the remaining representations and warranties of Banner set forth in this Agreement shall be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties (other than the representations and warranties contained in the last sentence of Section 4.2, which shall be true and correct other than for such failures to be true and correct as are de minimis in effect) shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), then the condition stated in this clause (a) shall be deemed satisfied unless the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect) shall be or have a Material Adverse Effect on Banner; and San Juan Financial shall have received a certificate signed on behalf of Banner by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

       (b) Performance of Obligations of Banner. Banner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and San Juan Financial shall have received a certificate signed on behalf of Banner by the Chief Executive Officer or the Chief Financial Officer of Banner to such effect.

       (c) Federal Tax Opinion. San Juan Financial shall have received the opinion of its counsel, Davis Wright Tremaine LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of San Juan Financial and Banner.

       (d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect

A-52

  and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “San Juan Financial Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

       8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of San Juan Financial or Banner:

       (a) by mutual consent of San Juan Financial and Banner in a written instrument authorized by the boards of directors of San Juan Financial and Banner, as determined by a vote of a majority of the members of each respective entire board of directors;

       (b) by either San Juan Financial or Banner, if any Governmental Entity that must grant a Banner Requisite Regulatory Approval or a San Juan Financial Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

       (c) by either San Juan Financial or Banner, if the Merger shall not have been consummated on or before July 31, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

       (d) by either Banner or San Juan Financial (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of San Juan Financial, in the case of a termination by Banner, or Banner, in the case of a termination by San Juan Financial, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

       (e) by Banner, if (i) San Juan Financial shall have materially and willfully breached its obligations under Section 6.3 or Section 6.11, or (ii) the Board of Directors of San Juan Financial shall have (A) failed to recommend in the Proxy Statement the adoption of the agreement of merger set forth in this Agreement, (B) publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Banner, its recommendation that its shareholders

A-53

  approve or adopt this Agreement or (C) recommended any Alternative Proposal or failed to recommend against any Alternative Proposal that constitutes a tender offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

       (f) by either San Juan Financial or Banner if any approval of the shareholders of San Juan Financial contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the San Juan Financial Shareholders’ Meeting or at any adjournment or postponement of such meeting;

       (g) automatically, on a date that is five Business Days after the Determination Date (or on such later date, not later than 20 Business Days after the Determination Date, as the parties may agree) in the event that, as of the Determination Date, the Average Closing Price shall be less than the Lower Floor Price, unless (i) the Board of Directors of San Juan Financial determines by the unanimous vote of its members that the Agreement should not be automatically terminated pursuant to this Section 8.1(g) and gives written notice of such determination to Banner not later than four (4) Business Days after the Determination Date (or on such later date, not later than 19 Business Days after the Determination Date, as the parties may agree) or (ii) Banner gives notice to San Juan Financial on or prior to the fifth Business Day after the date on which automatic termination would occur that it intends to exercise the Banner Fill Option; or

       (h) by Banner, if the Board of Directors of Banner so determines by the vote of a majority of all of its members, and if no Change of Control Event has occurred, by giving written notice to San Juan Financial not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, the Average Closing Price shall be more than the Upper Ceiling Price, unless San Juan Financial gives notice to Banner within five Business Days after its receipt of such notice that it intends to exercise the San Juan Financial Fill Option.

       “Banner Fill Option” means an increase in the Aggregate Consideration by an amount that represents the difference between the Lower Floor Price and the Average Closing Price, multiplied by the Total Stock Amount; and “San Juan Financial Fill Option” means a decrease in the Aggregate Consideration by an amount that represents the difference between the Upper Ceiling Price and the Average Closing Price, multiplied by the Total Stock Amount. If the Banner Fill Option or the San Juan Financial Fill Option is exercised, this Agreement shall not terminate, and any increase or decrease in the Aggregate Consideration contemplated by this clause may be effected by an adjustment to the Per Share Cash Consideration, the Per Share Stock Consideration or a combination thereof, at Banner’s discretion, provided that in no event shall the proportions of cash and Banner Common Stock issued in the Merger be adjusted so as to prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code. If the amount of Aggregate Consideration is adjusted pursuant to Section 8.1(g) or 8.1(h), the definitions of Per Share Cash Consideration and Per Share Stock Consideration herein shall be deemed to have been adjusted accordingly.

A-54

       The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

       8.2 Effect of Termination. In the event of termination of this Agreement by either San Juan Financial or Banner as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of San Juan Financial, Banner, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3 and 9.2 through and including 9.9 shall survive any termination of this Agreement, and (ii) neither San Juan Financial nor Banner shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

       8.3 Fees and Expenses; Termination Fees.

       (a) Except (i) as provided in this Section 8.3 and (ii) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by San Juan Financial and Banner, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

       (b) San Juan Financial shall pay to Banner, by wire transfer of immediately available funds to such accounts as Banner may designate, the fee provided below in the event that this Agreement is terminated as follows:

       (i) if Banner shall terminate this Agreement pursuant to Section 8.1(e), then San Juan Financial shall pay an amount equal to $1,000,000 (the “Termination Fee”) within ten (10) Business Days following such termination;

       (ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(f) due to the failure to obtain the required San Juan Financial shareholder approval, (B) an Alternative Proposal shall have been publicly announced or otherwise communicated generally to the San Juan Financial shareholders or made known to the senior management or Board of Directors of San Juan Financial prior to the San Juan Financial Shareholder Meeting, and (C) San Juan Financial or San Juan Financial Bank enters into a definitive agreement with respect to, or consummates, an Alternative Transaction within twelve months of the date of such termination of this Agreement, then San Juan Financial shall pay a Termination Fee upon the date of such execution or consummation, whichever is earlier; and

       (iii) if (A) Banner shall terminate this Agreement as a result of a failure to consummate the Merger prior to the date set forth in Section 8.1(c)

A-55

  caused by a material and willful breach of this Agreement by San Juan Financial, or Banner shall terminate this Agreement pursuant to Section 8.1(d) as a result of a material and willful breach of this Agreement by San Juan Financial, and (B) San Juan Financial or San Juan Financial Bank enters into a definitive agreement with respect to, or consummates, an Alternative Transaction within twelve months of the date of such termination of this Agreement, then San Juan Financial shall pay a Termination Fee upon the date of such execution or consummation, whichever is earlier.

       (c) In the event either party fails to pay when due any amount payable under this Section 8.3 and the other party commences a suit that results in a judgment for a Termination Fee, then the prevailing party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit.

       8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of San Juan Financial and Banner; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of San Juan Financial or Banner, as the case may be, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

       9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing) and any periods required to pass prior to the Closing under Section 8.1(g) have passed, unless extended by mutual agreement of the parties (the “Closing Date”).

A-56

       9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

       9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by an express courier (with confirmation) or sent via electronic mail (with confirmation delivered personally, by mail or by express courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to San Juan Financial, to:

  San Juan Financial Holding Company
  225 Blair Avenue
  Friday Harbor, WA 98250
  Attention: Richard W. Kneipp, President/CEO

  e-mail: kneipp@rockisland.com

  with a copy to:

  Davis Wright Tremaine LLP
  10500 NE Eighth Street
  Bellevue, WA 98004-4300
  Attention: Sandra Gallagher-Alford, Esq.

  e-mail: sgallagheralford@dwt.com

  and

  Davis Wright Tremaine LLP
  1300 SW Fifth Avenue, Suite 2300
  Portland, OR 97201
  Attention: Anne L. Barragar, Esq.

  e-mail: annebarragar@dwt.com

and

A-57

if to Banner, to:

  Banner Corporation
  10 South First Avenue
  Walla Walla, WA 99362
  Attention: D. Michael Jones, President & Chief Executive Officer
  Lloyd W. Baker, Chief Financial Officer
  Facsimile: (509) 526-8873

  with a copy to:

  Wachtell, Lipton, Rosen & Katz
  51 W. 52nd Street
  New York, NY 10019
  Attention: Adam D. Chinn, Esq.
  Nicholas G. Demmo, Esq.

  e-mail: ADChinn@wlrk.com
  and
e-mail: NGDemmo@wlrk.com

       9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The San Juan Financial Disclosure Schedule and the Banner Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

       9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

       9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and the Confidentiality Agreements.

       9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Washington applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law

A-58

  principles, except to the extent that the application of federal securities laws is mandatory. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

       9.8 Publicity. Neither San Juan Financial nor Banner shall, and neither San Juan Financial nor Banner shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Banner, in the case of a proposed announcement or statement by San Juan Financial, or San Juan Financial, in the case of a proposed announcement or statement by Banner; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with and opportunity for review by the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

       9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

A-59

       IN WITNESS WHEREOF, San Juan Financial and Banner have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SAN JUAN FINANCIAL HOLDING COMPANY

  By: /s/ Richard W. Kneipp
  Name: Richard W. Kneipp
  Title: President & Chief Executive Officer

  BANNER CORPORATION

  By: /s/ D. Michael Jones
  Name: D. Michael Jones
Title: President & Chief Executive Officer

  A-60

Annex B

  [MCADAMS WRIGHT RAGEN, INC. LETTERHEAD]

December 14, 2006

Board of Directors San Juan Financial Holding Company 545 Park Street Friday Harbor, WA 98250 Members of the Board:

       You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the common shareholders of San Juan Financial Holding Company and its wholly subsidiary, Islanders Bank, (“SJFHC”) from Banner Corporation (“BANR”) pursuant to the terms of a draft of the Definitive Merger Agreement (the “Agreement”), dated December 13, 2006, between SJFHC and BANR, whereby SJFHC will be merged with and into BANR.

       In connection with the proposed merger transaction (the “Transaction”), SJFHC shareholders will receive cash in the amount of $6,000,000 and stock in an amount equal to 819,277 shares of BANR common stock. If the Transaction were to close contemporaneously with the delivery of this opinion, and using the 5-day average closing price of BANR common stock of $45.30 per share for November 29, 2006 through December 5, 2006, gross aggregate consideration would be $43,113,248. SJFHC shareholders would receive approximately $118.32 per share, based on 364,078 SJFHC shares. The Agreement provides the complete terms of the proposed transaction, and this summary is qualified in its entirety by reference thereto.

       McAdams Wright Ragen, Inc. (“MWR”), as a part of its corporate finance services, is periodically engaged in valuation and advisory services provided to the directors, officers and shareholders of both public and private financial institutions with respect to the fairness, from a financial point of view, of the consideration to be received in merger and acquisition transactions, such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the consideration to be received by SJFHC pursuant to the Agreement, our corporate finance department’s professionals have advised numerous Northwest community banks and thrifts regarding fairness of merger and capital transactions in the past ten years. SJFHC has agreed to pay a fee for our financial advisory services and for rendering this opinion letter and the accompanying report.

       In connection with rendering this opinion, we have, among other things: (i) reviewed the draft Agreement dated December 13, 2006; (ii) reviewed SJFHC's unaudited financial statements for the nine months ended September 30, 2006; (iii) reviewed SJFHC’s audited financial

B-1

  Board of Directors
  San Juan Financial Holding Company
  December 14, 2006

  statements for the twelve months ended December 31, 2005, the twelve months ended December 31, 2004, and the twelve months ended December 31, 2003; (iv) reviewed certain internal financial analyses and certain other forecasts prepared by and reviewed with the management of SJFHC; (v) conducted interviews with senior management of SJFHC regarding the past and current business operations, results thereof, and financial condition; (vi) reviewed the current market environment generally and the financial services industry environment in particular; (vii) reviewed the prices paid in recent comparable mergers and acquisitions; (viii) reviewed unaudited financial information of BANR for the three months ended March 31, 2006, June 30, 2006 and September 30, 2006 and audited financial statements as of December 31, 2005 and December 31, 2004; (viii) reviewed the price ranges for BANR common stock; (ix) conducted interviews with senior management of BANR regarding the past and current business operations, results thereof, and financial condition; and (x) reviewed such other information, studies and analyses, performed such other investigations and took into account such other matters as we deemed appropriate.

       In conducting our review and arriving at our opinion, we have assumed and relied on the accuracy and completeness of all financial information publicly available and supplied or otherwise made available to us by SJFHC management. We have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of SJFHC or BANR. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of SJFHC as of the date of this letter.

       This opinion is necessarily based upon economic, market and other conditions as they exist and should be evaluated as of the date of this letter. In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Agreement, no restrictions, limitations or conditions will be imposed that would have a material adverse effect on the expected benefits of the Agreement to SJFHC’s shareholders or the ability to consummate the Agreement.

       This opinion is being furnished for the use and benefit of the Board of Directors of SJFHC and is not intended to be, nor constitutes, a recommendation to any shareholder as to how such shareholder should vote with respect to the Agreement. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Agreement to be consummated. No limitations were imposed on us regarding the scope of our investigation or otherwise by SJFHC or BANR.

       In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Agreement consideration to be issued by BANR to the SJFHC shareholders pursuant to the Agreement is fair, from a financial point of view, to the shareholders of SJFHC.

B-2

  Board of Directors
  San Juan Financial Holding Company
  December 14, 2006

       We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

  Very truly yours,

  MCADAMS WRIGHT RAGEN, INC.

  By: /s/ Robert J. Rogowski
        Robert J. Rogowski
        Managing Director - Corporate Finance

B-3

  Annex C

  WASHINGTON BUSINESS CORPORATION ACT—CHAPTER 23B.13.
  DISSENTERS’ RIGHTS

23B.13.010. Definitions As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020. Right to dissent

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

	(a)	Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

C-1

	(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

	(c)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

	(d)	An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

	(e)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)	A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

	(a)	The proposed corporate action is abandoned or rescinded;

	(b)	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

	(c)	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

  23B.13.030. Dissent by nominees and beneficial owners

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

C-2

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

	(a)	The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

	(b)	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. Notice of dissenters’ rights

  23B.13.210. Notice of intent to demand payment

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220. Dissenters’ rights--Notice

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:

C-3

  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

  (e) Be accompanied by a copy of this chapter.

23B.13.230. Duty to demand payment

(1)	A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)	The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)	A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240. Share restrictions

(1)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. Payment

(1)	Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount

C-4

the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

	(a)	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

	(b)	An explanation of how the corporation estimated the fair value of the shares;

	(c)	An explanation of how the interest was calculated;

	(d)	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

	(e)	A copy of this chapter.

23B.13.260. Failure to take action

(1)	If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)	If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270. After-acquired shares

(1)	A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)	To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

C-5

  23B.13.280. Procedure if shareholder dissatisfied with payment or offer

(1)	A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

	(a)	The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

	(b)	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

	(c)	The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300. Court action

(1)	If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)	The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)	The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not

C-6

complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)	Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. Court costs and counsel fees

(1)	The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

	(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

	(b)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

C-7

Annex D

  FORM OF VOTING AND SUPPORT AGREEMENT

       VOTING AND SUPPORT AGREEMENT, dated as of December [ ], 2006 (this “Agreement”), by and between Banner Corporation, a Washington corporation (“Banner”), and [ ] (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

       WHEREAS, San Juan Financial Holding Company, a Washington corporation (“San Juan”) and Banner are, immediately after the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which San Juan will merge with and into Banner (the “Merger”); and

       WHEREAS, as of the date hereof, the Shareholder is a director of San Juan and is the beneficial owner of the shares of San Juan Common Stock (the “Existing Shares” and together with any other voting capital stock of San Juan acquired by the Shareholder after the date hereof, the “Shares”).

       NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I VOTING

       1.1 Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the San Juan Shareholders’ Meeting or any other meeting of the shareholders of San Juan, however called, or in connection with any written consent of the shareholders of San Juan, relating to any proposed action by the shareholders of San Juan with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

       (a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

       (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares owned by the Shareholder, that are owned beneficially or of record by the Shareholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of San Juan’s shareholders requested in furtherance thereof and (ii) against any action or agreement submitted for approval of the shareholders of San Juan that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of San Juan contained in the Merger Agreement or of the

D-1

  Shareholder contained in this Agreement; and (iii) against any Alternative Proposal or any other action, agreement or transaction submitted for approval to the shareholders of San Juan that the Shareholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement; provided, however, that nothing in this Agreement, including without limitation Section 3.4, shall prevent the Shareholder from discharging his fiduciary duties as a director of San Juan.

       1.2 Proxy. The Shareholder hereby (a) revokes any and all previous proxies granted with respect to the Existing Shares and (b) grants to Banner a proxy to vote the Shares owned beneficially and of record by the Shareholder as indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1) . The Shareholder intends that such proxy will be irrevocable and coupled with an interest and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

ARTICLE II

OTHER COVENANTS

       2.1 Restrictions on Transfer. The Shareholder hereby agrees, while this Agreement is in effect, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with San Juan or any other person with respect to the Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of San Juan Common Stock acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein.

       2.2 Stock Dividends, Etc. In case of a stock dividend or distribution, or any change in San Juan Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

       2.3 Advice of Changes. The Shareholder agrees, while this Agreement is in effect, to notify Banner promptly in writing of the number of shares of San Juan Common Stock owned beneficially or of record by the Shareholder.

       2.4 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a

D-2

  proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

       2.5 Merger Agreement Compliance. The Shareholder agrees to comply with the provisions of Section 6.11 of the Merger Agreement.

ARTICLE III MISCELLANEOUS

       3.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of Banner and San Juan pursuant to Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

       3.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

       3.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Banner any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Banner shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of San Juan or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

       3.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Banner to: Banner Corporation 10 South First Avenue Walla Walla, WA 99362 Fax: 509-526-8898 Attention: D. Michael Jones with a copy to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street

  D-3

New York, New York 10019 Fax: (212) 403-2000 Attention: Adam D. Chinn, Esq. and Nicholas G. Demmo, Esq.

(b)	if to the Shareholder to the address listed next to his name on Schedule A hereto.

       3.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge of the Shareholder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       3.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

       3.7 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       3.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to any applicable principles of conflicts of law.

       3.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       3.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

       3.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated

D-4

  hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

       3.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signatures appear on following pages.]

       IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

BANNER CORPORATION

By: ________________________________ Name: Title:

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

       IN WITNESS WHEREOF, the Shareholder has executed this Agreement as of the date first written above.

________________________________ Name:

D-5

PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Washington Business Corporation Act

       Banner is organized under the Washington Business Corporation Act (the “WBCA”) which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, amounts paid in settlements, penalties and fines actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is mandatory with respect to reasonable expenses for a director who is wholly successful on the merits or otherwise in the defending any proceeding. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

       The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

       If authorized by the articles of incorporation of a Washington corporation or by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

       The WBCA also permits a Washington corporation to purchase and maintain on behalf of such person insurance against liabilities incurred in such capacities. Banner has obtained a policy of directors’ and officers’ liability insurance.

       The WBCA further permits Washington corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the WBCA does not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating

II-1

  WBCA Section 08.310; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

  Banner’s Articles of Incorporation and Bylaws

       Banner’s articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except for under the circumstances required to excepted under Washington law described above.

       Banner’s articles of incorporation generally require Banner to indemnify directors, officers, employees and agents to the fullest extent legally possible under the WBCA. In addition, the articles of incorporation require Banner to similarly indemnify any such person who is or was serving at the request of Banner as a director, officer, partner, trustee, employee or agent of another entity. Banner’s articles of incorporation further provide for the advancement of expenses under certain circumstances.

  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT
NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of December 18, 2006, by and between Banner
Corporation and San Juan Financial Holding Company (attached as Annex A to the proxy statement/prospectus contained in this registration statement). Schedules to this Exhibit have not been filed; upon request, Banner will furnish supplementally to the Securities and Exchange
Commission a copy of any omitted schedule.
3.1	Articles of Incorporation (incorporated by reference from Exhibit B of Banner’s Proxy Statement for the Annual Meeting of Stockholders dated June 10, 1998).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 of Banner’s Current Report on Form 8-K dated July 24, 1998).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the Banner common stock registered hereunder.
8.1	Opinion of Wachtell, Lipton, Rosen & Katz.
8.2	Opinion of Davis Wright Tremaine LLP.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.5	Consent of Davis Wright Tremaine LLP (included in Exhibit 8.2).
24.1*	Powers of Attorney (contained in the signature page to this Registration Statement).
99.1	Form of San Juan Financial Proxy Card.
99.2	Consent of McAdams Wright Ragen, Inc. (included in Annex B to the proxy statement/prospectus contained in this registration statement).

*	Previously filed as an exhibit to the Registrant’s registration statement on Form S-4 (File No. 333-141378) filed with the Securities and Exchange Commission on March 16, 2007.

  ITEM 22. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

(e)	(1)	The undersigned registrant hereby undertakes as follows: that prior to any
		public reoffering of the securities registered hereunder through use of a
		prospectus which is a part of this registration statement, by any person or
		party who is deemed to be an underwriter within the meaning of Rule
		145(c), the issuer undertakes that such reoffering prospectus will contain
		the information called for by the applicable registration form with respect
		to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form; and

	(2)	the registrant undertakes that every prospectus: (i) that is filed pursuant to
		paragraph (1) immediately preceding, or (ii) that purports to meet the
		requirements of Section 10(a)(3) of the Securities Act of 1933 and is used
		in connection with an offering of securities subject to Rule 415, will be
		filed as a part of an amendment to the registration statement and will not
		be used until such amendment is effective, and that, for purposes of
		determining any liability under the Securities Act of 1933, each such post-
		effective amendment shall be deemed to be a new registration statement
		relating to the securities offered therein, and the offering of such securities
		at that time shall be deemed to be the initial bona fide offering thereof.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)	The undersigned registrant hereby undertakes to supply by means of a post- effective amendment all information concerning a transaction, and the company

II-4

  being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, Banner Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walla Walla, State of Washington, on March 28, 2007.

BANNER CORPORATION By: /s/ Lloyd W. Baker Name: Lloyd W. Baker Title: Executive Vice President and Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	President & Chief Executive Officer
D. Michael Jones	(Principal Executive Officer)

*	Director
Robert D. Adams

*	Director
Gordon E. Budke

*	Director
David B. Casper

*	Director
Edward L. Epstein

*	Director
Jesse G. Foster

*	Director
Constance H. Kravas

*	Director
Dean W. Mitchell

*	Director

II-6

Brent A. Orrico

*	Director

Wilber Pribilsky

*	Director

Gary Sirmon

*	Director
Michael M. Smith

  *By: /s/ Lloyd W. Baker
         Lloyd W. Baker
          Attorney-in-Fact
        March 28, 2007

  EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of December 18, 2006, by and between Banner
Corporation and San Juan Financial Holding Company (attached as Annex A to the proxy statement/prospectus contained in this registration statement). Schedules to this Exhibit have not been filed; upon request, Banner will furnish supplementally to the Securities and Exchange
Commission a copy of any omitted schedule.
3.1	Articles of Incorporation (incorporated by reference from Exhibit B of Banner’s Proxy Statement for the Annual Meeting of Stockholders dated June 10, 1998).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 of Banner’s Current Report on Form 8-K dated July 24, 1998).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the Banner common stock registered hereunder.
8.1	Opinion of Wachtell, Lipton, Rosen & Katz.
8.2	Opinion of Davis Wright Tremaine LLP.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.5	Consent of Davis Wright Tremaine LLP (included in Exhibit 8.2).
24.1*	Powers of Attorney (contained in the signature page to this Registration Statement).
99.1	Form of San Juan Financial Proxy Card.
99.2	Consent of McAdams Wright Ragen, Inc. (included in Annex B to the proxy statement/prospectus contained in this registration statement).

*	Previously filed as an exhibit to the Registrant’s registration statement on Form S-4 (File No. 333-141378) filed with the Securities and Exchange Commission on March 16, 2007.